SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. 1)

      Filed by the registrant [x]

      Filed by a party other than the registrant [   ]

      Check the appropriate box:

      [x]  Preliminary revised proxy statement

[ ]	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

      [   ]  Definitive proxy statement

      [   ]  Definitive additional materials

      [   ]  Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

Autocam Corporation

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

      Payment of filing fee (Check the appropriate box):

      [   ]  No fee required.

      [x]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1)	Title of each class of securities to which transaction applies:

Common stock, no par value

(2)	Aggregate number of securities to which transaction applies:

6,314,919 outstanding shares and 682,884 shares subject to options

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

$18.75 per share. (The proposed maximum aggregate value of the transaction of $124,365,625 equals the sum of (i) the product of 6,314,919 outstanding shares of common stock and $18.75 per share and (ii)  the product of 682,884 shares subject to options and approximately $8.73 per share, which equals $18.75 per share less the approximate $10.02 per share weighted average exercise price of the option shares being cashed out. The filing fee equals 1/50 of 1% of the aggregate value.)

(4)	Proposed maximum aggregate value of transaction:

$124,365,625

(5)	Total fee paid:

$24,867.91

      [x]  Fee paid previously with preliminary materials.

      [   ]  Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)	Amount previously paid:

(2)	Form, schedule or registration statement no.:

(3)	Filing party:

(4)	Date filed:

[AUTOCAM LOGO]

AUTOCAM CORPORATION

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

January 25, 2000

      A Special Meeting of the Shareholders of Autocam Corporation will be held on January 25, 2000 at 4:00 p.m. Eastern Standard time at Rembrandt’s At Bridgewater, 333 Bridge Street, N.W., Grand Rapids, Michigan 49504 for the following purposes:

1.	To consider and vote upon a proposal to adopt an Agreement and Plan of Merger dated as of November 6, 1999 by and among Titan Holdings, Inc., its wholly owned subsidiary, Titan Acquisition Corporation, and Autocam, pursuant to which Titan Acquisition will be merged into Autocam, with Autocam continuing as the surviving corporation and becoming a wholly owned subsidiary of Titan Holdings. If the merger agreement and the merger are approved and adopted by the shareholders of Autocam, each share of common stock of Autocam will be converted into the right to receive $18.75 per share in cash, without interest, except shares held by shareholders who properly exercise their dissenters’ rights under Michigan law, and except for 2,133,333 shares owned by John C. Kennedy, Autocam’s majority shareholder, director, Chairman, President and Chief Executive Officer, representing approximately 33.8% of Autocam’s outstanding common stock, which will be exchanged for shares of preferred stock and common stock of Titan Holdings valued at $18.75 per Autocam share.

2.	To vote on motions to adjourn the Special Meeting, if required, in order to solicit additional proxies.

3.	To transact such other business as may properly come before the meeting or any adjournment thereof.

      Shareholders of record at the close of business on December 13, 1999, are entitled to notice of and to vote at the Special Meeting or any adjournments thereof.

      Holders of Autocam common stock who do not vote in favor of adopting the merger agreement and who otherwise comply with the applicable statutory procedures of the Michigan Business Corporation Act will be entitled to dissenters’ rights. A summary of requirements with which holders must comply in order to assert dissenters’ rights is set forth in the accompanying proxy statement under the heading “Dissenters’ Rights.”

      The accompanying proxy statement describes the merger agreement and certain actions to be taken in connection with the merger. IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE SPECIAL MEETING, WHETHER OR NOT YOU PLAN TO ATTEND IN PERSON. ACCORDINGLY, PLEASE COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY CARD IN THE ENCLOSED ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. YOU MAY REVOKE YOUR PROXY IN THE MANNER DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT AT ANY TIME BEFORE THE PROXY HAS BEEN VOTED AT THE SPECIAL MEETING. Executed proxies with no instructions indicated thereon will be voted “FOR” adoption of the merger agreement and on the motions to adjourn the Special Meeting.

PLEASE DO NOT SEND YOUR COMMON STOCK CERTIFICATES AT THIS TIME. IF THE MERGER IS CONSUMMATED, YOU WILL BE SENT INSTRUCTIONS REGARDING THE SURRENDER OF YOUR CERTIFICATES.

By Order of the Board of Directors

WARREN A. VELTMAN, Secretary

Grand Rapids, Michigan

December   , 1999

      Neither the Securities and Exchange Commission nor any state securities commission has approved the transaction described in this proxy statement or determined that this proxy statement is truthful or complete. Any representation to the contrary is a criminal offense.

AUTOCAM CORPORATION

PROXY STATEMENT

FOR SPECIAL MEETING OF SHAREHOLDERS
TO BE HELD JANUARY 25, 2000

       This Proxy Statement is being furnished to you by the Board of Directors of Autocam Corporation, a Michigan corporation, located at 4070 East Paris Avenue, Kentwood, Michigan 49512 (Tel. No. 616-698-0707), in connection with a Special Meeting of Shareholders of Autocam to be held on January 25, 2000, at 4:00 p.m. at Rembrandt’s At Bridgewater, 333 Bridge Street, N.W., Grand Rapids, Michigan 49504.

      The solicitation of proxies is made primarily by this Proxy Statement which is first being mailed to shareholders on or about [December   , 1999]. The Board of Directors has fixed the close of business on December 13, 1999, as the record date for the determination of shareholders entitled to notice of and to vote at the meeting. As of December 13, 1999, Autocam’s outstanding voting securities consisted of 6,314,919 shares of common stock, without par value. A majority of shares must be present in person or by proxy in order to have a quorum and to conduct business at the meeting.

      The affirmative vote of the holders of 90% of the outstanding Autocam common stock is required to adopt the merger agreement. John C. Kennedy, director, Chairman, President and Chief Executive Officer of Autocam and the beneficial owner of approximately 60.2% of the outstanding shares of Autocam common stock, has agreed, among other things, to vote all of such shares in favor of adopting and approving the merger agreement and the merger. See “Provisions of the Merger Agreement — Shareholders Voting Agreement and Conditions Precedent.”

      At the Special Meeting, holders of Autocam common stock will be asked to consider and vote upon a proposal to adopt an Agreement and Plan of Merger dated as of November 6, 1999 by and among Titan Holdings, Inc., its wholly owned subsidiary, Titan Acquisition, Inc., and Autocam, pursuant to which Titan Acquisition will be merged into Autocam, with Autocam continuing as the surviving corporation and becoming a wholly owned subsidiary of Titan Holdings. If the merger agreement and the merger are approved and adopted by the shareholders of Autocam, each share of common stock of Autocam will be converted into the right to receive $18.75 per share in cash, without interest, except shares held by shareholders who properly exercise their dissenters’ rights under Michigan law, and except for 2,133,333 shares owned by Mr. Kennedy, representing approximately 33.8% of Autocam’s outstanding common stock, which will be exchanged for shares of preferred stock and common stock of Titan Holdings valued at $18.75 per Autocam share.

      Holders of Autocam common stock who do not vote in favor of adopting the merger agreement and who otherwise comply with the applicable statutory procedures of the Michigan Business Corporation Act will be entitled to dissenters’ rights. A summary of requirements with which holders must comply in order to assert dissenters’ rights is set forth in the accompanying Proxy Statement under the heading “Dissenters’ Rights.”

      The Board of Directors unanimously recommends that shareholders vote “FOR” adoption of the merger agreement.

      Some of the directors of Autocam have interests that are different from or in addition to the interests of other shareholders. As described above, Mr. Kennedy will exchange a portion of his Autocam shares for equity in Titan Holdings. In addition, Mr. Kennedy has agreed to enter into a three-year employment agreement with the surviving corporation and it is anticipated that Warren A. Veltman, also a director, will be employed as chief financial officer and may enter into an employment agreement. See “Interests of Certain Persons in the Merger.”

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QUESTIONS AND ANSWERS ABOUT THE MERGER TRANSACTION

Q:  What am I being asked to vote upon?

A:  The Board of Directors of Autocam is asking you to vote to approve or disapprove a merger agreement which provides that Titan Acquisition Corporation, a wholly owned subsidiary of Titan Holdings, Inc., a corporation recently formed by Aurora Management Partners LLC, be merged into Autocam, with Autocam surviving the merger as a wholly owned subsidiary of Titan Holdings. Holders of about 60.2 % of the Autocam common stock have already agreed to vote in favor of this merger. If the merger agreement is approved, Autocam will no longer be a publicly-held corporation.

Q:  Why is Autocam proposing the merger?

A:  The merger presents an opportunity for Autocam shareholders to realize a premium over recent market prices for Autocam shares ($5.75 per share over the closing price for Autocam shares the day before signing of the merger agreement was announced, November 5, 1999). In addition, the merger will allow Autocam, which is currently too small to realize the full advantages of its strengths, to better compete in the precision manufacturing market. This market has experienced a trend towards automotive supplier consolidation, and size and global presence are increasingly important for continued growth. The merger will provide Autocam, through Aurora, a source of capital to grow and overcome Autocam’s past inability to utilize the public markets to raise acquisition or working capital funds, and to avoid disclosure of competitive information in public filings.

Q:  Please explain what I will receive in the merger.

A:  If the merger is completed, you will receive $18.75 in cash, without interest, for each share of Autocam common stock you own.

Q:  What will happen to present members of Autocam’s management?

A:  John C. Kennedy, Autocam’s Chief Executive Officer, will exchange 2,133,333 shares of Autocam common stock, representing approximately 33.8% of the outstanding Autocam common stock, for shares of the common and preferred stock of Titan Holdings valued at $18.75 per Autocam share. For the remaining portion of the Autocam shares he owns, he, like you, will receive $18.75 in cash. Mr. Kennedy, as well as other members of management, will also continue as officers and employees of Autocam after the merger.

Q:  What do I need to do now?

A:  Complete, sign and mail your proxy card in the enclosed return envelope as soon as possible, so that your shares may be represented at the Special Meeting.

Q:  What do I do if I want to change my vote?

A:  Send in a later-dated, signed proxy card to Autocam Secretary, Warren A. Veltman, before the Special Meeting or attend the Special Meeting and advise Mr. Veltman of your changed vote.

Q:	If my shares are held in “street name” by my broker, will my broker vote my shares for me?

A:  Your broker will vote your shares only if you provide instructions on how to vote. Your broker will contact you regarding the procedures necessary to vote your shares. Please instruct your broker as how you would like your shares voted. If you do not tell your broker how to vote, your shares will not be voted by your broker.

Q:  What is the effect if I do not vote on the merger agreement?

A:  If you do not submit a proxy card or vote in person at the meeting or if you abstain from voting, it will have the effect of a vote against the merger agreement.

Q:  Who can vote at the Special Meeting?

A:  Holders of Autocam common stock at the close of business on December 13, 1999 may vote at the Special Meeting.

Q:  What vote is required?

A:  The merger must be approved by holders of 90% of the outstanding shares of Autocam common stock.

Q:  Do I have dissenters’ rights?

A:  By resolution of the Board of Directors of Autocam you are entitled to dissenters’ rights. If you do not vote in favor of the merger and you properly elect to exercise your dissenters’ rights as described under “Dissenters’ Rights” and in Annex C you may receive the court determined “fair value” of your Autocam common stock. The fair value could be equal to, less than or more than $18.75 per share.

Q:  When do you expect the merger to be completed?

A:  We are working toward completing the merger as quickly as possible. We hope to complete the merger by the end of February 2000.

Q:  How do I get paid for my Autocam common stock?

A:  If the merger is approved and consummated, you will be mailed instructions, that will explain how to exchange your share certificates for the merger consideration.

Q:  Should I send in my stock certificates now?

A:  No. After the merger is completed, you will receive written instructions for exchanging your stock certificates for cash.

Q:  What are the tax consequences to shareholders of the merger?

A:  The merger will be taxable to you and you will recognize a gain or loss in an amount equal to the difference between the adjusted tax basis of your shares and the amount of cash you receive in the merger. You should consult your tax advisor for a full understanding of the tax consequences of the merger to you.

WHO CAN HELP ANSWER YOUR QUESTIONS?

      If you have additional questions about the merger or would like additional copies of this Proxy Statement or proxy card, you should contact:

Mark R. Scott
Director of Investor Relations
Autocam Corporation
4070 East Paris Avenue
Kentwood, Michigan 49512

(Tel. No. 616-541-8184)

FORWARD-LOOKING STATEMENTS

      The statements contained in this Proxy Statement and in the documents that have been incorporated herein by reference include forward-looking statements about Autocam that are subject to risks and uncertainties. Forward-looking statements should be read with the cautionary statements and important factors included in this document. Forward-looking statements include, by way of example and without limitation, statements concerning plans, objectives, goals, strategies, future events of performance and underlying assumptions and other statements, which are other than statements of historical facts, information concerning future results of operations of Autocam and the surviving company after the effective time of the merger, set forth, among other places, under “Questions and Answers About the Merger Transaction,” “Summary,” “Background of the Merger,” “Reasons for the Merger; Recommendation of the Board of Directors,” and “Opinion of Autocam’s Financial Advisor.” Such forward-looking statements may be identified, preceded by, followed by or otherwise include, without limitation, words such as “believes,” “expects,” “anticipates,” “intends,” “estimates” or similar expressions. Autocam’s expectations, beliefs and projections are expressed in good faith and are believed by Autocam to have a reasonable basis, including, without limitation, management’s examination of historical operating trends, data contained in Autocam’s records and other data available from third parties. There can be no assurance that management’s expectations, beliefs or projections will result or be achieved or accomplished. Any reference to forward looking statements herein is not covered by the Private Securities Litigation Reform Act of 1995 and are not covered by the safe harbor provisions of that act. No part of that act is incorporated into nor is it applicable to this proxy statement.

      In addition to the other factors and matters discussed elsewhere in this document and in the documents that have been incorporated herein by reference, factors that, in the view of Autocam, could cause actual results to differ materially from those discussed in the forward-looking statements include, among others, (a) changes in global economic and financial conditions, including the industrial, technology, medical and automotive industries in which Autocam does business, (b) the success of Autocam’s strategic plans, (c) Autocam’s ability to continually improve margins by achieving anticipated cost reductions in manufacturing processes in all of its businesses, (d) Autocam’s ability to consistently win new business in each of its industries by delivering quality products and maintaining competitive pricing, (e) Autocam’s ability to successfully implement its growth strategies and (f) loss of existing business.

SUMMARY

      This summary highlights selected information from this Proxy Statement and may not contain all of the information that is important to you. To understand the proposal fully and for a more complete description of the legal terms of the merger, you should read this entire document carefully, including the documents we have referred to you and the Annexes. We have included page references parenthetically to the Proxy Statement to direct you to a more complete description of each topic presented in this summary. The merger agreement is attached as Annex A to this Proxy Statement. We encourage you to read the merger agreement as it is the legal document that governs the transaction. Terms used as a defined term, indicated by the first letter being capitalized, are used as defined in the agreements attached as Annexes unless otherwise indicated.

The Companies (page 43)

      Autocam Corporation is a world leader in the machining of close-tolerance metal components for high technology applications for automotive, medical and computer industries. Autocam designs and manufactures close-tolerance, specialty metal alloy components for mechanical and electro mechanical systems using turning, grinding and milling processes. Currently, Autocam manufactures components for use on fuel, power steering and braking systems, medical devices and computer electronics. It has six manufacturing facilities in the United States (one being phased out), three in Brazil and two in France. Its customers are located primarily in North America, South America and Europe.

      Titan Acquisition is a Michigan corporation organized solely to acquire Autocam through the merger. Titan Acquisition has no operations and conducts no ongoing business. It is a wholly owned subsidiary of Titan Holdings, a holding company organized by Aurora Capital Group, a private investment firm located in Los Angeles, California.

      Titan Holdings and Titan Acquisition are hereinafter sometimes called “Titan”.

Recommendation of the Board of Directors (page 20)

      The Board of Directors, upon the unanimous recommendation of a Special Committee of the Board of Directors composed entirely of independent directors not employed by Autocam otherwise than as directors, has unanimously approved the merger, believes that the merger is in your best interest as a shareholder and unanimously recommends that you vote “FOR” adoption of the merger agreement.

Opinion of Autocam’s Financial Advisor (page 22)

      In deciding to approve the transaction, the Board of Directors considered, among other things, the oral opinion of Autocam’s financial advisor, Raymond James and Associates, Inc. (“RJA”) (formerly named Roney & Co.), that, as of November 4, 1999, the merger consideration of $18.75 for each share of common stock is fair from a financial point of view to the shareholders of Autocam who receive only cash in the transaction. That oral opinion was confirmed in writing by RJA as of November 8, 1999, which is attached as Annex B to this Proxy Statement. We encourage you to read the opinion of RJA in its entirety.

Reasons for the Merger (page 20)

      The merger presents an opportunity for shareholders of Autocam to realize a premium over recent market prices for their shares. In addition, the merger allows Autocam, which is currently too small to realize the full advantages of its strengths, to better compete in the precision manufacturing market. This market has experienced a trend towards automotive supplier consolidation, and size and global presence are increasingly important for continued growth of Autocam. The merger will provide Autocam, through Aurora, a source of capital to grow and overcome Autocam’s past inability to utilize the public markets for raising acquisition or working capital funds, while avoiding disclosure of competitive information in Autocam’s public filings.

Effects of the Merger; Merger Consideration (page 21)

      Upon consummation of the merger:

• Titan Acquisition will be merged with and into Autocam, with Autocam continuing as the surviving corporation and a wholly owned subsidiary of Titan Holdings;

• each share of common stock of Autocam issued and outstanding at the effective time of the merger will be converted into the right to receive $18.75 per share in cash, without interest, except shares held by shareholders of Autocam, if any, who properly exercise their dissenters’ rights under Michigan law, and except 2,133,333 of the 3,799,983 shares beneficially owned by John C. Kennedy which Titan Acquisition requires that Mr. Kennedy retain for which Mr. Kennedy will essentially receive a credit for his retained shares at the $18.75 per share price, for an aggregate credit of $40 million. For this $40 million credit, Mr. Kennedy will receive 2,000,000 shares of Titan Holdings common stock and 200,000 shares of Titan Holdings cumulative preferred stock. These shares will be priced at $10 per common share and $100 per preferred share, so that $20 million of Mr. Kennedy’s credit will be attributable to common and $20 million to preferred. All of the other Titan Holdings investors will acquire their common and preferred shares at the same $10 and $100 prices, with the only difference being that those investors will pay cash and Mr. Kennedy will use the credit; and

• each share of common stock of Titan Acquisition issued and outstanding at the effective time of the merger will be converted into and exchanged for one share of common stock of Autocam.

The Special Meeting (page 11)

      The Special Meeting will be held at 4:00 p.m., Eastern Standard Time, on January 25, 2000, at Rembrandt’s At Bridgewater, 333 Bridge Street, N.W., Grand Rapids, Michigan 49504. At the Special Meeting, shareholders will be asked to adopt the merger agreement providing for the merger of Titan Acquisition into Autocam, after which Autocam would become a privately held company and a wholly owned subsidiary of Titan Holdings.

Record Date; Voting at the Special Meeting (page 11)

      You are entitled to vote at the Special Meeting if you owned shares of common stock as of the close of business on the record date of December 13, 1999. On the record date, there were 6,314,919 shares of common stock entitled to vote at the Special Meeting. Shareholders will have one vote for each share of Autocam common stock they owned on the record date.

      The affirmative vote of at least 90% of the shares of common stock outstanding as of the record date is required to adopt the merger agreement. Because Mr. Kennedy, who beneficially owns approximately 60.2% of the outstanding Autocam common stock, has already agreed to vote in favor of the merger, the requisite vote will be satisfied if an additional 29.8% of the outstanding shares of Autocam common stock, constituting more than a majority of the Autocam common stock owned by shareholders other than Mr. Kennedy, vote in favor of the merger agreement. In the event Titan waives the 90% requirement, the vote of 80.1% of the outstanding Autocam shares would be required, meaning Mr. Kennedy’s vote, plus the vote of an additional 19.9% of the outstanding Autocam shares, would be required to vote in favor of the merger. See “The Special Meeting — Record Date; Voting at the Special Meeting” and “Provisions of the Merger Agreement — Conditions Precedent.”

Dissenters’ Rights (page 31)

      Autocam is organized under Michigan law, which provides that dissenters’ rights may be authorized by action of the Board of Directors. By resolution of the Board of Directors of Autocam, it has granted dissenters’ rights to shareholders of Autocam in connection with the merger. Any Autocam shareholder who does not vote in favor of the adoption of the merger agreement and who properly exercises his or her dissenters’ rights will be entitled to receive the court determined “fair value” of his or her shares. In order to receive the fair value for their shares, dissenting shareholders must deliver a written demand for a cash payment as provided under Section 767 of the Michigan Business Corporation Act (“MBCA”). Any shareholder who wishes to submit a demand for payment of the fair value of his or her shares should deliver his or her shares and a written demand which meets the requirements of the MBCA to Autocam Corporation, 4070 East Paris Avenue, Kentwood, Michigan 49512, Attention: Warren A. Veltman. See Annex C.

Share Ownership of Management and Principal Shareholders (page 45)

      On the record date, directors and executive officers of Autocam, other than Mr. Kennedy, owned and were entitled to vote an aggregate of 19,291 (approximately .3%) of the outstanding shares. Autocam believes these directors and officers intend to vote in favor of the merger agreement.

Interests of Certain Persons in the Merger Transaction (page 27)

      Several directors and executive officers of Autocam have interests in the merger transaction as employees or directors that are different from, or in addition to, your interests as shareholders. Certain directors and officers own shares and/or have rights to acquire shares through the exercise of stock options. The directors and executive officers of the Autocam beneficially own 61.3% of the shares (including all options) of Autocam in the aggregate. Titan Acquisition has required that as a condition of the merger, John C. Kennedy enter into an agreement providing for Mr. Kennedy’s continued employment for a three-year period following the merger.

      Titan Acquisition has also required that Mr. Kennedy exchange at the effective time of the merger 2,133,333 shares of Autocam common stock for 200,000 newly-issued shares of cumulative preferred stock, and 2,000,000 shares of common stock of Titan Holdings. All of these shares will be subject to the terms of a securityholders agreement among Titan Holdings and its securityholders. Under this securityholders agreement, Aurora may, and intends to, require that Mr. Kennedy exchange all of his common and preferred shares of Titan Holdings for an economically equivalent limited partnership interest in Titan/JCK Equity Partners L.P. Aurora (or an entity controlled by Aurora) will act as the general partner of, and accordingly control, Titan/JCK Equity Partners L.P.

      In addition, certain indemnification and insurance arrangements for existing directors and officers of Autocam will be continued.

      See “Certain Transactions” as to transactions between Autocam and certain of its officers.

Conditions Precedent (page 38)

      The merger will be completed if a number of conditions are met (or, where permitted, waived), including the following:

• the shareholders of Autocam adopt the merger agreement by approval of 80.1% of the shares outstanding as of the record date;

• no law, injunction or order prohibits the merger;

• all necessary governmental approvals are obtained;

• the representations and warranties of each party are true and correct in all material respects as of the date of the merger agreement and as of the effective time of the merger;

• each party performs in all material respects all obligations required to be performed by it under the merger agreement at or prior to the effective time of the merger; and

• each party receives certain certificates and opinions from the other party and their legal counsel as reasonably requested.

      In addition, Titan has the right to withdraw from consummating the merger if the following conditions are not met:

• all material contractual consents required in connection with the merger are obtained without materially burdensome conditions;

• all required governmental approvals have been obtained without materially burdensome conditions;

• no governmental entity issues an order or injunction or other proceeding which restrains or prohibits the merger or materially limits Titan’s proposed ownership, rights or control of Autocam shares or control of its business;

• no litigation has been instituted that, in Titan’s reasonable judgment, could reasonably be expected to result in any of the consequences referred to in the preceding bullet point;

• holders of no more than 5% of the outstanding Autocam stock take action to assert dissenters’ rights under the MBCA;

• no material adverse change has occurred in the assets, liabilities, business or results of operations of Autocam and its subsidiaries, taken as a whole;

• Autocam’s present directors have resigned;

• holders of at least 90% of the Autocam stock approve the merger. See “The Special Meeting — Record Date; Voting at the Special Meeting”; and

• John C. Kennedy has signed a Noncompetition Agreement, Employment Agreement, Shareholders Voting Agreement and Securityholders Agreement.

      In some instances, a condition to completion of the transaction can be waived, but only if the party entitled to assert that condition agrees to waive it.

Regulatory Matters (page 29)

      Titan and Autocam have obtained all necessary approvals from governmental authorities in connection with the proposed merger.

Termination, Fees, Amendment and Waiver (page 40)

      Titan and Autocam may agree to terminate the merger agreement at any time before or after shareholder approval. In addition, either party may terminate the merger agreement if:

• the parties do not complete the merger by February 28, 2000, unless extended in certain events;

• any nonappealable order or injunction prevents the transaction;

• the other party breaches its representations, warranties or obligations under the merger agreement in any material respect and does not or cannot cure the breach; or

• if the holders of less than 80.1% of Autocam common stock vote for the merger.

      In addition, Titan may terminate the merger agreement if:

• Autocam materially breaches its obligations relating to other potential acquirors’ proposals;

• Autocam’s Board of Directors recommends a superior proposal to you;

• Autocam’s Board of Directors withdraws, modifies or changes, in a manner adverse to Titan, its approval of the merger;

• Autocam’s Board of Directors approves a third party acquisition;

• a third party acquisition occurs;

• the approval of at least 90% of the Autocam shares is not obtained after Autocam’s Board of Directors withdraws, modifies or changes, in a manner adverse to Titan, its recommendation of the merger agreement or the merger; or

• an event, condition or circumstance occurs that would result in the non-satisfaction of the conditions to the merger.

      In addition, Autocam may terminate the merger agreement if:

• Autocam has approved a superior proposal in accordance with the terms of the merger agreement and pays Titan Acquisition its reimbursable expenses and a termination fee.

Fees and Expenses (Pages 38 & 40)

      Except as described below, whether or not the merger is completed, all fees and expenses incurred in connection with the merger, the merger agreement and the transactions contemplated thereby will be paid by the party incurring these fees or expenses.

      Autocam must pay Titan a termination fee of $5,000,000 if the merger agreement is terminated:

• by Autocam because the Autocam Board approves a superior proposal in accordance with the provisions of the merger agreement;

• by Titan because:

– Autocam materially breaches its obligations relating to other potential acquirors’ proposals;

– the Autocam Board of Directors recommends to Autocam’s shareholders a superior proposal;

– the Autocam Board withdraws, modifies or changes, in a manner adverse to Titan, its approval of the merger;

– the Autocam Board of Directors approves a third party acquisition; or

– a third party acquisition occurs;

• by Titan because the approval of the holders of at least 90% of the Autocam shares is not obtained after the Autocam Board of Directors withdraws, modifies or changes, in a manner adverse to Titan, its recommendation of the merger agreement or the merger; or

• by Autocam because the approval of the holders of at least 80.1% of the Autocam shares is not obtained after the Autocam Board of Directors withdraws, modifies or changes, in a manner adverse to Titan, its recommendation of the merger agreement or the merger.

      Autocam must pay Titan a liquidated damage fee of $1,000,000 if the merger agreement is terminated by Titan because:

• Autocam breaches or fails to perform any of its covenants or agreements in any material respect; or

• Autocam breaches certain representations or warranties due to (i) a breach known by Autocam to exist on the date of the merger agreement or (ii) a willful breach. In addition to this $1,000,000 fee, if such willful breach:

– occurs when an offer for a third party acquisition is outstanding, Autocam will owe Titan an additional $4,000,000 upon termination of the merger agreement; or

– occurs when no such offer is outstanding, but within 12 months after termination of the merger agreement a third party acquisition occurs or Autocam has entered into a definitive agreement for a third party acquisition, Autocam will owe Titan an additional $4,000,000 payable upon the occurrence of such third party acquisition (but if, at the end of the 12 month period, the third party acquisition has not yet occurred and Autocam is a party to such a definitive agreement, payable at the end of the 12 month period).

      Titan must pay Autocam a liquidated damage fee of $1,000,000 if the merger agreement is terminated by Autocam because Titan breaches any of its representations, warranties, covenants or other agreements due to (i) a breach known by Titan to exist on the date of the merger agreement or (ii) a willful breach.

      If the merger does not occur in accordance with the merger agreement, Autocam will reimburse Titan for up to $1,500,000 of Titan’s out-of-pocket costs, fees and expenses unless the merger does not occur:

• because Titan terminates the merger agreement because an action or proceeding has been instituted and pending that in the reasonable judgment of Titan could reasonably be expected to result in (i) the restraint or prohibition of the merger or the other transactions contemplated by the merger agreement, (ii) the prohibition or restriction of Titan’s ownership or operation of any material part of Autocam’s business, (iii) the imposition of any material limitations on Titan’s ability effectively to control in any material respect Autocam’s business or (iv) the imposition of damages, or the payment of costs, expenses or fees, of an aggregate of $500,000 or more by or against Titan or Autocam, in which case Autocam will be obligated to reimburse Titan only a maximum of $750,000 for expenses;

• because Autocam terminates the merger agreement due to Titan’s breach of its representations, warranties, covenants or agreements, in which case Titan will reimburse Autocam for up to $1,500,000 of Autocam’s out-of-pocket costs, fees and expenses;

• because the holders of less than 90%, but more than 80.1%, of the Autocam shares approve the merger agreement (and the Autocam Board has not withdrawn, modified or changed, in a manner adverse to Titan, its recommendation of this merger agreement or the merger), in which case Autocam will not be obligated to reimburse Titan for expenses; and

• because Autocam experiences a material adverse effect resulting from general changes in the economy or the industry in which Autocam operates, in which case Autocam will not be obligated to reimburse Titan for expenses.

      Termination fees will not be offset against expense payments.

      Under the merger agreement, Autocam has agreed not to encourage, solicit or distribute Autocam information for a third party acquisition proposal. Autocam may, however, respond to an unsolicited inquiry if it is reasonably likely a superior proposal would result. Autocam must keep Titan informed of any such inquiry. See “Provisions of the Merger Agreement — Termination, Fees, Amendment and Waiver.”

Federal Income Tax Consequences (Page 30)

      The receipt of cash by a shareholder of Autocam pursuant to the merger will be a taxable transaction for federal income tax purposes and may also be taxable under applicable state, local and foreign income and other tax laws. A shareholder will recognize a gain or loss in an amount equal to the difference between the adjusted tax basis of his or her Autocam common stock and the amount of cash received in the merger. Such gain or loss will be a capital gain or loss if Autocam common stock is a capital asset in the hands of the shareholder and will be a long-term capital gain or loss if the holding period exceeds one year. This tax treatment may not apply to every shareholder. Determining your actual tax consequences may be complicated, and will depend on your specific situation and variables not within our control. You should consult your own tax advisor for a full understanding of the tax consequences of the merger to you. See “Federal Income Tax Consequences.”

SUMMARY SELECTED FINANCIAL DATA

(dollars in millions except per share data)

      The following table sets forth selected consolidated financial data for Autocam as of the dates and for the periods indicated. The financial data for each of the five years ended June 30, 1999 are derived from Autocam’s audited financial statements. The financial data for the three months ended September 30, 1999 and 1998 are derived from unaudited consolidated financial statements of Autocam, which, in the opinion of Autocam’s management, include all adjustments (consisting only of normal recurring adjustments except as otherwise noted) necessary for a fair presentation thereof. The results of operations for the three months ended September 30, 1999 is not necessarily indicative of the results to be expected for any other interim period or for the full year. The data set forth below in this table are qualified in their entirety by, and should be read in conjunction with, the consolidated financial statements of Autocam and the related notes thereto included in Autocam’s Annual Report on Form 10-K for the fiscal year ended June 30, 1999 and Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 1999. See “Where You Can Find More Information.” Since Titan is newly formed and has no operating history, no information is presented for it and no pro forma information giving effect to the transaction is presented.

AUTOCAM CORPORATION

SELECTED FINANCIAL DATA

						Three Months
						Ended
	Fiscal Year Ended June 30,					September 30,

	1999	1998	1997	1996	1995	1999	1998
In thousands, except per share data
Statement of operations data:

Sales	$179,726	$90,361	$61,986	$57,711	$54,304	$46,622	$24,020

Gross profit	28,984	20,925	13,368	13,480	12,610	7,117	3,441

Income from operations	18,776	14,839	9,583	9,899	9,374	4,340	1,647

Net income	6,270	7,741	5,411	5,589	5,233	1,519	178

Diluted net income per share(1)	$0.96	$1.18	$0.85	$0.88	$0.82	$0.23	$0.03

Cash dividends declared per share(1)	$0.08	$0.08	$0.05

Balance sheet data:

Current assets	$61,775	$20,801	$17,518	$13,768	$11,313	$60,051

Total assets	229,491	113,449	83,638	59,812	52,990	228,285

Current liabilities	39,671	17,675	13,216	9,241	9,163	40,602

Long-term obligations, net of current maturities	109,560	37,851	25,192	12,086	13,334	105,851

Deferred taxes	25,628	10,051	7,802	6,333	4,620	26,369

Minority interest	2,813	2,250				2,701

Shareholders’ equity	46,402	45,061	36,615	31,286	25,218	47,258

(1)	All amounts adjusted to give effect to all common share dividends and splits issued in fiscal 1995-1999.

THE SPECIAL MEETING

General

      This Proxy Statement is being furnished to holders of Autocam common stock in connection with the solicitation of proxies by and on behalf of the Board of Directors for use at the Special Meeting to be held at 4:00 p.m., Eastern Standard time, on January 25, 2000 at Rembrandt’s At Bridgewater, 333 Bridge Street, N.W., Grand Rapids, Michigan 49504, and at any adjournments thereof. This Proxy Statement, the accompanying notice and proxy card are first being mailed on or about [December   , 1999], to holders of Autocam common stock entitled to notice of, and to vote at, the Special Meeting.

Matters to be Considered at the Special Meeting

      At the Special Meeting, shareholders will be asked to consider and vote upon a proposal to adopt the merger agreement. The Board of Directors has unanimously determined that the merger agreement and the merger are fair to and in the best interests of Autocam and its shareholders and has approved the merger agreement. ACCORDINGLY, THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” ADOPTION OF THE MERGER AGREEMENT. See “Background of the Merger” and “Reasons for the Merger; Recommendation of the Board of Directors.”

      SHAREHOLDERS ARE REQUESTED TO COMPLETE, DATE, SIGN AND RETURN THE ACCOMPANYING PROXY CARD PROMPTLY TO AUTOCAM IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

Record Date; Voting at the Special Meeting

      December 13, 1999 has been fixed as the record date for the determination of the holders of Autocam common stock entitled to receive notice of, and to vote at, the Special Meeting. Only shareholders of record at the close of business on that date will be entitled to receive notice of, and to vote at, the Special Meeting. At the close of business on December 13, 1999, there were 6,314,919 shares of common stock outstanding with 177 record holders.

      Shareholders of record on the record date are entitled to one vote per share, exercisable in person or by properly executed proxy. The presence, in person or by properly executed proxy, of the holders of the outstanding Autocam common stock constituting a majority of the voting power is necessary to constitute a quorum at the Special Meeting. Abstentions and broker non-votes will be counted as present for the purpose of determining the presence of a quorum at the Special Meeting.

      The affirmative vote of the holders of 90% of Autocam common stock outstanding as of the record date is required to adopt the merger agreement. Because Mr. Kennedy, who beneficially owns approximately 60.2% of the outstanding Autocam common stock, has already agreed to vote in favor of the merger, the requisite vote will be satisfied if an additional 29.8% of the outstanding shares of Autocam common stock, constituting more than a majority of the Autocam common stock owned by shareholders other than Mr. Kennedy, vote in favor of the merger agreement. Each of the other executive officers of Autocam has indicated that he intends to vote all of his Autocam shares in favor of the merger. The required vote of the shareholders on the merger agreement is based on the total number of shares of common stock outstanding on the record date. THE FAILURE TO SUBMIT A PROXY CARD OR TO VOTE IN PERSON AT THE SPECIAL MEETING, THE ABSTENTION FROM VOTING BY A SHAREHOLDER AND BROKER NON-VOTES WILL HAVE THE SAME EFFECT AS A VOTE “AGAINST” THE ADOPTION OF THE MERGER AGREEMENT.

      Holders of Autocam common stock on the record date who do not vote in favor of adopting the merger agreement and who otherwise comply with the applicable statutory procedures of Sections 762-774 of the MBCA will be entitled to dissenters’ rights under Michigan law by resolution of the Board of Directors in connection with the merger. Shareholders of Autocam who vote in favor of adopting the merger agreement, however, will thereby waive their dissenters’ rights. See “Dissenters’ Rights.”

      The Board of Directors is not aware of any matters other than the adoption of the merger agreement and the adjournment of the meeting that may be brought before the meeting. If any other matters properly come before the meeting, the persons named in the accompanying proxy card will vote the shares represented by all properly executed proxies on such matters in such manner as they determine.

Proxies; Revocation of Proxies

      Because many of Autocam’s shareholders are unable to attend shareholders’ meetings, the Board of Directors solicits proxies to give each shareholder an opportunity to vote on the proposal to adopt the merger agreement. You are urged to read carefully the material in this Proxy Statement, specify your choice on the proposal by marking the appropriate box on the enclosed proxy card and sign, date and return the card in the enclosed postage-paid envelope. The proxy card has separate provisions for indicating your vote for or against the merger and for granting separate authority to the proxyholders to vote for or against adjournment of the meeting in order to solicit additional proxies. Each line on the proxy card should be separately completed. If you do not specify a choice and the card is properly executed and returned, the shares will be voted by the proxies “FOR” the proposal to adopt the merger agreement and “FOR” authority to adjourn the meeting. All properly executed proxies received and not duly and timely revoked will be voted in accordance with the instructions contained in them; in the absence of any instructions, such shares will be voted “FOR” the adoption of the merger agreement and “FOR” authority to adjourn the meeting in order to solicit additional proxies.

      A proxy may be revoked prior to its being voted by: (a) delivering to the Secretary of Autocam, Warren A. Veltman, at or before the meeting, a written instrument bearing a later date than the proxy, which instrument, by its terms, revokes the proxy, (b) duly executing a subsequent proxy relating to the same shares and delivering it to the Secretary of Autocam at or before the Special Meeting or (c) attending the Special Meeting and giving notice of revocation to the Secretary of Autocam prior to the proxy being voted. Attendance at the Special Meeting without taking other affirmative action will not constitute a revocation of a proxy. Any written instrument revoking a proxy should be sent to: Autocam Corporation, 4070 East Paris Avenue, Kentwood, Michigan 49512, Attention: Warren A. Veltman.

      If a quorum is not obtained, or if fewer shares of common stock than the number required are voted in favor of adopting the merger agreement, it is expected that the Special Meeting will be adjourned in order to permit additional time for soliciting and obtaining additional proxies or votes. At any subsequent reconvening of the Special Meeting, all proxies will be voted in the same manner as such proxies would have been voted at the original convening of the Special Meeting, except for any proxies that have been revoked or withdrawn. In the absence of a quorum, the Special Meeting may be adjourned from time to time by the holders of a majority of the shares represented at the meeting in person or by proxy. Unless otherwise agreed to by Titan and Autocam, however, the Special Meeting may not be adjourned beyond March 29, 2000.

      YOU SHOULD NOT FORWARD ANY CERTIFICATES REPRESENTING COMMON STOCK WITH YOUR PROXY CARD. IF THE MERGER IS CONSUMMATED, CERTIFICATES SHOULD BE DELIVERED IN ACCORDANCE WITH INSTRUCTIONS SET FORTH IN A LETTER OF TRANSMITTAL, WHICH WILL BE SENT TO YOU PROMPTLY AFTER THE EFFECTIVE TIME OF THE MERGER OR IN ACCORDANCE WITH THE DISSENTERS’ RIGHTS REQUIREMENTS DESCRIBED IN THIS PROXY STATEMENT.

Solicitation of Proxies

      If it is necessary to assure adequate representation at the meeting, the Board of Directors shall, if it deems it advisable, make a further solicitation by mail, telephone, telegraph and/or personal interview. Such solicitation will be made by the officers or regular employees of Autocam and its subsidiaries and Autocam has engaged the services of Corporate Investors Communications, Inc. to distribute proxy solicitation materials to brokers, banks and other nominees and to assist in the solicitation of proxies from Autocam shareholders for a fee estimated to be approximately $6,500 plus out-of-pocket expenses. Autocam will pay all costs of soliciting proxies in the accompanying form from shareholders. Arrangements will be made with brokerage firms and other custodians, nominees and fiduciaries to forward solicitation materials to the beneficial owners of Autocam common stock held of record by such persons, and Autocam will reimburse such brokerage firms, custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred by them in connection therewith.

BACKGROUND OF THE MERGER

      The discussion in this Proxy Statement of the merger and the principal terms of the merger agreement is subject to, and qualified in its entirety by reference to, the merger agreement, a copy of which is attached to this Proxy Statement as Annex A and is incorporated herein by reference.

      In response to Autocam’s increasing awareness of the need for funds for acquisitions and working capital, during the last half of calendar 1998, Autocam pursued various financing options, including the possible private or public placement of subordinate debt instruments, all of which proved unavailable under commercially reasonable terms, principally attributable to requests for collateral security that Autocam could not grant, high interest rates, requests for warrants or options which were priced too low or combinations thereof. At the January 1999 Board of Directors meeting, Mr. Veltman reported that efforts with respect to obtaining subordinated debt had been abandoned. Over the next several months, a variety of alternative proposals for equity or debt infusion were discussed by management and their advisors.

      On April 29, 1999, at a regular Board meeting, John C. Kennedy initiated a discussion regarding potential trends affecting Autocam and its business, including automotive supplier industry consolidation and the increasing importance of size and a global presence for continued growth. Mr. Kennedy noted Autocam’s inability to incur subordinated debt or effect a public or private offering at prices which reflected the true value of Autocam due to the lack of market liquidity for entities with relatively small capitalization such as Autocam’s. Mr. Kennedy also expressed his disappointment with Autocam’s current inability to use the public markets or capital sources for raising acquisition or working capital funds, while at the same time having to disclose competitive information in Autocam’s public filings. He further indicated that Autocam’s borrowing capacity under the conventional debt facilities available to Autocam had reached its limit and Autocam’s growth seemed stalled as a result. Thereafter the Board of Directors of Autocam discussed the issues raised by Mr. Kennedy and concluded that Autocam should consider an affiliation with a third party. Identifying its primary goal of maximizing shareholder value, the Board encouraged Mr. Kennedy to explore Autocam’s strategic alternatives, including the option of selling Autocam.

      During May 1999, Autocam interviewed and requested proposals from several nationally recognized investment banking firms to discuss potential strategic and financing alternatives for Autocam. Three firms made proposals to Autocam.

      On June 4, 1999, a “Special Committee” of the Board of Directors of Autocam was established by the Board for the purpose of evaluating and pursuing the possibilities of alternative strategies by which Autocam would best provide the highest value and ensure fairness to its shareholders not affiliated with Mr. Kennedy. The Special Committee consisted of David J. Wagner, Mark J. Bissell and Robert L. Hooker, each a non-employee and outside director. No limitations were placed on the power and authority of the Special Committee. David J. Wagner was selected by the Special Committee to be its Chairman. The Special Committee engaged Warner Norcross & Judd, LLP, which is not the Company’s primary counsel, as its legal counsel to assist and advise it. The Special Committee reviewed investment banking proposals received by Autocam, consulted with management, and invited Roney & Co. (whose name has been changed to Raymond James & Associates, Inc. effective September 27, 1999 and who hereafter will be referred to as “RJA”) to make a formal presentation. At the first meeting of the Special Committee on June 14, 1999, the Special Committee, received and evaluated the RJA presentation, selected RJA as its financial advisor and authorized Mr. Kennedy to negotiate and enter into, on behalf of Autocam, an engagement letter with RJA, substantially in the form reviewed and considered at the meeting.

      On July 2, 1999, Autocam and RJA executed a written engagement letter. RJA thereafter developed a summary of Autocam, its history, its customer and supplier relationships, its employees, its facilities and its financial statements to present to potential business combination participants. Autocam compiled a number of documents on Autocam’s business, property, contracts and other documents for interested parties to review.

      Early in the process, RJA presented a list of potential interested parties to Autocam for its comments and RJA began to initiate contact with potential participants, including both financial and strategic parties. This process continued through August 27, 1999. During this process, 88 companies were contacted, of which 39 signed confidentiality agreements by June 21, 1999 and were sent a summary information memorandum for review. One strategic party and eight financial parties responded with indications of interest by the requested June 28, 1999 deadline. Based only on the summary information provided to interested parties at this point, the indications all provided ranges with the bottom of the lowest range at $13.00 per share and the top of the highest range at $22.00 per share. Upon the request of the Special Committee that the process include as many candidates as possible that have the ability to close and have submitted a valuation range that reflects Autocam’s financial prospects, RJA sent all nine candidates a full confidential offering memorandum on June 28, 1999, and gave the candidates until July 19, 1999 to submit revised offers.

      On July 9, 1999, the Special Committee held a meeting that was also attended by Mr. Kennedy and RJA representatives. The Special Committee approved the engagement letter with RJA and received an update on the solicitation process. RJA advised the Special Committee that all nine remaining candidates were interested in acquiring Autocam and most required the ongoing equity and management participation by Mr. Kennedy. RJA proposed the criteria that the Special Committee might use to identify the four or five best final candidates for a transaction with Autocam and to determine which candidates to invite to the next phase of the process. These criteria included the candidate’s preliminary valuation range, ability to instill confidence in Autocam’s customers in order to best preserve Autocam’s customer base, financial capability to consummate the transaction and experience in completing similar transactions. The Special Committee directed that no candidate be formally excluded until the Special Committee decided to do so. Based upon the interested parties’ review of the confidential offering memorandum, all nine parties submitted revised ranges of indications of interest by the requested July 19, 1999 deadline. All revisions were within the previous overall range.

      At a July 29, 1999 Special Committee meeting the offers received were discussed, including per share prices and other terms. The Special Committee discussed these offers in detail and decided to request five candidates to participate in the site visitation and due diligence phase of the process. The primary criteria for selection of these five parties were indicated price and perceived ability to successfully effect a transaction. Five companies visited Autocam’s three Michigan facilities for a management presentation and one also visited Autocam’s French facilities. These five parties were also given the opportunity to review due diligence information assembled by Autocam.

      On August 9, 1999, RJA sent a letter to the five remaining candidates requesting final bids and comments on a merger agreement prepared by Autocam counsel. RJA advised the candidates that the objective of the Special Committee was to achieve terms most likely to result in the highest value to Autocam’s shareholders in the most expeditious manner and with the highest degree of certainty of closing. RJA distributed guidelines for the proposals, which were to state a price per share for all of the issued and outstanding shares of common stock and common stock options, the source of financing supported by third party commitment letters, the resultant capital structure, the additional due diligence required, and to identify any changes to the proposed merger agreement or the structure of the transaction as contemplated thereby. Four responses were subsequently received by the August 27, 1999 deadline as set out below.

      On August 9, 1999, RJA received an executed confidentiality agreement from a strategic buyer, one of the group of 88 parties initially contacted, that wanted to join the process. This party was sent a summary information memorandum on August 10, 1999 and submitted a revised indication of interest on August 15, 1999. Upon receiving a full confidential offering memorandum thereafter, this party visited Grand Rapids, Michigan on August 25 and 26, 1999 in order to perform further due diligence and attend management presentations. A request for a final bid and comment to the merger agreement was sent to the late respondent on August 26, 1999 and it did not respond, despite repeated requests to do so.

      Through the month of August, the potential bidders performed additional diligence and the Special Committee was informed of the status of the process. On August 10, 1999, the full board reviewed the status at its regularly scheduled meeting.

      The Special Committee met by telephone on September 2, 1999 to discuss the solicitation process and the four bids received. RJA advised the Special Committee that two parties had identified a range of values and two parties had identified specific prices per share. After discussing the bids, the Special Committee asked RJA to pinpoint the actual prices per share proposed by the two parties that had identified ranges of values.

      On September 3, 1999, RJA provided a status update to the Special Committee describing the competitive process leading up to the bids submitted to date, summarizing the terms and conditions of the bids, and comparing them to each other and to other recent transactions involving publicly traded automotive component suppliers. On September 7, 1999, the Special Committee met by telephone. RJA presented and discussed its written report with the Special Committee. In addition, Autocam’s counsel reviewed for the Special Committee the legal comments made by each bidder to the form of merger agreement.

      After a week’s worth of negotiation with the interested parties produced specific numbers (instead of ranges) that, in each case RJA believed to be the highest that could be achieved, the Special Committee reconvened by telephone on September 8, 1999. At this meeting, the Special Committee was advised by RJA that the four proposals received reflected per share prices of $17.64, $20.25, $20.50 and $21.00, with an investment group led by Aurora bidding $21.00 per share in cash for all of the outstanding shares and options of Autocam (excluding shares to be retained by Mr. Kennedy). This bid was conditioned upon Mr. Kennedy agreeing to remain an employee of Autocam and Mr. Kennedy becoming a substantial equity investor in the acquiring entity. During the course of this meeting, the Special Committee discussed the solicitation process and the offers received by Autocam. The Special Committee continued to discuss the various legal issues, financing and other contingencies included in each bid.

      The Special Committee concluded the Aurora bid was the highest bid per share and found that Aurora’s substantial experience in similar transactions, its proposed capital structure, the nature of its edits to the form of merger agreement, and its delivery of firm bank commitment letters all indicated a high likelihood of closing the transaction. The Special Committee unanimously authorized management and RJA to enter into detailed discussions and negotiations exclusively with Aurora with the objective of producing a definitive merger agreement for subsequent submission to the Special Committee for approval.

      Between September 8, 1999 and October 8, 1999, extensive negotiations ensued with Aurora over the specific terms of the transaction, with Special Committee counsel participating in negotiations over matters of fiduciary responsibility. As a result of these negotiations, among other concessions, Autocam capped the amount of the expense reimbursement fee requested by Aurora and narrowed certain of the conditions for the termination fee. During that period, Aurora continued to indicate that Mr. Kennedy maintain an equity and management interest in the acquiring entity after consummation of the transaction and Mr. Kennedy indicated his willingness to do so. The parties agreed to use a one step merger instead of a tender offer to give Autocam shareholders more time to consider the merger. In addition, the parties agreed to allow for dissenters’ rights, which are not required under Michigan law, and agreed to require the merger be approved by at least a majority of the Autocam shareholders other than Mr. Kennedy.

      On September 15, 1999, in response to rumors and higher than average trading volume in Autocam’s stock, Autocam publicly announced that it was engaged in preliminary acquisition discussions with an unnamed party at a proposed price of $21 per share.

      On September 24, 1999, a meeting of the Special Committee was held to review the status of the negotiations, including the changes to the structure of the transaction. RJA discussed with the Special Committee the financial analysis performed by RJA in connection with its evaluation of the proposed transaction and indicated that it was in a position to be able to render an opinion that the cash consideration to be received by the holders of Autocam common stock was fair, from a financial point of view, to the holders. At this time, the Special Committee engaged in discussions with RJA and legal counsel regarding the negotiations and the proposed transaction. The Special Committee then considered the financial performance of Autocam for the year ended June 30, 1999 and its prospects for upcoming periods. Management indicated that the results for 1999 were lower than those previously expected, primarily due to the integration costs of acquiring the Frank and Pignard operation in France during fiscal year 1999 and costs associated with the General Motors strike in late 1998, which is included in fiscal 1999 for Autocam. In addition, management indicated that it had revised its forecasts for the immediate future of the business with the net effect being a reduction in earnings as a result of the recent performance of its Dowagiac facility, market information and foreign exchange rate data. Also, RJA expressed concern that the climate for pricing and completing automotive supplier mergers and acquisitions was becoming less favorable. RJA’s concern was based on its observation that (i) transactions that were already in the marketplace were being canceled and repriced at less favorable prices, (ii) the high yield debt market was deteriorating and (iii) the interest rates on senior debt were rising. The Special Committee received drafts of the proposed transaction documents on October 2, 1999.

      On October 5, 1999, the Special Committee, in joint session with the Board of Directors of Autocam, Autocam counsel, and its legal counsel, met with RJA in order to evaluate the transaction, its structure and its fairness. Counsel to the Special Committee reviewed, in depth, the applicable law and duties of the Special Committee and directors under the circumstances and the conformity of the process to those duties. Special Committee counsel particularly noted its access to Autocam management and its role in the negotiations, particularly on matters of fiduciary duty. Autocam counsel then reviewed a summary of the proposed transaction documents that had been delivered to each director on October 2, 1999. In connection with this review and evaluation, the Special Committee reviewed the interests of Mr. Kennedy in the transaction and determined that the exchange by Mr. Kennedy of certain of his shares of Autocam common stock for securities of Titan Holdings did not affect their assessment that the transaction is fair to Autocam’s shareholders as a whole. In reaching this determination, the Special Committee acknowledged that the transaction would eliminate the opportunity for the shareholders, other than Mr. Kennedy, to participate in any future growth in the value of Autocam, but also recognized that the transaction would limit the shareholders’ exposure to the risk of any future decrease in the value of Autocam and acknowledged that the transaction provided for a substantial premium to the historical market price, prior to the public announcement of negotiations, for Autocam stock. In addition, the Special Committee focused on the fact that the final bid price was determined prior to any determination regarding Mr. Kennedy’s exchange of certain Autocam shares to facilitate a continued commitment to the business and that in connection with Mr. Kennedy’s employment agreement no increase in compensation or other benefit was being paid to, was promised to or inured to Mr. Kennedy’s benefit. RJA rendered to the Special Committee and the Board of Directors an oral opinion to the effect that, as of the date of such opinion and based upon and subject to certain matters stated therein, the cash consideration to be received in the transaction was fair from a financial point of view to the holders. After consideration of the RJA fairness opinion, the Special Committee concluded that the Aurora offer and merger were fair to, and in the best interests of, the shareholders not affiliated with Mr. Kennedy, and unanimously recommended that the Board approve the transaction, subject to the completion of the definitive agreements and the resolution of a number of issues between the parties.

      By October 8, 1999, after Aurora substantially completed its diligence, the parties had not resolved the open issues and in addition, in view of the revised projections, Aurora indicated it was unwilling to maintain a $21.00 per share price. RJA spent October 9, 10 and 11 attempting to obtain an agreement on price and in the evening of October 11, 1999 the parties agreed to terminate discussions. That decision was announced to the public prior to the market opening on October 12, 1999.

      On October 12, 1999, a telephonic meeting of the Special Committee was convened with its counsel, RJA, management and Autocam counsel. The Special Committee was updated on the Aurora negotiations, the general market conditions and Autocam’s performance. The Special Committee directed RJA to re-solicit indications of interest from interested parties that had previously submitted competitive indications. Updated indications were solicited from five parties by an October 14, 1999 bidding procedures letter from RJA, which included revised financial projections through June 2000. By October 22, 1999, updated final proposal packages with prices of $18.00 had been submitted by two bidders, one of which was Aurora. In addition, RJA received, on October 22, 1999, an indication of interest from Wind Point Partners stating a price of $19.50 per share. That indication did not conform to the specified bidding procedures, had an unacceptable transaction structure, had insufficient financing commitments and lacked several pieces of supporting information requested by RJA in the bidding procedures letter. The other parties solicited did not respond with updated final proposals or indications of interest even though repeatedly encouraged to do so by RJA. No formal explanation was given by any of these parties for declining to proceed further, although an unwillingness to match the higher prices appeared to be the driving factor.

      During the evening of October 26, 1999, RJA reported on the status of the new indications to Special Committee counsel, management and Autocam counsel and indicated that Aurora had resubmitted a final bid at $18.75 per share that otherwise complied with the bidding requirements. The $19.50 indication continued to lack a number of pieces of information in order to qualify as a final bid. The Special Committee directed RJA to communicate with that party with the intent of converting its proposal into a conforming final offer. Over the next few days, RJA requested that the party take action to make its bid conform to the Special Committee’s requirements. RJA particularly requested that the capital structure, financing commitments and availability and diligence periods be clarified and more properly documented.

      The full Board of Directors met on October 28, 1999 with counsel to the Special Committee and representatives from RJA present to discuss the Aurora offer, other offers and the $19.50 indication of interest. RJA reported on its past efforts with the party that submitted the indication, including a lengthy meeting earlier that day. Despite RJA’s requests, the party continued to refuse to clarify its indication or supply the required information and financing commitments necessary to convert the indication into a final conforming bid. RJA indicated that in order to meet this party’s conditions for converting this indication to a proper final bid, it would be necessary to terminate discussions with Aurora, and also to negotiate exclusively with this party. Autocam would then have to wait for the financing commitments and final capital structure, and then continue on with negotiations if all remained acceptable. RJA indicated that, while it had doubts that a satisfactory final bid package at $19.50 would ultimately be received from this party, if it were so received, the additional time involved to reach an ultimate closing with this party versus the time required to reach a closing with Aurora would make the present value of this party’s indicated offer no better than the present value of the Aurora offer. After discussion with the party, RJA estimated that an additional 4 months would be required in order for this party to conclude its business, financial and legal due diligence, finalize its financing commitments and negotiate documentation to the stage that then existed with Aurora, assuming that, in fact, negotiations to that stage could even be achieved with that party. Using a return on investment rate of 13% per annum, the $19.50 would then have a net present value of $18.72. In addition, RJA noted that it felt Aurora was more certain to be able to close a transaction given the initial debt to equity level at closing of 1.08 to 1.00 planned by Aurora and 1.63 to 1.00 projected by the other party. RJA’s understanding of the current financing environment for automotive supplier industry transactions, as a result of its routine dealings, coupled with informal conversation with contacts in the equity and debt markets, indicated that a debt to equity ratio at closing of 1.63 to 1.00 was a very aggressive ratio for an initial capital structure for automotive deals being completed. In addition, the business, financial, and legal due diligence yet to be completed by that party together with the substantial documentation necessary to reach a closing, all of which had been completed by Aurora, introduced further closing uncertainties.

      Counsel to the Special Committee reviewed the Board’s legal duties in connection with the process generally and particularly with respect to the situation presented by the indication that RJA had been unable to turn into a final bid. RJA again addressed its view of the changing climate of the merger and acquisitions market and the weakness, deficiencies and uncertainties of the remaining indication such as additional due diligence periods, lack of financing commitment letters and optimistic assumptions as to availability and levels of senior debt. After considerable discussion, the Special Committee determined that (i) the indication did not represent a best and final offer in conformity with the bidding procedures approved by the Special Committee; (ii) the indication was not accompanied by equity capital commitments sufficient to support the transaction described and to assure the safe and sound operation of Autocam after acquisition; (iii) the indication was not supported by commitment letters from lenders for the required debt and mezzanine financing; (iv) there was substantial doubt that the transaction proposed in the indication would be completed substantially as stated; (v) it was the informed judgment of the Special Committee, based on advice of RJA and counsel to Autocam, that there was a substantial probability that pursuit of the transaction described in the indication would result in termination of the Aurora offer; (vi) it was the informed judgment of the Special Committee, based on advice of RJA, management and counsel to Autocam, that there was a comparatively high probability that the merger proposed by Aurora will be completed as proposed and (vii) due to the probable delay in pursuing the transaction contemplated by the indication, the net present value of the Aurora offer was comparable to or greater than the offer price set forth in the indication of interest it was the judgment of the Special Committee, based on advice of RJA that the time and opportunity value associated with the expected delay in completing that transaction approximates or exceeds the apparent difference in price. The Chairman of the Special Committee then inquired of Mr. Kennedy whether or not he would be willing to invest in the surviving corporation on the terms outlined by the indication. Mr. Kennedy advised the Chairman that solely in his capacity as a shareholder, (a) he understood the indication to allow the bidder to invest significant equity at a later date without revaluing the surviving corporation or allowing for the net present value difference for the later investment compared to Mr. Kennedy’s required full, up-front investment, thus, in effect recognizing the Kennedy investment as worth less than that proposed for Autocam shareholders allowed to cash out and (b) he viewed the increased debt to equity ratio proposed for the surviving corporation by this indication to create a leverage condition that made for an unwise investment and, therefore, he would be unwilling to make the personal investment in the surviving entity required by the indication.

      The Special Committee next discussed the Aurora proposal. The Directors were given a new draft of the Aurora merger agreement and the proposed Employment Agreement for Mr. Kennedy together with an updated memo on the Aurora proposal prepared by Autocam counsel and noting the issues resolved since the prior negotiations with Aurora. Counsel was authorized to pursue finalization of all Aurora documents. On November 4, 1999, a finalized set of Aurora documents, approved by management, Autocam counsel and Special Committee counsel was delivered to the Board.

      In the afternoon of November 4, 1999, the Special Committee, in joint session with the Board of Directors of Autocam, Autocam counsel, and counsel to the Special Committee, met with RJA in order to evaluate the Aurora transaction, its structure and its fairness. Counsel to the Committee reviewed, in depth, the applicable law and duties of the Special Committee and directors under the circumstances and the conformity of the process to those duties. Special Committee counsel particularly noted its access to Autocam management and its role in the negotiations, particularly on matters of fiduciary duty. Autocam counsel then reviewed a summary of the proposed transaction documents that had been delivered to each director. In connection with this review and evaluation, the Special Committee reviewed the interests of Mr. Kennedy in the transaction and determined that the exchange by Mr. Kennedy of certain of his shares of Autocam common stock valued at $18.75 per share for securities of Titan Holdings did not affect their assessment that the transaction is fair to Autocam’s shareholders as a whole. In reaching this determination, the Special Committee acknowledged that the transaction would eliminate the opportunity for the shareholders, other than Mr. Kennedy, to participate in any future growth in the value of Autocam, but also recognized that the transaction would limit the shareholders’ exposure to the risk of any future decrease in the value of Autocam and acknowledged that the price was at a substantial premium to the historical market price for Autocam stock. In addition, the Special Committee concluded that, although an employment agreement was being entered into by Mr. Kennedy to insure his continued availability, no increase in compensation or other benefit was being paid to, promised to or inured to Mr. Kennedy’s benefit.

      Having been audience to the Special Committee meeting, the full Board of Directors began a formal session with RJA and Special Committee and Autocam legal counsel in attendance. RJA reviewed for the Board the analysis of the transaction presented to the Special Committee and rendered to the Board of Directors an oral opinion to the effect that, as of the date of such opinion and based upon and subject to certain matters stated therein, the cash consideration to be received in the transaction was fair from a financial point of view to the holders of Autocam common stock. After consideration of the RJA fairness opinion, the Special Committee reaffirmed that the final bid price was the best value reasonably available to the shareholders offered by a responsible bidder, agreed that the Aurora offer and merger were fair to, and in the best interests of, the shareholders and unanimously recommended that the Board approve the transaction.

      SHAREHOLDERS ARE URGED TO READ CAREFULLY SUCH OPINION IN ITS ENTIRETY, WHICH SETS FORTH THE ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITS OF THE REVIEW UNDERTAKEN.

      After giving careful consideration to a number of factors, including the foregoing discussion of the solicitation and selection process and the recommendation of the Special Committee that the transaction is fair to and in the best interests of the shareholders of Autocam not affiliated with Mr. Kennedy, the Board of

Directors concluded that the proposed merger was procedurally fair based on the following: (i) the procedure for soliciting parties interested in combining with Autocam and selecting the Aurora entity as the party to ultimately deal with was entirely fair to all participants and designed to lead to realizing the highest value that could be achieved for the shareholders not affiliated with Mr. Kennedy, (ii) the procedure had been as inclusive and as comprehensive as possible and had given all interested participants an opportunity to put forth a best and final offer that the Board could conclude was capable of being closed or consummated, (iii) at least a majority of the shareholders not affiliated with Mr. Kennedy would be required to approve the transaction, (iv) the nonemployee directors of Autocam had unanimously voted to retain an unaffiliated representative, RJA, for purposes of preparing a report concerning the fairness of the transaction which the Board had adopted, and (v) the nonemployee directors of Autocam had unanimously voted to retain an independent legal representative to advise them as to the performance of their duties to the Autocam shareholders other than Mr. Kennedy and such council participated in negotiating the terms of the merger, and, therefore, the Board unanimously adopted the recommendations and findings of the Special Committee and approved the transaction.

      On November 6, 1999, Autocam entered into the merger agreement with Titan Holdings and its subsidiary, Titan Acquisition. Autocam publicly announced the execution of the transaction prior to commencement of trading of Autocam’s common stock on November 8, 1999 and filed a Form 8-K with the Securities and Exchange Commission describing the transaction on November 9, 1999.

REASONS FOR THE MERGER;

RECOMMENDATION OF THE BOARD OF DIRECTORS

      BELIEVING THE TERMS OF THE MERGER ARE FAIR TO AND IN THE BEST INTERESTS OF AUTOCAM SHAREHOLDERS NOT AFFILIATED WITH MR. KENNEDY, THE BOARD OF DIRECTORS AND THE SPECIAL COMMITTEE HAVE UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND UNANIMOUSLY RECOMMEND THAT SHAREHOLDERS VOTE “FOR” ADOPTION OF THE MERGER AGREEMENT.

      In reaching its decision to approve the merger agreement, the Board of Directors and the Special Committee consulted with their financial and legal advisors and considered a variety of factors, including the following:

• A review of the possible alternatives to a sale of Autocam, including the prospects of continuing to operate Autocam as an independent company, the value to shareholders of such alternatives and the timing and likelihood of achieving additional value from these alternatives, and the possibility that Autocam’s future performance might not lead to a stock price having a higher present value than the merger consideration.

• The opinion of RJA, Autocam’s financial advisor, that the cash consideration to be received by holders of Autocam’s common stock is fair, from a financial point of view, to the holders and the financial analyses conducted by RJA in reaching its opinion, as described under “Opinion of Autocam’s Financial Advisor.”

• The analysis and unanimous judgment of the Special Committee of the Board of Directors, consisting of independent directors not employed by Autocam except as directors, that the proposed merger represented the best value reasonably available to the shareholders of Autocam offered by a reputable and responsible bidder, that the proposed agreements are fair to the shareholders not affiliated with Mr. Kennedy, and that it would be in the best interests of Autocam and its shareholders to enter into the merger agreement and related agreements.

• The amount of consideration offered to Autocam’s shareholders, which represents a premium of 40.0%, 41.3%, 47.6% and 55.6% over the average Autocam closing prices for the 10-day period, the 30-day period, the 90-day period and the 180-day period, respectively, preceding September 15, 1999 (the day of the public announcement that Autocam was engaged in discussions regarding a possible transaction), and a premium of approximately 50.0% over the average closing price in the year preceding September 15, 1999.

• The Board’s view that the industry in which Autocam operates generally is experiencing a consolidation, as have many other industries, and the Board’s belief that in order to be a surviving participant in the consolidated industry, Autocam must either become a consolidator or find a consolidator to affiliate with, and that in order to become a consolidator, Autocam would require increased access to capital that Aurora might provide.

• The Board of Directors (and particularly the independent Special Committee of the Board of Directors) view that the terms of the merger agreement, as reviewed by the Special Committee and the Board of Directors with their respective legal counsels and RJA, are fair to Autocam shareholders not affiliated with Mr. Kennedy and give the Board of Directors the ability to comply with its fiduciary duties under the law. See “Certain Provisions of the Merger Agreement — Covenants — No Solicitation” and “Provisions of the Merger Agreement — Additional Agreements — Fees and Expenses.”

      Autocam’s Board of Directors also considered certain countervailing factors in its deliberations concerning the merger, including:

• The potential disruption to Autocam’s business that might result from undertaking the merger process.

• The uncertainty regarding shareholders’, customers’ and employees’ perceptions of the merger.

• The possibility that the merger may not be consummated.

• The required payment by Autocam in certain circumstances of a termination fee and expenses under the merger agreement. See “Provisions of the Merger Agreement — Termination, Fees, Amendment and Waiver.”

      The foregoing discussion of the information and factors discussed by the Board of Directors and Special Committee is not meant to be exhaustive but is believed to include all material factors considered by the Board of Directors and Special Committee. The Board of Directors and Special Committee did not quantify or attach any particular weight to the various factors that it considered in reaching its determination that the merger agreement and the merger are fair to and in the best interests of Autocam shareholders not affiliated with Mr. Kennedy. Rather, the Board of Directors and Special Committee viewed its position and recommendation as being based on the totality of the information presented to and considered by it. As a result of its consideration of the foregoing and other relevant considerations, the Board of Directors and Special Committee unanimously determined that the merger agreement and the merger are advisable to and in the best interests of Autocam shareholders not affiliated with Mr. Kennedy and approved the merger agreement. Accordingly, the Board of Directors and Special Committee unanimously recommends that shareholders vote “FOR” adoption of the merger agreement.

EFFECTS OF THE MERGER; MERGER CONSIDERATION

      The merger agreement provides, on the terms and subject to the conditions set forth therein, (a) for the merger of Titan Acquisition into Autocam with Autocam surviving the merger as a wholly owned subsidiary of Titan Holdings, (b) each share of common stock of Autocam issued and outstanding at the effective time of the merger will be converted into the right to receive $18.75 per share in cash, without interest, except (i) 2,133,333 shares which Titan requires that Mr. Kennedy exchange for 200,000 shares of newly-issued cumulative preferred stock and 2,000,000 shares of newly-issued common stock in Titan Holdings, (ii) shares held by shareholders of Autocam, if any, who properly exercise their dissenters’ rights under Michigan law, and (iii) any shares held by Titan Holdings and Titan Acquisition which will be canceled, and (c) each share of common stock of Titan Acquisition issued and outstanding at the effective time of the merger will be converted into and exchanged for one share of stock of Autocam. The effective time of the merger will be at the time a certificate of merger is filed with the Michigan Corporation, Securities and Land Development Bureau which is expected to occur after the last of the conditions precedent to the merger set forth in the merger agreement has been satisfied or waived. See “Provisions of the Merger Agreement — Conditions Precedent.”

      The merger will have the effect set forth under Michigan law. Specifically, at the effective time of the merger, all of the property, rights, privileges, powers and franchises of Autocam and Titan Acquisition will be vested in the surviving corporation, and all of the debts, liabilities and duties of Autocam and Titan Acquisition will become the debts, liabilities and duties of the surviving corporation.

      Funds used to effect the merger will be available through equity investments in the approximate amount of $115,000,000 plus concurrent bank refinancing of certain indebtedness of Autocam in the approximate amount of $115,060,320. A bank group has committed to refinance certain Autocam indebtedness in the approximate amount of $115,060,320 and to provide at least approximately $10,500,000 of additional funds to cover fees and expenses related to the merger through a combination of a $75 million six-year term loan, a $50 million seven-year term loan and a $40 million six-year revolving credit facility, guaranteed by Titan Holding and certain Autocam subsidiaries as agreed between the parties, and secured by all assets of Autocam and the guarantors. The loans will bear interest at rates ranging from the Applicable Bank Rate (which may be prime rate or a multiple of the federal funds effective rate or the secondary market three-month CD rate) plus 2.0-2.5% or the Eurodollar Rate plus 3.0-3.5% depending upon the facility, will require certain mandatory prepayments and are conditioned upon consummation of the merger and certain equity input, aggregate consideration and maximum expense requirements in connection with the merger, in addition to the banks’ customary conditions.

      The directors of Titan Acquisition immediately prior to the effective time of the merger will be the directors of the surviving corporation, and shall serve until their respective successors are duly elected. The officers of Titan Acquisition immediately prior to the effective time of the merger will be the officers of the surviving corporation and shall serve until their respective successors are duly elected. The articles of incorporation and bylaws of Titan Acquisition will be the articles of incorporation and bylaws of the surviving corporation until duly amended in accordance with applicable law.

      If the merger is consummated, Autocam will no longer be required to file periodic reports under the Securities Exchange Act of 1934, including filing of annual reports on Form 10-K, quarterly reports on Form 10-Q, proxy statements and other nonperiodic reports such as Forms 8-K or any filings pursuant to the going private rules.

OPINION OF AUTOCAM’S FINANCIAL ADVISOR

      In a letter agreement dated July 2, 1999, Autocam engaged RJA as its exclusive financial advisor in connection with the merger. RJA was selected by Autocam based on RJA’s qualifications, expertise and reputation. On November 4, 1999, RJA delivered to Autocam’s Board of Directors an oral opinion that, on and as of the date of such opinion, and based on assumptions made, procedures followed, matters considered, and limits of review, as set forth in the written confirmation of the opinion, the offer price and cash consideration to be received by the holders of Autocam common stock pursuant to the merger agreement was fair from a financial point of view to the holders. This opinion was subsequently confirmed in a written opinion dated November 8, 1999. The Special Committee and Autocam’s Board of Directors have specifically adopted the RJA fairness opinion as well as the analysis set forth below.

      The full text of RJA’s opinion, dated November 8, 1999, which sets forth, among other things, assumptions made, procedures followed, matters considered and limitations on the review undertaken by RJA in rendering its opinion, is attached as Annex B to this Proxy Statement and incorporated herein by reference. No limitations were imposed by the Board of Directors of Autocam upon RJA with respect to the investigations made or the procedures followed by it in rendering its opinion. Autocam shareholders are urged to, and should, read RJA’s opinion carefully and in its entirety. RJA’s opinion is directed to the Board of Directors, addresses only the fairness of the cash consideration to be received by the holders of Autocam common stock pursuant to the merger agreement from a financial point of view to the holders and does not address any other aspect of the merger or constitute a recommendation to any holder of Autocam common stock as to how to vote at the Special Meeting. The following summary of RJA’s opinion is qualified in its entirety by reference to the full text of the opinion, attached as Annex B to this Proxy Statement.

      In connection with rendering its opinion, RJA, among other things:

• reviewed certain publicly available financial statements and other information of Autocam;

• reviewed current internal financial statements and detailed current financial and operating data and analyses thereof prepared by the management of Autocam in the ordinary course of operations.

• Analyzed projected income statements and balance sheets for the period ending June 30, 2000 as well as projected income statements for the period ending June 30, 2001 and 2002, and sales projections for the years ending June 30, 2003 and 2004 and a revised projected income statement for the period ending June 30, 2000.

• discussed the past and current operations and financial condition and the prospects of Autocam with senior executives of Autocam;

• reviewed the reported prices and trading activity for Autocam common stock;

• compared the financial performance of Autocam and the prices and trading activity of Autocam common stock with that of other comparable publicly traded companies and their securities;

• reviewed the financial terms, to the extent publicly available, of comparable acquisition transactions;

• performed a discounted cash flow analysis based on information provided to RJA by Autocam;

• participated in discussions and negotiations among representatives of Autocam and Aurora;

• reviewed the merger agreement; and

• performed such other analyses and considered such other factors as RJA has deemed appropriate.

      In rendering its opinion, RJA assumed and relied upon, without independent verification, the accuracy and completeness of the information reviewed by it for the purposes of rendering its opinion. With respect to the information relating to the prospects of Autocam, RJA assumed that such information reflected the best currently available estimates and judgments of management of Autocam of the likely future financial performance of Autocam. RJA did not make nor was it provided with any independent valuation or appraisal of the assets or liabilities of Autocam. In connection with its engagement to provide financial advisory services to the Board of Directors of Autocam concerning strategic alternatives, RJA was requested to solicit and did solicit, interest from third parties with respect to the acquisition of Autocam. In arriving at its opinion, RJA considered the nature, scope and results of such solicitation. RJA’s opinion was necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to RJA as of, the date thereof.

      The following is a brief summary of the material analyses performed and factors considered by RJA in preparation of its opinion dated November 8, 1999.

Analysis of Selected Public Company Trading and Financial Information

      RJA compared certain financial and stock market information for Autocam with similar information for 15 selected publicly held companies in the original equipment manufacturing (“OEM”) supplier sector of the automotive industry. The companies reviewed included Arvin Industries, Inc., Dana Corporation, Donnelly Corporation, Dura Automotive Systems, Gentex Corporation, Gencorp Inc., Intermet Corporation, The Lamson & Sessions Company, Lear Corporation, Mascotech, Inc., Modine Manufacturing Company, Shiloh Industries, Inc. Simpson Industries, Inc., Superior Industries International, Inc., and Tower Automotive, Inc. (collectively, the “Selected Companies”). RJA noted that most of these comparable companies have significantly larger market capitalizations and share base than Autocam. RJA calculated market values relative to each company’s earnings per share (“EPS”) for the latest 12 months, enterprise values (equity market value, plus debt, less cash and equivalents) relative to each company’s sales, earnings before interest and taxes (“EBIT”), and earnings before interest, taxes, depreciation and amortization (“EBITDA”) for the latest 12 months. All multiples were based on closing stock prices at October 27, 1999. Autocam multiples are based upon the offer price of $18.75 per Autocam share and latest 12 months proforma data.

Enterprise Value Multiples

For
Selected Companies and Autocam
Based on Latest 12 months data (“LTM”)

	LTM Earnings
	Per Share		LTM Sales		LTM EBIT		LTM EBITDA

Selected Companies:

High	21.5	x	4.6	x	14.1	x	12.9	x

Median	8.8	x	0.6	x	7.9	x	5.0	x

Low	4.8	x	0.2	x	4.8	x	3.6	x

Autocam Proforma:	14.8	x	1.2	x	10.8	x	6.3	x

Analysis of Selected Merger and Acquisition Transactions

      RJA reviewed the purchase price and transaction multiples paid in thirteen selected mergers and acquisition transactions in the OEM components supplier industry. The transactions reviewed were (acquiror/ target): Federal Mogul Corporation/ Cooper Automotive, Hayes Lemmerz International/ CMI International, Stoneridge/ Hi-Stat, Borg-Warner Automotive/ Kuhlman Corporation, TRW/ Lucas Varity, General Chemical Group, Inc./ Defiance, Inc., Dura Automotive Systems, Inc./ Adwest Automotive PLC, Carreras, Kestner & Co., LLC/ Hilite Industries, Inc., Amsted Industries, Inc./ Varlen Corporation, Littlejohn & Co., LLC/ Durakon Industries, Inc., TI Group PLC/ Walbro Corporation, Kelso & Company/ Citation Corporation, and Cooper Tire & Rubber Company/ Standard Products Company, (the “Selected Merger and Acquisition Transactions”). All multiples were based on publicly available information at the time of announcement of the transaction. This analysis indicated multiples of historical EBITDA in the Selected Merger and Acquisition Transactions of 4.8x to 11.8x (with a median of 6.4x). These multiples compare with a multiple for Autocam of 6.3x based upon the offer price of $18.75 per Autocam share and latest 12 month Proforma EBITDA.

Stock Price Premium Analysis

      RJA also compared the premiums paid in Selected Merger and Acquisition Transactions with the premium payable in Autocam transaction. The premiums paid in the Selected Merger and Acquisition Transactions, based on the target company’s closing stock price 30 business days prior to public announcement of such transaction were 25.5% to 102.5% (with a median of 44.0%). The premium payable in the offer and the merger of Autocam with Titan Acquisition, based on the closing stock price of Autocam shares on specific dates prior to the public announcement on September 15, 1999 that it was engaged in transaction discussions and compared to the Selected Merger and Acquisition Transactions is as set out below.

RECENT AUTOMOTIVE ACQUISITIONS AUTOCAM

OFFER PRICE PREMIUM TO STOCK PRICE PRIOR TO ANNOUNCEMENT

				30 Business		60 Business
				Days Prior		Days Prior
			Offer
Target	Acquiror	Announcement	Price	Premium	Price	Premium	Price

Kuhlman Corporation	Borg-Warner Automotive	12/18/98	$39.00	34.77%	$28.94	53.69%	$25.38

Definance, Inc.	General Chemical Group, Inc.	1/7/99	9.50	49.02	6.38	35.71	7.00

Hilite Industries, Inc.	Carreras Kestner & Co., LLC	5/4/99	14.25	39.02	10.25	48.05	9.63

Varien Corporation	Amsted Industries, Inc.	5/18/99	42.00	90.64	22.03	95.92	21.44

Durakon Industries, Inc.	Littlejohn & Co., LLC	6/18/99	16.00	25.49	12.75	34.74	11.88

Walbro Corporation	TI Group PLC	4/28/99	20.00	102.53	9.88	131.88	8.63

Citation Corporation	Kelso & Co.	6/24/99	17.00	30.14	13.06	63.86	10.38

Standard Products Company	Cooper Tire & Rubber Company	7/27/99	36.50	59.56	22.88	102.78	18.00

Selected Companies Together	Average			53.90		70.83
	Median			44.02		58.77
	Low			25.49		34.74
	High			102.53		131.88

Autocam Corporation	Aurora Capital Group	9/15/99	18.75	36.36	13.75	63.04	11.50

[Additional columns below]

[Continued from above table, first column(s) repeated]

	90 Business
	Days Prior

Target	Premium	Price

Kuhlman Corporation	19.08%	$32.75

Definance, Inc.	33.92	7.09

Hilite Industries, Inc.	52.00	9.38

Varien Corporation	67.16	25.13

Durakon Industries, Inc.	45.45	11.00

Walbro Corporation	201.88	6.63

Citation Corporation	57.23	10.81

Standard Products Company	113.14	17.13

Selected Companies Together	73.73
	54.61
	19.08
	201.88

Autocam Corporation	84.04	10.19

      In addition, RJA looked at the premium pricing compared to the average daily closing prices over the 10, 30, 90 and 180 business days prior to the public announcement, and found them to be 40.0%, 41.3%, 47.6% and 55.6%, respectively.

Discounted Cash Flow Analysis

      RJA performed a discounted cash flow analysis of Autocam to estimate the present value of the stand-alone, unleveraged, after-tax free cash flows that Autocam could generate over the fiscal years 2000 through 2004, based on internal estimates provided by Autocam’s management. RJA did not discount or otherwise risk-adjust management’s growth and EBITDA estimates. The stand-alone discounted cash flow analysis of Autocam was determined by (i) adding (x) the present value at June 30, 1999 of projected free cash flows over the five-year period 2000 through 2004, and (y) the present value at June 30, 1999 of the estimated perpetual value of Autocam in year 2004 and (ii) subtracting the projected net debt of Autocam at June 30, 1999. Autocam’s weighted average cost of capital (debt and equity) is estimated to be 13%, therefore, the cash flows and perpetual values of Autocam were discounted to present values using discount rates ranging from 11% to 15% and the terminal value multiple ranged from 5.5x to 6.5x. This analysis yielded an equity reference range for Autocam of approximately $15.08 to $23.83 per share as compared to the offer price of $18.75.

ORIGINAL MANAGEMENT PROJECTIONS

	For Fiscal Years Ending June 30,

	2000	2001	2002	2003	2004
(in 000’s)
Sales	$203,577	$243,728	$273,013	$288,040	$289,586

EBIT	31,703	40,641	47,063

EBITDA	48,816	59,979	68,926

Depreciation and Amortization	17,113	19,338	21,863

Capital Expenditures	16,000	16,500	10,000

Basic Net Income per Share	$2.11	$3.31	$4.09

      Management revised the June 30, 2000 projections and continued the previously projected sales through 2004 as set out below. These were delivered to RJA, Aurora and, in October 1999, to the other participating bidders.

REVISED MANAGEMENT PROJECTIONS

	For Fiscal Years Ending June 30,

	2000	2001	2002	2003	2004
(in 000’s)
Sales	$206,427	$243,728	$273,013	$288,040	$289,586

EBIT	29,136

EBITDA	45,868

Depreciation and Amortization	16,732

Capital Expenditures	15,600

Basic Net Income per Share	$1.98

      Even though sales for fiscal 2000 were increased slightly (approximately 1.4%), revised EBITDA forecasted for that period was significantly decreased (approximately 7.5%). Therefore, as sales for fiscal years 2001 through 2004 were not increased, maintaining EBITDA as a comparable % of sales relative to fiscal 2000, results in a reduced projected EBITDA for fiscal 2001 through 2004. Since RJA had already noted that enterprise value multiples based on EBITDA for selected publicly traded companies were decreasing from the time the original projections were reviewed by participants to the time revised projections were reviewed (estimated by RJA to be a decrease for selected public companies from an average of 6.5x to 5.7x, approximately 12.3%). Therefore, a price drop from $21.00 to $18.75 (approximately 10.7%) was within the range of predictability.

Certain Other Factors

      In connection with its opinion, RJA also considered (i) indications of interest and bids of third parties other than Aurora (including financing commitments associated with the bids); (ii) the historical and pro forma financial profile of Autocam; (iii) the ownership profile of Autocam; (iv) the liquidity of the shares of common stock; (v) movements of the price of the shares relative to movements in the Dow Jones Industrial Average; (vi) the historical relationship between the stock price and their trading volume; and (vii) analysts’ reports, including earnings estimates, with respect to Autocam. RJA took notice of the other options available to Autocam, including retaining the status quo, or engaging in other transactions. The book value and liquidation value of Autocam were low enough not to be considered as reliable indicators of the true value of Autocam given the values generated under the cash flow analysis and otherwise. One compilation done by RJA and included in the materials given to the Autocam board of directors was not used by RJA or the board in their fairness evaluations. That compilation purported to compare transaction prices as a multiple of future, forecasted EBITDA for comparable merger transactions to the Autocam multiple of the $18.75 merger price to Autocam future, forecasted EBITDA. Since verifying the future, forecasted EBITDA for the selected comparables was deemed to be too unreliable, this compilation was not used and is not discussed here.

      In connection with its written opinion, RJA performed procedures to update certain of its analyses and reviewed the assumptions on which such analyses were based and the factors considered in connection therewith.

      Although the summary set forth above does not purport to be a complete description of the analyses performed by RJA, the material analyses performed by RJA in rendering its opinion have been summarized above. The preparation of a fairness opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analyses and the application of those methods to the particular circumstance and, therefore, such an opinion is not readily susceptible to summary description. RJA believes that its analyses and the summary set forth above must be considered as a whole and that selecting portions of the above summary, without considering all factors and analyses, could create a misleading or incomplete view of the processes underlying such analyses and opinion.

      No company, transaction, or business used in such analysis as a comparison is identical to Autocam or the proposed merger, nor is an evaluation of the results of such analyses entirely mathematical; rather, such analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the acquisition, public trading, or other values of the companies, business segments, or transactions being analyzed. The estimates contained in such analyses and the range of valuations resulting from any particular analysis are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than those suggested by such analyses. Such analyses were prepared solely as part of RJA’s analysis of the fairness, from a financial point of view, of the consideration to be received. The projections are based on numerous variables and assumptions which are inherently unpredictable and must be considered not certain of occurrence as projected. Accordingly, actual results could vary significantly from those assumed in the projections and related analyses.

      In addition, analyses relating to the value of businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold. Accordingly, such analyses and estimates are inherently subject to substantial uncertainty. RJA’s opinion and financial analyses were only one of many factors considered by the Board in its evaluation of the proposed transaction and should not be viewed as determinative of the views of the Board or management with respect to the transaction or the consideration payable in the transaction.

      RJA is a nationally recognized investment banking firm. RJA is regularly engaged, with respect to automotive supplier companies and other corporations, in the valuation of businesses and their securities in connection with mergers and acquisitions, divestitures, leveraged buyouts, negotiated underwritings, competitive biddings, and secondary distributions of listed and unlisted securities. Autocam selected RJA on the basis of its familiarity with the automotive supply industry, its qualifications, ability, previous experience and its reputation with respect to mergers and acquisitions. In the ordinary course of business, affiliates of RJA may actively trade the securities of Autocam for their own account and the accounts of its customers and, accordingly, may at any time hold a long or short position in securities of Autocam. No limitations were imposed by Autocam’s Board of Directors, or the Special Committee, upon RJA with respect to the investigations made or procedures followed by RJA in rendering its opinion.

      In the past two years, RJA, formerly Roney & Co., has served Autocam as consultant and broker in the acquisition of The Hamilton Group in June 1997, and to review strategic alternatives in an engagement commencing on January 26, 1998. For those engagements, RJA received fees of $35,000 per engagement. RJA was engaged by the Special Committee to review strategic alternatives for Autocam pursuant to a July 2, 1999 engagement letter which will cover the merger. Compensation in connection with this engagement will include reimbursement of out-of-pocket expenses plus a fee of $900,000 for the first $200,000,000 of total consideration paid and 1.2% of the total consideration greater than $200,000,000. Of the total fee, $150,000 has been paid at the signing of the merger agreement and is nonrefundable. The balance of the fee will not be paid until the merger is consummated. Total consideration is a combination of amounts paid for the stock and debt assumed. Since debt varies periodically, the total fee will not be calculable until the merger is consummated. Based upon the amount of Autocam debt as of October 28, 1999 and the merger price of $18.75 per share, total consideration would be $229,995,772 and the total fee payable to RJA would be $1,259,949.26.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

      In considering the recommendation of the Board of Directors with respect to the merger, shareholders of Autocam should be aware that the directors and executive officers of Autocam have certain interests in the merger that may be different from, or in addition to, shareholders of Autocam. The Board of Directors and Special Committee was aware of these interests and considered them, among other factors, in approving the merger agreement. These interests are summarized below.

Stock Options

      As of December 13, 1999, the executive officers and directors of Autocam held options to purchase an aggregate of 124,949 shares of Autocam common stock of which, 49,382 were immediately exercisable. Upon the consummation of the merger, all holders of stock options granted by Autocam will be entitled to receive an amount in cash equal to the excess of $18.75 over the exercise price per share of Autocam common stock previously subject to such option. Upon consummation of the merger, Mr. Kennedy, Warren Veltman,

Autocam’s Chief Financial Officer, and David Livingston, Autocam’s Chief Operating Officer, will receive $300,983, $508,316 and $167,213, respectively, for their stock options.

Continued Employment

      As a condition to Titan’s consummation of the merger, Titan has required that John C. Kennedy continue his employment with Autocam and sign an employment agreement with the surviving company. Such employment agreement provides that Mr. Kennedy will remain an employee of Autocam following the merger for a three-year period effective upon consummation of the merger. The three-year period may be extended by agreement of Mr. Kennedy and Autocam. During his employment, Mr. Kennedy will continue as the Chief Executive Officer of Autocam at a base salary of $250,000 and current life insurance and benefits. It is anticipated that a bonus program for Mr. Kennedy will be agreed upon such that his total compensation will be approximately the same as now exists if the Company’s performance does not deteriorate. In addition, Titan Holdings has required that Mr. Kennedy sign a three-year noncompetition agreement providing that Mr. Kennedy will not engage, invest, participate or be interested in the precision machining business (the “Business”) or any business competing with such business in certain territories; or have any interest in, own, manage, operate, control, be connect with as a stockholder (other than as a stockholder of less than one percent of the issued and outstanding stock of a publicly held corporation), joint venturer, officer, director, agent, lender, representative, partner, employee or consultant, or otherwise engage or invest or participate in any business that shall compete with the Business; or solicit or hire any existing or future employee of Titan Holdings or the Business or any of their respective successors; or solicit or encourage any material customer or supplier of Titan Holdings or any of its respective affiliates to terminate or adversely alter in any material respect any relationship such person may have with Titan Holdings, any of its affiliates or any of their successors. Mr. Kennedy will receive no additional consideration for the noncompetition agreement other than his continued employment with Autocam. Warren A. Veltman is a director and the chief financial officer of Autocam and David A. Livingston is the chief operating officer of Autocam. It is anticipated that both will continue to be employed in those respective capacities by Autocam and may enter into employment agreements.

Continued Equity Interest

      In addition, in order to retain Mr. Kennedy’s continued dedication and attention to the results of operations of Autocam, Titan Acquisition has required that Mr. Kennedy maintain an equity interest in Titan Holdings following the merger. Mr. Kennedy will exchange 2,133,333 shares of Autocam common stock owned by him and valued at $18.75 per share for 200,000 newly-issued shares of Titan Holdings’ cumulative preferred stock and 2,000,000 shares of Titan Holdings’ common stock. Titan has required that all such stock be subject to the terms of a securityholders agreement among Titan Holdings and its securityholders. Under the securityholder agreement, Aurora has the right, and intends to, require that Mr. Kennedy exchange all of the Titan Holdings securities he would receive under the merger agreement for limited partnership interests in a new limited partnership to be controlled by Aurora (or an entity controlled by Aurora) as general partner. The limited partnership’s only activity will be to hold the Titan Holdings securities initially received by Mr. Kennedy under the merger agreement and subsequently exchanged by Mr. Kennedy for limited partnership interests. As such, this limited partnership will hold title to Mr. Kennedy’s equity interest in Titan Holdings and, with limited restrictions, vote and make all decisions with respect to the sale, exchange or other use thereof. Mr. Kennedy will be a limited partner and an entity controlled by Aurora will be the general partner. The effect of this arrangement will be to give Mr. Kennedy the benefit of the economic interest of his shares of Titan Holdings and, ultimately, Aurora the ability to vote and otherwise control the transfer or disposition thereof.

      The securityholders agreement will be executed by all shareholders of Titan Holdings and is a comprehensive arrangement controlling the circumstances under which shares in Titan Holdings may be transferred. The limited partnership will sign this agreement as the ultimate holder of record of all Titan Holdings’ interests attributable to Mr. Kennedy’s continued equity interest. It provides, in summary, as follows:

• no shares may be transferred without the consent of Aurora prior to an initial public offering;

• if Aurora has not consented to a request, it has a right of first refusal prior to any transfer;

• prior to an initial public offering, if Aurora seeks to dispose of shares, Aurora may require that other minority holders agree to sell a pro rata portion of their shares;

• prior to an initial public offering, if Aurora seeks to dispose of shares, other minority holders may require that their shares be included on a pro-rata basis;

• Aurora is granted a proxy to vote all shares of Titan Holdings;

• any holder that is employed by Titan Holdings or a subsidiary that is terminated for cause or voluntarily terminates his employment within the first two years of acquiring shares may be forced to sell his interest to Aurora at a price equal to the lesser of the purchase price or the book value of such shares; and

• various registration rights.

Life Insurance

      For a period beginning on the effective time after the merger and ending six months thereafter, Mr. Kennedy shall be allowed to purchase from Autocam life insurance on his life or the joint lives of he and his spouse owned by Autocam at the effective time. The purchase price shall be the cash value thereof at the time of purchase and such insurance must be maintained in full force and effect during that period.

Indemnification and Insurance

      Autocam has entered into indemnification agreements with each of its directors in which Autocam, in general terms, has agreed to indemnify and pay the costs of defense of each of its directors to the maximum extent permitted by law. The merger agreement requires the surviving corporation to continue to provide, for a period of six years after the merger, indemnification to current and former directors and officers of Autocam and its subsidiaries for actions based on matters and events occurring prior to the merger to the same extent as currently provided by Autocam, which is the maximum permitted under Michigan law. Titan has agreed to guarantee these indemnification obligations of the surviving corporation. The merger agreement requires Titan to provide to the current and former officers and directors of Autocam, for a period of six years after the merger, director and officer liability insurance (including through self insurance) substantially similar to such insurance currently provided by Autocam.

ACCOUNTING TREATMENT

      The merger will be accounted for by Titan Acquisition as a “purchase” in accordance with generally accepted accounting principles. Consequently, the aggregate consideration paid by Titan Acquisition in connection with the merger will be allocated to Autocam assets and liabilities based upon their fair values, with any excess being treated as goodwill.

REGULATORY MATTERS

      Titan and Autocam must comply with certain federal regulatory requirements before the merger is consummated. Autocam and Titan are not aware of any other material governmental consents or approvals that are required prior to the parties’ consummation of the merger other than those described below. It is presently contemplated that if such additional governmental consents and approvals are required, such consents and approvals will be sought. There can be no assurance, however, that any such additional consents or approvals will be obtained.

HSR Act

      The consummation of the merger is subject to the requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder, which provide that certain acquisition transactions may not be consummated until certain information has been furnished to the Antitrust Division of the Department of Justice and the Federal Trade Commission and until certain waiting periods have been terminated or have expired. Titan Acquisition and Autocam were, therefore, required to file Notification and Report Forms, which were filed with the Antitrust Division and the FTC on November 12, 1999. The waiting period under the HSR Act was terminated by the Department of Justice on November 23, 1999.

      The expiration or termination of the Hart-Scott-Rodino waiting period does not preclude the Antitrust Division, the FTC or any state from challenging the merger on antitrust grounds either before or after the waiting period has expired or been terminated. Accordingly, at any time before or after the effective time of the merger, the Antitrust Division, the FTC or any state could take such action under the antitrust laws as it deems necessary or desirable in the public interest, or certain other persons, including private parties, could take action under the antitrust laws. Such action could include seeking to enjoin the merger. Based on information available to them, Titan and Autocam believe the merger can be effected in compliance with federal and state antitrust laws. There can be no assurance, however, that a challenge to the merger will not be made or that, if such a challenge is made, Titan and Autocam will prevail.

      The obligations of Titan and Autocam to consummate the merger are subject to the condition that there be no preliminary or permanent injunction or other order by any court or governmental or regulatory authority of competent jurisdiction, including any state governmental or regulatory authorities, prohibiting consummation of the merger or limiting the ownership or operation by Titan, Autocam or any of their respective subsidiaries of any material portion of the business or assets of Titan or Autocam.

      Titan and Autocam are not aware of any foreign governmental approvals or actions that may be required for consummation of the merger. However, Autocam conducts operations in a number of foreign countries. Titan and Autocam are currently in the process or reviewing whether other approvals or actions may be required or desirable in such other jurisdictions. Should any other approval or action be required, Titan and Autocam currently contemplate that such approval or action would be sought.

FEDERAL INCOME TAX CONSEQUENCES

      The following discussion describes material United States federal income tax consequences relevant to the merger. The discussion is based on the Internal Revenue Code of 1986, as amended, existing and proposed Treasury regulations promulgated thereunder, rulings, administrative pronouncements and judicial decisions, changes to which could materially affect the tax consequences described herein and could be made on a retroactive basis.

      The receipt of cash in exchange for Autocam common stock pursuant to the merger will be a taxable transaction for federal income tax purposes and may also be a taxable transaction under applicable state, local and foreign income and other tax laws. The tax consequences of such receipt may vary depending upon, among other things, the particular circumstances of the shareholder. In general, a shareholder will recognize a gain or a loss for federal income tax purposes equal to the difference between the adjusted tax basis of his or her Autocam common stock and the amount of cash received in exchange therefor in the merger. Such gain or loss generally will be (a) calculated separately for each block of stock (i.e., stock acquired at the same cost in a single transaction) sold or exchanged pursuant to the merger, (b) a capital gain or loss if Autocam common stock are a capital asset in the hands of the shareholder and (c) a long-term gain or loss if the holding period for Autocam common stock is more than one year at the effective time of the merger.

      The receipt of cash by a shareholder of Autocam pursuant to the merger may be subject to backup withholding at the rate of 31% unless the shareholder provides a certified taxpayer identification number on Form W-9 and otherwise complies with the backup withholding rules or demonstrates that it is exempt from backup withholding. Backup withholding is not an additional tax; any amounts withheld may be credited against the federal income tax liability of the shareholder subject to the withholding.

      The foregoing discussion does not address all aspects of federal income taxation that may be relevant to a shareholder and may not apply to shareholders (a) who acquired their Autocam common stock pursuant to the exercise of employee stock options or other compensation arrangements with Autocam, (b) who are not citizens or residents of the United States, (c) who perfect their dissenters’ rights or (d) who are subject to annual tax treatment under the Internal Revenue Code (such as dealers in securities, insurance companies, other financial institutions, regulated investment companies, shareholders who hold their shares as part of a hedge, straddle, or conversion transaction, and tax-exempt entities). It is anticipated that the exchange of Autocam shares for shares in Titan Holdings will not be a currently taxable event to Mr. Kennedy. Depending on the terms of the stock received and the ultimate disposition thereof, taxation may be deferred on those shares until a subsequent disposition. The cash he receives in the merger will be taxed as described above for all other shareholders.

      DUE TO THE INDIVIDUAL NATURE OF TAX CONSEQUENCES, SHAREHOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS AS TO THE SPECIAL TAX CONSEQUENCES TO THEM OF THE MERGER, INCLUDING THE EFFECTS OF APPLICABLE STATE, LOCAL OR FOREIGN INCOME OR OTHER TAX LAWS OR FEDERAL TAX LAWS OTHER THAN THOSE PERTAINING TO INCOME TAX.

DISSENTERS’ RIGHTS

      Although the MBCA does not require it for this transaction, the Board of Directors has unanimously approved the application of the provisions of the MBCA providing dissenters’ rights to shareholders. As a result, holders of Autocam stock who so desire are entitled to relief as dissenting shareholders under Sections 762-774 of the MBCA. The provision of dissenters’ rights arose out of discussions between the parties to the merger agreement. The parties concurred that in light of the existence of Mr. Kennedy’s large majority position, and in spite of the requirement that a large portion of the remaining shareholders must agree to this transaction, allowing for dissenters’ rights would add to and enhance the objective of the parties to provide entire fairness to the shareholders not affiliated with Mr. Kennedy. An Autocam shareholder will be entitled to such relief, however, only if such shareholder complies strictly with all of the procedural and other requirements of the MBCA. The following summary is qualified in its entirety by reference to Sections 762-774, a copy of which is attached hereto as Annex C.

      A holder of Autocam common stock who wishes to perfect his or her rights as a dissenting shareholder in the event the merger is approved:

• must deliver to Autocam, before the vote is taken on the merger, a written notice of his or her intent to demand payment for all of his or her shares if the merger is approved by shareholders. Such written demand should state the shareholder’s name, address and number of shares of Autocam common stock as to which such shareholder seeks payment; and

• must not have voted his or her Autocam common stock in favor of the adoption of the Merger Agreement.

      If the shares of Autocam common stock are not held of record by the shareholder who seeks dissenters’ rights but are held beneficially by another person, the shareholder at the time of delivering written notice to dissent must also deliver the written consent of the record holder to the dissent.

      If the merger is approved, within ten days thereafter Autocam must deliver a written dissenters’ notice to shareholders who complied with the above requirements. The notice shall be accompanied by a form for payment demand that includes the date of the first announcement to news media of the terms of the proposed merger (November 8, 1999), a certification that the person asserting dissenters’ rights acquired beneficial ownership of the shares before November 8, 1999 and sets forth a date by which Autocam must receive the payment demand, which date may not be fewer than 30 nor more than 60 days after the date the dissenters’ notice is delivered. The dissenters’ notice shall also state where the payment demand must be sent and where and when such certificates for shares owned by the dissenting shareholder must be deposited.

      A SHAREHOLDER WHO DOES NOT DEMAND PAYMENT OR DEPOSIT HIS OR HER SHARE CERTIFICATES WHERE REQUIRED, EACH BY THE DATE SET FORTH IN THE DISSENTERS’ NOTICE, IS NOT ENTITLED TO PAYMENT FOR HIS OR HER SHARES

PURSUANT TO HIS OR HER DISSENTERS’ RIGHTS BUT WILL BE ENTITLED TO THE MERGER PRICE OF $18.75 PER SHARE.

      A vote against the adoption of the Merger Agreement will not satisfy the requirements of a written demand for payment. Any written demand for payment should be mailed or delivered to Autocam Corporation, 4070 East Paris Avenue, Kentwood, Michigan 49512, Attention: Warren A. Veltman. Because the written demand must be delivered to Autocam within the time period stated above, it is recommended, although not required, that a shareholder using the mail should use certified or registered mail, return receipt requested, to confirm that such shareholder has made a timely delivery.

      Within seven days after a payment demand and certificates are received by Autocam, or the merger is effected, whichever is later, Autocam will pay each dissenter who complied with Section 767 the amount Autocam estimates to be the fair value of his or her shares, plus accrued interest. The payment shall be accompanied by Autocam’s balance sheet, income statement, statement of changes in shareholders’ equity as of the year ended June 30, 1999 and, if available, the latest interim financial statements of Autocam. Also included will be a statement of Autocam’s estimate of the fair value of the dissenter’s shares, an explanation of how interest was calculated and a statement of dissenter’s right to demand payment under Section 772 of the MBCA.

      Under Section 772, a dissenter may notify Autocam in writing of his or her own estimate of the fair value of his or her shares and the amount of interest due and demand payment of such estimate less any payment previously made by Autocam for the shares if any of the following applies, (a) the dissenter believes either that the amount paid by Autocam is less than the fair value of the dissenter’s shares or that the interest due is incorrectly calculated, or (b) Autocam fails to make payment within 60 days after the date set for demanding payment, or (c) Autocam does not effect the merger and does not return the dissenter’s certificates. A dissenter waives his or her rights under Section 772 to demand payment if the dissenter fails to notify Autocam in writing as required within 30 days after Autocam has made or offered payment for the dissenter’s shares.

      If a payment demand is not resolved within 60 days after Autocam receives a payment demand under Section 772, Autocam shall petition the Circuit Court of Kent County, Michigan to determine the fair value of the shares and accrued interest. All dissenters with unsettled demands shall be named as parties to such action, whether or not they are residents of the State of Michigan. A dissenter made a party to the proceeding is entitled to judgment for the amount, if any, by which the court’s determination of the fair value of his or her shares plus interest exceeds the fair value and interest paid by Autocam. If Autocam does not commence such an action within 60 days after Autocam receives such payment demand, it must pay each dissenter whose demand remains unsettled the amount demanded.

      Fair value means the value of the shares immediately before the Autocam Special Meeting, excluding any appreciation or depreciation in anticipation of the merger. Interest will be calculated from the effective date of the merger until the date of payment at the average rate currently paid by Autocam on its principal bank loan. The fair value could be equal to, less than, or more than $18.75 per share.

      A shareholder who demands payment and deposits his or her certificates retains all other rights of a shareholder until these rights are cancelled or modified by the merger.

      The court in an appraisal proceeding shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against Autocam, except that the court may assess costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment. The court may also assess the fees and expenses of counsel and experts for the respective parties in amounts the court finds equitable in the manner set forth in Section 774(2) of the MBCA.

      The rights of any dissenting shareholder will terminate if (a) the dissenting shareholder has not complied with Section 767, (b) Autocam abandons or is finally enjoined or prevented from carrying out, or the shareholders of Autocam rescind their approval and adoption of, the Merger Agreement, or (c) the dissenting shareholder withdraws his or her written demand, with the consent of Autocam, by its Board of Directors.

      Because a proxy card returned to Autocam that does not contain voting instructions will be voted for adoption of the merger agreement, an Autocam shareholder who wishes to exercise dissenters’ rights must either not sign and return his or her proxy card or if he or she signs and returns his or her proxy card, check the appropriate box on the proxy card to either vote against or to abstain from voting on the adoption of the merger agreement.

PROVISIONS OF THE MERGER AGREEMENT

      This section of the Proxy Statement describes material provisions of the merger agreement. The description of the merger agreement contained in this Proxy Statement is qualified in its entirety by reference to the complete text of the merger agreement, a copy of which is attached as Annex A to this Proxy Statement and is incorporated herein by reference. You are urged to review the merger agreement carefully and in its entirety.

General

      Pursuant to the merger agreement, at the effective time of the merger, Titan Acquisition will merge into Autocam, and Titan Acquisition will cease to exist. Following the effective time of the merger, Autocam will be the surviving corporation and become a wholly owned subsidiary of Titan Holdings.

Merger Consideration

      At the effective time of the merger, by virtue of the merger and without any action on the part of any shareholder, each issued and outstanding share of Autocam common stock held by Autocam shareholders will be converted into the right to receive $18.75 in cash, without interest, except for shares canceled, shares as to which dissenters’ rights are perfected by a dissenting shareholder, and 2,133,333 shares held by John C. Kennedy. The 2,133,333 shares owned by Mr. Kennedy will be exchanged for 200,000 shares of newly-issued cumulative preferred stock and 2,000,000 shares of common stock of Titan Holdings, constituting approximately 34.8% of the ownership of each of those issued and outstanding classes of stock. All other purchasers of shares of Titan Holdings will pay cash for their shares. Mr. Kennedy’s interest will be valued on a cash equivalent basis with his Autocam shares being equal to cash of $18.75 per share.

      As of the effective time of the merger, except as to the shares of Mr. Kennedy referenced above, all existing shares of Autocam common stock will no longer be outstanding, will automatically be canceled and retired and will cease to exist. Each holder of Autocam common stock will cease to have any rights with respect to those shares, except the right to receive the merger consideration in accordance with the terms of the merger agreement.

      As of the effective time of the merger, each share of Titan Acquisition issued and outstanding immediately prior to the effective time of the merger will be converted into one fully paid and nonassessable common share of the surviving corporation.

      No dissenting shareholder will be entitled to any portion of the merger consideration or other distributions unless and until the dissenting shareholder fails to perfect or otherwise effectively withdraws or loses his or her dissenters’ rights under Michigan law. Shares of Autocam common stock as to which dissenters’ rights have been exercised will be treated in accordance with Sections 762-774 of the MBCA. If any person, who otherwise would be deemed a dissenting shareholder, fails to properly perfect or effectively loses the right to dissent with respect to any common stock, those shares will be treated as though they had been converted as of the effective date of the merger into the right to receive the merger consideration. See “Dissenters’ Rights.”

Treatment of Stock Options

      Stock Options. At the effective time of the merger, each holder of an outstanding option to purchase Autocam common stock issued pursuant to the Autocam Corporation 1991 Stock Option Plan and the Autocam Corporation 1998 Key Employee Stock Option Plan, as amended, will be entitled to receive, in settlement of the option, for each share subject to such option an amount in cash, subject to any applicable withholding tax, equal to the difference between $18.75 and the per share exercise price of such option to the extent such difference is a positive number. At the effective time of the merger, all Autocam options will be canceled. On December 13, 1999 under Autocam’s four stock option plans, there were outstanding options to purchase an aggregate of 682,884 shares of Autocam common stock, of which 375,325 shares were vested.

Representations and Warranties

      The merger agreement contains customary representations and warranties by Autocam and Titan relating to, among other things:

• the corporate organization, standing and power of each;

• the subsidiaries of Autocam;

• the capital structure of Autocam;

• each of Autocam’s and Titan’s authority to enter, and the noncontravention of certain agreements and documents upon execution of, the merger agreement;

• documents filed by Autocam with the Securities and Exchange Commission and other regulatory entities and the accuracy of information contained therein;

• the absence of certain material changes or events or undisclosed liabilities with respect to Autocam since June 30, 1999;

• Autocam’s compliance with applicable laws and litigation;

• matters relating to Autocam’s compliance with the Employee Retirement Income Security Act of 1974, as amended;

• Autocam’s tax matters;

• title to Autocam’s property and leases;

• the vote required by the shareholders of Autocam in connection with the merger agreement;

• the nonapplication of Michigan state control share acquisition provisions;

• Autocam’s and Titan’s engagement of and payment of fees to brokers, investment bankers, finders and financial advisors in connection with the merger agreement;

• the availability of equity and the existence of bank lending commitments sufficient to fund the transactions contemplated by the merger agreement;

• environmental matters affecting Autocam;

• the preparation of this Proxy Statement;

• certain material contracts and noncompetition agreements of Autocam;

• intellectual property matters of Autocam;

• “Year 2000” computer matters;

• Autocam’s insurance matters;

• the opinion of RJA;

• labor agreements and material labor disputes of Autocam;

• notices from customers or suppliers; and

• product warranties by Autocam.

Covenants

      Pursuant to the merger agreement, Autocam has agreed that, except as consented to by Titan, during the period from the date of the merger agreement to the effective time of the merger, Autocam will carry on its business in the ordinary course consistent with past practice. To the extent consistent with the previous sentence, Autocam will use all reasonable efforts consistent with past practice to preserve intact its and its subsidiaries’ business, keep the services of its current officers and other key employees available, and preserve its relationships with customers, suppliers, distributors and those persons having business dealings with Autocam.

      The merger agreement provides that prior to the effective time Autocam and its subsidiaries will not, among other things and with some exceptions:

• declare or pay dividends, other than cash dividends in amount and frequency not more than amounts paid within the last 12 months, or recapitalize or redeem its capital shares;

• issue, sell or encumber any shares of capital stock or options to acquire any shares of such capital stock;

• amend its organizational documents or merge with any person;

• elect to have the merger treated under certain business combinations and control share acquisition provisions of the MBCA;

• sell, lease or encumber property or assets, except immaterial assets in the ordinary course of business consistent with past practice;

• dissolve, consolidate, liquidate or otherwise restructure Autocam;

• enter into any capital commitments more than $250,000 individually or $500,000 in the aggregate, except as previously committed and disclosed or required;

• enter into operating leases with payments of more than $50,000 in the aggregate;

• increase any compensation or benefits payable, except for changes in the ordinary course consistent with past practice;

• adopt, enter into or otherwise amend any employee benefit or similar plan or grant;

• alter or enter into a material contract other than in the ordinary course of business;

• enter into any employment agreement or grant any severance pay except pursuant to standard outstanding agreements;

• enter into or amend any exclusive rights agreement;

• incur any indebtedness, except for short-term indebtedness in the ordinary course of business;

• transfer any intellectual property rights;

• acquire, purchase, or acquire any material amount of assets of, any business entity, other than purchase of assets from suppliers or vendors in the ordinary course of business consistent with past practice;

• settle or consent to extension of any material tax liability;

• satisfy claims or liabilities of Autocam, other than satisfaction, in the ordinary course of business consistent with past practice, in accordance with their terms or in an amount not to exceed $50,000 in any one case or $250,000 in the aggregate, of liabilities reflected or reserved against, in, or contemplated by, the consolidated financial statements of Autocam;

• alter the corporate structure of any subsidiary;

• revalue its assets;

• commence lawsuits other than for routine collections, for breach of the merger agreement or certain other cases in good faith, or settle lawsuits; or

• take any action that would make any of the representations untrue or incorrect.

      The merger agreement provides that by the effective time, Titan Holdings will have received at least $75,000,000 of cash equity contribution.

No Solicitation

      The merger agreement provides that Autocam will not, and will not authorize or permit any of its subsidiaries and their respective officers, directors, affiliates, employees, representatives and agents to, directly or indirectly, encourage, solicit, participate in or initiate discussions or negotiations with or provide any non-public information to anyone concerning a third party acquisition. By third party acquisition, we mean any of the following: (i) the acquisition of Autocam by merger or otherwise, (ii) the acquisition of any material portion of the assets of Autocam, other than ordinary course product sales; (iii) the acquisition of 20% or more of the outstanding shares of Autocam common stock; (iv) the adoption by Autocam of a plan of liquidation or an extraordinary dividend; (v) the repurchase by Autocam or any of its subsidiaries of more than 10% of the outstanding shares of Autocam common stock; or (vi) the acquisition by Autocam of, or the investment by Autocam in, any business whose annual revenues, net income or assets are equal to or greater than 10% of those of Autocam. Autocam, however, is permitted to respond to such inquiries that have not been encouraged, solicited, or initiated if such responses are consistent with the foregoing.

      In addition, if the Autocam Board of Directors determines in good faith, after consultation with its counsel, that it is necessary to do so in order to comply with its fiduciary duties to Autocam shareholders under applicable law, then Autocam may, in response to a proposal for a third party acquisition that was not solicited after the date of the merger agreement and is from a third party that appears reasonably likely to be capable of consummating a superior proposal and only for so long as the Autocam Board of Directors determines that its actions are reasonably likely to lead to a superior proposal, (i) furnish Autocam information to any such third party under a customary confidentiality agreement and (ii) participate in discussions and negotiations regarding such proposal or offer. Autocam must promptly notify Titan of any proposal or inquiry concerning a third party acquisition, provide Titan with materials related thereto, and keep Titan informed of the status of such proposal.

      The merger agreement also provides that the Autocam Board of Directors may not withdraw its approval or recommendation of the merger or approve or recommend, or cause Autocam to enter into any agreement with respect to, any third party acquisition. Notwithstanding the foregoing, if the Autocam Board of Directors by a majority vote determines in its good faith judgment, after consultation with its counsel, that it is necessary to do so in order to comply with its fiduciary duties, the Autocam Board of Directors may withdraw its approval or recommendation of the merger or approve or recommend a superior proposal but in each case only (i) after providing written notice to Titan of the material terms thereof and (ii) if Titan does not, within 5 business days of such notice, make an offer that the Autocam Board of Directors by a majority vote determines in its good faith judgment (after consultation with its advisers) to be at least as favorable to Autocam’s shareholders as such superior proposal; provided, however, that Autocam shall not be entitled to withdraw its approval of the merger or enter into any agreement with respect to a superior proposal unless and until Autocam terminates the merger agreement and pays Titan any termination fees and expenses due to Titan. By superior proposal, we mean any bona fide proposal (1) to acquire directly or indirectly all of the outstanding shares of Autocam common stock (other than shares held by Mr. Kennedy that may be retained or may be exchanged or converted into securities of the acquiring or surviving person) or all or substantially all of the assets of Autocam, (2) that is financially superior to the merger, for which the third party has demonstrated that the necessary funds are reasonably likely to be available and that is subject to no conditions other than conditions that are not more favorable to the third party than the conditions to the obligations of Titan included in the merger agreement, unless such other conditions do not raise a material risk that the transaction will not be completed and (3) that does not in any event contain any due diligence condition or a “right of first refusal” or “right of first offer” with respect to any counter-proposal that Titan might make.

Additional Agreements

      Shareholders Meeting. Autocam agreed to, as soon as practicable following the date of the merger agreement, duly call, give notice of, convene and hold a meeting of its shareholders for the purpose of considering and taking action on the merger agreement and the transactions it contemplates and subject to the fiduciary duty of the Board of Directors of Autocam, include in this Proxy Statement a recommendation that the shareholders approve and adopt the merger agreement and the transactions it contemplates and use reasonable efforts to obtain approval and adoption of the merger agreement and transactions it contemplates.

      Efforts; Cooperation. Subject to the terms and conditions provided in the merger agreement, each of Autocam and Titan agreed to, and Autocam agreed to cause each subsidiary to, cooperate and use reasonable efforts to make, or cause to be made, all filings necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by the merger agreement, including cooperation in the preparation and filing of any required filings under the Hart-Scott-Rodino Act or other foreign filings, consents and any amendments, and to contest any legal proceeding related to the merger and execute any additional instruments to carry out the intent of the merger agreement. If, at any time after the effective time of the merger, any further action is necessary or desirable to carry out the purposes of the merger agreement, including the execution of additional instruments, the proper officers and directors of each party to the merger agreement agreed to take all such necessary action.

      Each of the parties agreed to consult and cooperate with each other and consider in good faith the views of one another in connection with analyses, appearances, presentations and proposals submitted by or for either party in connection with antitrust or fair trade proceedings and to use reasonable efforts to resolve governmental objections to and vigorously contest any order preventing the transactions contemplated by the merger agreement based upon any antitrust law. Notwithstanding such agreement, without the consent of Titan Acquisition or Autocam, neither Autocam nor its subsidiaries shall be required to divest their businesses, or product lines or assets or take or agree to any action prior to the effective time of the merger which could reasonably be expected to have a material adverse effect on Autocam. Without the consent of Titan Acquisition, neither Titan Acquisition nor its subsidiaries may be required to so divest or take or agree to take any action which could reasonably be expected to have a material adverse effect on Titan Acquisition after the effective time of the merger.

      Indemnification and Insurance. Pursuant to the merger agreement, after the effective time of the merger, Titan Acquisition will cause Autocam to indemnify and hold harmless the present and former officers, directors, employees, fiduciaries and agents of Autocam and its subsidiaries in respect of acts or omissions occurring prior to the effective time of the merger to the extent provided under Autocam’s articles of incorporation, bylaws and individual indemnification agreements in effect at the date of the merger agreement, subject to any limitations imposed by applicable law. Without limitation, if any indemnified party becomes involved in any proceeding relating to the merger agreement or transactions it contemplates, or if Autocam’s majority shareholder, John C. Kennedy, his wife or their foundation is involved in any action, proceeding or investigation alleging a breach of duty as a shareholder of Autocam as a result of actions taken in connection with the merger, Titan Acquisition will cause the surviving corporation to pay as incurred reasonable legal and other costs and any liability or award subject to any limit of applicable law.

      The merger agreement also provides that for six years after the effective time of the merger, the surviving corporation will maintain officers’ and directors’ liability insurance covering acts or omissions occurring on or prior to the effective time with respect to those persons who were covered by Autocam’s directors’ and officers’ liability insurance policy on terms and amounts substantially similar to those in effect on the date of the merger agreement. Titan Acquisition, however, is not required to expend in any one year an amount in excess of 150% of the annual premiums paid by Autocam in its last full fiscal year for the insurance. Notwithstanding the foregoing, if the annual premiums for this insurance coverage exceed that amount, Titan Acquisition must obtain a policy with the greatest coverage available for a cost not exceeding that amount. Moreover, in lieu of maintaining existing insurance, Titan Acquisition may cause coverage to be provided under any policy maintained for the benefit of Titan Acquisition so long as the terms are not materially less advantageous to the intended beneficiaries of the existing insurance.

Fees and Expenses

      Except as described below under Termination, Fees Amendment and Waiver, whether or not the merger is completed, all fees and expenses incurred in connection with the merger, the merger agreement and the transactions contemplated thereby will be paid by the party incurring these fees or expenses.

Shareholders Voting Agreement

      At the date of execution of the merger agreement, John C. Kennedy entered into a Shareholders Voting Agreement with Titan which provides that all Autocam shares beneficially owned by him would be voted in favor of the merger agreement; against any proposal for a Third Party Acquisition and against any proposal for action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of Autocam under the merger agreement or which is reasonably likely to result in any of the conditions of Autocam’s obligations under the merger agreement not being fulfilled; any change in the directors of Autocam; any change in the present capitalization of Autocam or any amendment to Autocam’s Articles of Incorporation or Bylaws; any other material change in Autocam’s corporate structure or business; or any other proposal to be considered by Autocam’s shareholders that would reasonably be expected to impede, interfere with, delay, postpone or materially adversely affect the transactions contemplated by the merger agreement or the likelihood of such transactions being consummated; and in favor of any other matter necessary for consummation of the transactions contemplated by the merger agreement that it considered at any such meeting of shareholders and in connection therewith to execute any documents that are necessary or appropriate in order to effectuate the forgoing, including the ability for Titan Acquisition or its nominees to vote such shares directly. The Shareholders Voting Agreement terminates if the merger agreement is terminated prior to consummation. Thus, if the board of directors exercises its right under the merger agreement to terminate the merger agreement and to recommend a superior proposal, Mr. Kennedy is not bound to vote for the merger and could vote for the superior proposal. See “Provisions of The Merger Agreement — No Solicitation.”

Conditions Precedent

      Autocam’s and Titan’s obligation to effect the merger is subject to the satisfaction or waiver on or prior to the effective date of the merger of the following closing conditions:

• Autocam shareholders holding 80.1% of the shares of Autocam’s common stock having adopted the merger agreement;

• all consents, waivers, approvals and actions of, filings with and notices to any governmental entity required of Titan Acquisition or Autocam or any of Autocam’s subsidiaries to consummate the merger and the other transactions contemplated by the merger agreement having been timely obtained without the imposition of materially burdensome conditions on the surviving corporation or its affiliates or business, as reasonably determined in good faith by Titan Acquisition; and

• no restraining order or injunction by any court of competent jurisdiction or other legal or regulatory restraint and no action, claim, proceeding or investigation instituted by any governmental entity challenging or seeking to restrain or prohibit the consummation of the merger or any of the other transactions contemplated by the merger agreement being pending.

      In addition, Titan’s obligation to effect the merger is subject to the satisfaction or waiver of the following conditions:

• Autocam’s representations and warranties set forth in the merger agreement being true and correct in all material respects as of the effective time of the merger agreement;

• Autocam having performed in all material respects all obligations required to be performed by it under the merger agreement through or as of the effective time;

• no judgment, order, injunction, decree, statute, law, ordinance, rule or regulation enacted, entered, promulgated, enforced or issued by any court or other governmental entity of competent jurisdiction or other legal restraint or prohibition being in effect (a) restraining the consummation of the merger or the performance of the transactions contemplated by the merger agreement or the Shareholders Voting Agreement or (b) restricting the acquisition, ownership, exercise of rights, or operation and control by Titan of any material portion of the business or assets of Autocam, or (c) resulting or reasonably likely to result in the imposition of damages of $500,000 or more against Titan, Autocam or the surviving corporation;

• no litigation has been instituted that, in Titan’s reasonable judgment, could reasonably be expected to result in any of the consequences referred to in the preceding bullet point;

• the waiting period, including any extensions, applicable to the consummation of the merger under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 having expired or been terminated;

• all required consents to certain material contracts having been obtained without imposition of materially burdensome conditions on the surviving corporation or its affiliates or business;

• as of immediately prior to the effective time of the merger, holders of no more than 5% of the outstanding Autocam common stock having taken actions to assert dissenters’ rights under Michigan law;

• Autocam having furnished Titan with a certificate dated the closing date signed on its behalf by an executive officer to the effect that the conditions regarding accuracy of its representations and warranties and performance of its obligations have been satisfied;

• legal counsel to Autocam having furnished a legal opinion in form and substance reasonably satisfactory to Titan;

• no material adverse change having occurred in the condition, properties, assets, liabilities, business, operation or result of Autocam and its subsidiaries taken as a whole;

• Titan Acquisition’s receiving resignations, as of the effective time of the merger, of the directors of Autocam and its subsidiaries;

• The securityholder agreement as contemplated by the merger agreement being in full force and effect and John C. Kennedy having executed employment and noncompetition agreements as required by the merger agreement;

• Autocam shareholders holding at least 90% of Autocam’s common stock having adopted the merger agreement; and

• Titan having received such other certificates and documents relating to satisfaction of the conditions to its obligations as its counsel reasonably requests.

      In addition, Autocam’s obligation to effect the merger is subject to the satisfaction or waiver of the following conditions:

• the representations and warranties of Titan set forth in the merger agreement being true and correct in all material respects, as of the effective time;

• Titan having performed and complied with in all material respects all obligations required to be performed by them under the merger agreement at or prior to the effective time;

• Titan having furnished Autocam with a certificate dated as of the closing date signed on its behalf by an executive officer to the effect that the conditions regarding accuracy of their representations and warranties and performance of their obligations having been satisfied;

• Titan having delivered a legal opinion to Autocam in form and substance reasonably satisfactory to Autocam; and

• Autocam having received such other certificates and documents relating to the satisfaction of the conditions and obligations of Autocam as its counsel reasonably requests.

      If Autocam shareholders holding more than 80.1% but less than 90% of the shares of Autocam’s common stock vote in favor of the merger, Titan is entitled to waive the 90% requirement and complete the merger. In such event, a legal issue regarding validity of the merger could arise under Chapter 7A of the Michigan Business Corporations Act. Chapter 7A would require 90% shareholder approval for the merger if Titan is an affiliate of Mr. Kennedy. For these purposes, an affiliate is a person who controls, is controlled by, or is under common control with another person and a presumption of control is created by the beneficial ownership of 10% or more of the voting shares of a corporation. Mr. Kennedy will beneficially own approximately 35% of the voting shares of Titan Holdings immediately after the merger. However, Aurora controls the other 65%, Aurora will obtain the voting power over Mr. Kennedy’s 35% shortly after the merger and the circumstances otherwise support the conclusion that Aurora, not Mr. Kennedy, controls Titan, both before and after the merger. Autocam believes that, under the circumstances, the statutory presumption would be successfully rebutted and a 90% vote would not be required by the statute. If the merger were completed in these circumstances, Titan expects to receive, and likely would not close the merger without, a legal opinion supporting this conclusion. However, such opinion is expected to note that there is no controlling case law on these issues under the statute. If the merger were challenged on these grounds, it is conceivable that a court could reach a different conclusion, either preventing or invalidating the merger. The statute does not specify the remedies that would be available if this occurred after the merger is completed, but Autocam believes that no judicial remedy in such circumstances could reasonably be expected to adversely affect the interests of shareholders that have received the merger consideration in exchange for their shares.

Termination, Fees, Amendment and Waiver

      Titan and Autocam may agree to terminate the merger agreement at any time before or after shareholder approval. In addition, either party may terminate the merger agreement if:

• the parties do not complete the merger by February 28, 2000, unless extended in certain events;

• any nonappealable order or injunction prevents the transaction;

• the other party breaches its representations, warranties or obligations under the merger agreement in any material respect and does not or cannot cure the breach; or

• if the holders of less than 80.1% of Autocam common stock vote for the merger.

      In addition, Titan may terminate the merger agreement if:

• Autocam materially breaches its obligations relating to other potential acquirors’ proposals;

• Autocam’s Board of Directors recommends a superior proposal to you;

• Autocam’s Board of Directors withdraws, modifies or changes, in a manner adverse to Titan, its approval of the merger;

• Autocam’s Board of Directors approves a third party acquisition;

• a third party acquisition occurs;

• the approval of at least 90% of the Autocam shares is not obtained after Autocam’s Board of Directors withdraws, modifies or changes, in a manner adverse to Titan, its recommendation of the merger agreement or the merger; or

• an event, condition or circumstance occurs that would result in the non-satisfaction of the conditions to the merger.

      In addition, Autocam may terminate the merger agreement if:

• Autocam has approved a superior proposal in accordance with the terms of the merger agreement and pays Titan Acquisition its reimbursable expenses and a termination fee.

      If either Autocam or Titan terminates the merger agreement, the merger agreement will become void, without any liability or obligation on the part of Autocam, Titan, or their respective officers, directors, shareholders or affiliates, other than the following provisions, which survive termination: (a) the obligation of Titan to keep all non-public information connected with the merger confidential pursuant to a confidentiality agreement, and (b) the agreement between Autocam and Titan to each pay their own fees and, in certain circumstances, Autocam’s obligation to pay Titan a termination fee and Titan’s expenses and Titan’s obligation to pay Autocam’s expenses.

      Termination Fee and Expenses. Except as described below, whether or not the merger is completed, all fees and expenses incurred in connection with the merger, the merger agreement and the transactions contemplated thereby will be paid by the party incurring these fees or expenses.

      Autocam must pay Titan a termination fee of $5,000,000 if the merger agreement is terminated:

• by Autocam because the Autocam Board approves a superior proposal in accordance with the provisions of the merger agreement;

• by Titan because:

– Autocam materially breaches its obligations relating to other potential acquirors’ proposals;

– the Autocam Board of Directors recommends to Autocam’s shareholders a superior proposal;

– the Autocam Board withdraws, modifies or changes, in a manner adverse to Titan, its approval of the merger;

– the Autocam Board of Directors approves a third party acquisition; or

– a third party acquisition occurs;

• by Titan because the approval of the holders of at least 90% of the Autocam shares is not obtained after the Autocam Board of Directors withdraws, modifies or changes, in a manner adverse to Titan, its recommendation of the merger agreement or the merger.

• by Autocam because the approval of the holders of at least 80.1% of the Autocam shares is not obtained after the Autocam Board of Directors withdraws, modifies or changes, in a manner adverse to Titan, its recommendation of the merger agreement or the merger.

      Autocam must pay Titan a liquidated damage fee of $1,000,000 if the merger agreement is terminated by Titan because:

• Autocam breaches or fails to perform any of its covenants or agreements in any material respect; or

• Autocam breaches certain representations or warranties due to (i) a breach known by Autocam to exist on the date of the merger agreement or (ii) a willful breach. In addition to this $1,000,000 fee, if such willful breach:

– occurs when an offer for a third party acquisition is outstanding, Autocam will owe Titan an additional $4,000,000 upon termination of the merger agreement; or

– occurs when no such offer is outstanding, but within 12 months after termination of the merger agreement a third party acquisition occurs or Autocam has entered into a definitive agreement for a third party acquisition,

Autocam will owe Titan an additional $4,000,000 payable upon the occurrence of such third party acquisition (but if, at the end of the 12 month period, the third party acquisition has not yet occurred and Autocam is a party to such a definitive agreement, payable at the end of the 12 month period).

      Titan must pay Autocam a liquidated damage fee of $1,000,000 if the merger agreement is terminated by Autocam because Titan breaches any of its representations, warranties, covenants or other agreements due to (i) a breach known by Titan to exist on the date of the merger agreement or (ii) a willful breach.

      If the merger does not occur in accordance with the merger agreement, Autocam will reimburse Titan for up to $1,500,000 of Titan’s out-of-pocket costs, fees and expenses unless the merger does not occur:

• because Titan terminates the merger agreement because an action or proceeding has been instituted and pending that in the reasonable judgment of Titan could reasonably be expected to result in (i) the restraint or prohibition of the merger or the other transactions contemplated by the merger agreement, (ii) the prohibition or restriction of Titan’s ownership or operation of any material part of

Autocam’s business, (iii) the imposition of any material limitations on Titan’s ability effectively to control in any material respect Autocam’s business or (iv) the imposition of damages, or the payment of costs, expenses or fees, of an aggregate of $500,000 or more by or against Titan or Autocam, in which case Autocam will be obligated to reimburse Titan only a maximum of $750,000 for expenses;

• because Autocam terminates the merger agreement due to Titan’s breach of its representations, warranties, covenants or agreements, in which case Titan will reimburse Autocam for up to $1,500,000 of Autocam’s out-of-pocket costs, fees and expenses;

• in the case where the holders of more than 80.1%, but less than 90%, of the Autocam shares approve the merger agreement (and the Autocam Board has not withdrawn, modified or changed, in a manner adverse to Titan, its recommendation of this merger agreement or the merger), in which case Autocam will not be obligated to reimburse Titan for expenses; and

• because Autocam experiences a material adverse effect resulting from general changes in the economy or the industry in which Autocam operates, in which case Autocam will not be obligated to reimburse Titan for expenses.

      Amendment. The merger agreement may be amended by the parties at any time before or after the approval of the merger agreement by shareholders. After approval, however, the parties may not make any amendment that alters the amount or kind of consideration to be received upon conversion of Autocam’s common stock, the term of the articles of incorporation of the surviving corporation, or adversely affects the holders of Autocam’s or Titan Acquisition’s common stock.

      Extension; Waiver. At any time prior to the effective time of the merger, a party may (a) extend the time for the performance of any of the obligations or other acts of the other party, or (b) waive any inaccuracies in the representations and warranties of the other party contained in the merger agreement or in any document delivered pursuant to the merger agreement. Any agreement on the part of a party to any extension or waiver will be valid only if set forth in writing signed on behalf of the party extending or waiving the condition or agreement.

Kennedy Agreements

      In connection with the merger, Mr. Kennedy will retain 2,133,333 Autocam shares, or approximately 33.8% of the outstanding Autocam stock, and exchange such shares for 2,000,000 shares of Titan Holdings common stock and 200,000 shares of Titan Holdings cumulative preferred stock (in each case constituting approximately 34.8% of the ownership of each of those issued and outstanding classes of stock). The Autocam shares contributed by Mr. Kennedy will be valued at the merger price of $18.75 per share (approximately $40,000,000 in the aggregate). In return for his contribution, he will receive the same number of shares of stock of Titan Holdings as any other investor in Titan Holdings would receive for a $40,000,000 cash investment, as all Titan Holdings shares are identically priced.

      Mr. Kennedy will also be required to sign a securityholders agreement that will provide, among other things, that Aurora has the right, and intends, to require that Mr. Kennedy exchange all of his Titan Holdings securities for limited partnership interests in a limited partnership controlled by Aurora (or an entity controlled by Aurora), as general partner. As a limited partner in this limited partnership, Mr. Kennedy will be entitled to the economic benefit of his investment in Titan Holdings, but will give the control and voting of his stock to Aurora. All decisions as to disposition of Titan Holdings and future business combinations involving Titan Holdings will be entirely within the control of Aurora.

THE COMPANIES

Autocam Corporation

      Autocam Corporation is a world leader in the machining of tight-tolerance metal components for high technology applications for automotive, medical and computer industries. Autocam designs and manufactures close-tolerance, specialty metal alloy components for mechanical and electro mechanical systems using turning, grinding and milling processes. Currently, Autocam manufactures components for use on fuel, power steering and braking systems, medical devices and computer electronics. It has six manufacturing facilities in the United States (one being phased out), three in Brazil and two in France. Its customers are located primarily in North America, South America, and Europe.

      Autocam’s principal executive offices are located at 4070 East Paris Avenue, Kentwood, Michigan 49512, and its telephone number is (616) 698-0707.

      For a more detailed description of the business and properties of Autocam, see the descriptions set forth in Autocam’s Annual Report on Form 10-K for the year ended June 30, 1999, which is incorporated herein by reference. See “Where You Can Find More Information.”

Titan Holdings, Inc., Titan Acquisition Corporation and Aurora Management Partners LLC

      Titan Holdings is a Delaware corporation and Titan Acquisition is a Michigan corporation, both of which were organized to acquire Autocam through the merger. Neither Titan Holdings nor Titan Acquisition has any operations or conducts any ongoing business. Titan Acquisition is a wholly owned subsidiary of Titan Holdings. Aurora is a private investment firm located in Los Angeles, California that acquires and builds companies in partnership with operating management. Aurora invests in middle-market companies that can become more significant competitors in their industries through internal growth and add-on acquisitions. Aurora or one of its affiliated entities will be the general partner of a limited partnership holding stock of Titan Holdings (including Mr. Kennedy’s Titan Holdings stock), the parent company of Autocam after the merger.

      The Titan principal executive offices are located at:

Aurora Management Partners LLC

Titan Holdings, Inc.

Titan Acquisition Corporation

10877 Wilshire Boulevard
Suite 2100
Los Angeles, California 90067
Telephone: (310) 551-0101
Attention: Richard K. Roeder

MARKET PRICES OF COMMON STOCK

      The principal market on which Autocam common stock is traded is the Nasdaq National Market Tier of the Nasdaq Stock Market under the ticker symbol “ACAM.” On December   , 1999, the last trading day before the printing of this proxy statement, the high and low sales prices of Autocam common stock were [$          ] and $          ], respectively. On November 5, 1999, the last trading day before the public announcement of the merger agreement, the high and low sales prices of Autocam common stock were $13.00 and $12.6250, respectively.

      The following table sets forth, for the calendar quarters indicated, the high and low closing prices per Autocam common stock as reported by NASDAQ:

Fiscal
2000	High	Low

First Quarter	$18.8750	$12.5000

Second Quarter (to December , 1999)

1999

Fourth Quarter	13.5000	8.5000

Third Quarter	16.5000	8.0000

Second Quarter	16.5000	10.3750

First Quarter	17.1250	11.3125

1998

Fourth Quarter	20.1250	15.6250

Third Quarter	15.9375	12.5000

Second Quarter	14.7500	11.5625

First Quarter	12.5000	9.7500

SHAREHOLDERS ARE URGED TO OBTAIN A CURRENT
MARKET QUOTATION FOR AUTOCAM COMMON STOCK

PRINCIPAL SHAREHOLDERS

      The following table sets forth information regarding the beneficial ownership of Autocam’s common stock by the persons who beneficially own more than 5% of its common stock, by each director and executive officer, and by all officers and directors of Autocam as a group, as of December 13, 1999:

Name of	Number of Shares	Percent of
Beneficial Owner(7)	Beneficially Owned	Class(1)

John C. Kennedy(2)(3)	3,809,433	60.3%

Warren A. Veltman(2)(4)	39,958	*

Robert L. Hooker(5)	3,123	*

David J. Wagner	4,486	*

Kenneth K. Rieth	4,727	*

Kim Korth		*

Mark J. Bissell	1,575	*

David H. Livingston(2)(6)	5,354	*

FMR Corporation	469,902	7.4%

All officers and directors as a group (8 persons)(2)(4)(5)(6)	3,868,654	61.3%

(1)	An asterisk indicates beneficial ownership of less than 1% of the class.

(2)	Includes shares allocated to the individual accounts within Autocam’s 401(k) plan.

(3)	Includes 9,450 shares of common stock Mr. Kennedy has the right to acquire within sixty days of December 13, 1999 through the exercise of stock options. Also includes 4,450 shares owned by Mr. Kennedy’s spouse and over which she exercises voting control, and 11,318 shares owned by the Kennedy Foundation and over which Mr. Kennedy and his wife exercise joint voting and investment control. For purposes of calculating the percentage of outstanding shares owned by Mr. Kennedy and the group, these shares are deemed to be owned by Mr. Kennedy. Mr. Kennedy has given a proxy with respect to 3,799,983 shares to Titan in connection with the matter to be voted on at the Special Meeting. See “Provisions of the Merger Agreement Shareholders Voting Agreement.”

(4)	Includes 34,682 shares of common stock Mr. Veltman has the right to acquire within sixty days of December 13, 1999 through the exercise of stock options. Also includes 1,052 shares owned by Mr. Veltman’s wife and over which she exercises sole voting control. For purposes of calculating the percentage of outstanding shares owned by Mr. Veltman and the group, these shares are deemed to be owned by Mr. Veltman.

(5)	Includes 859 shares over which Mr. Hooker has voting control in a fiduciary capacity. For purposes of calculating the percentage of outstanding shares owned by Mr. Hooker and the group, these shares are deemed to be owned by Mr. Hooker.

(6)	Includes 5,250 shares of common stock Mr. Livingston has the right to acquire within sixty days of December 13, 1999 through the exercise of stock options.

(7)	The business address for FMR Corporation is 82 Devonshire Street, Boston, Massachusetts 02109-3614. The business address for each director and executive officer is: David J. Wagner, Old Kent Financial Corporation, 111 Lyons Street, Grand Rapids, MI 49503; Kim Korth, International Resource Network, Inc., 1400 McKay Tower, 146 Monroe Center, Grand Rapids, MI 49503; Kenneth K. Rieth, Riviera Tool Company, 5460 Executive Parkway, S.E., Grand Rapids, MI 49512; Mark J. Bissell, BISSELL, INC., 2345 Walker, N.W., Grand Rapids, MI 49544; Robert L. Hooker, Mazda Great Lakes, 618 Kenmoor, S.E., Grand Rapids, MI 49546; and John C. Kennedy, Warren A. Veltman and David H. Livingston, Autocam Corporation, 4070 East Paris Avenue, Kentwood, MI 49512.

CERTAIN TRANSACTIONS

      Autocam has entered into four Stock Redemption Agreements dated as of November 6, 1992, September 20, 1993, August 1, 1996 and September 1, 1998 with John C. Kennedy and Nancy G. Kennedy, his wife, in their individual capacities and as co-trustees of the John C. Kennedy Living Trust u/a, dated February 14, 1986, as amended. The redemption agreements provide that upon the death of the last to die of Mr. or Mrs. Kennedy, Autocam shall redeem up to $23,000,000 of common stock in a redemption under Section 303 of the Internal Revenue Code of 1986, as amended, in order to pay estate and inheritance taxes, and funeral and administrative expenses of the estate. It is Autocam’s belief that these redemption agreements will avoid a potentially significant market price impact that could result from the Kennedy estates needing to sell Autocam stock in order to pay death taxes and expenses. Pursuant to the redemption agreements, Autocam maintains some life insurance policies in order to fund its obligations.

      Autocam leases certain real property and formerly leased certain equipment from Mr. Kennedy. At the beginning of fiscal 1994, all such leases were on a month-to-month basis. Effective May 1994, Autocam and Mr. Kennedy executed a long-term lease covering the equipment. The lease was to expire May 31, 2001 and granted Autocam an option to purchase the equipment at the expiration of the term for its then appraised fair market value. Effective January 1, 1999 the equipment lease was terminated by agreement with Mr. Kennedy and Autocam purchased the leased equipment from Mr. Kennedy for $625,400. In March, 1999, in connection with a routine appraisal of all of the Company’s equipment for financing and accounting purposes, this equipment was appraised at $1,243,000. Total lease expense for all items leased from Mr. Kennedy was $193,400 for fiscal 1999.

      Autocam leases a building at 4060 East Paris Avenue, S.E., Kentwood, Michigan, adjacent to its primary facility, with approximately 100,000 square feet suitable for industrial use. Mr. Rieth, a director of Autocam, directly or indirectly through his wife, owns a 50% interest in such building. The lease expires in March 2005 and contains an option to purchase the facility for a fixed price of $3,125,000 at the expiration of the lease. Rent under the lease is fixed at $25,000 per month for its entire term but will be adjusted to reflect changes in the interest rate charged by the landlord’s mortgage lender. Currently, that rate is fixed until 2000. Autocam pays all taxes, maintenance, insurance and utilities. Autocam subleases approximately 67,000 square feet of this building on a month-to-month basis to Conway Products Corporation, which is 100% owned by Mr. Kennedy, at a monthly rental charge, plus occupancy expense, taxes, utilities and insurance of approximately $283,300 in the aggregate during fiscal 1999.

      Autocam leases an aircraft for use in its business activities. From time to time, Mr. Kennedy used the aircraft for personal use and paid Autocam for the variable costs of operating the aircraft incurred by Autocam. This reimbursement totaled $16,700 during fiscal 1999.

      On August 13, 1998, Autocam committed to acquire an aircraft for use in its business operations from Cessna Aircraft Corporation pursuant to a fifteen-year lease based upon a market value of $4,700,000. This acquisition occurred in connection with a trade-in of the aircraft by Mazda Great Lakes Corporation to Cessna. Mr. Hooker, a director of Autocam, is an officer, director and greater than 10% shareholder of Mazda.

      On May 12, 1995, Autocam obtained an equipment loan from Old Kent Bank, a division of Old Kent Financial Corporation, of which Mr. Wagner, a director of Autocam, is President and Chief Executive Officer. At the end of fiscal 1998, the principal balance of the note was $1,458,330, which amount was secured by certain equipment of Autocam. Autocam paid this obligation in monthly installments of $41,660, plus interest of 8.35% per annum. On October 1, 1998, Autocam refinanced this loan through its primary commercial lender, Comerica Bank, as agent, and this loan has been repaid in full.

      On June 27, 1997, Autocam entered into a credit agreement with Comerica, which included a $10,000,000 term loan payable in monthly principal installments of $138,889, plus interest of 7.76% per annum. Old Kent purchased a participation in this term loan from Comerica and the principal amount of $3,555,555 was due to Old Kent at the end of fiscal 1998. On October 1, 1998, Autocam refinanced this loan through Comerica, as agent, and this loan has been repaid in full. Interest paid to Old Kent on this obligation was $60,398 during fiscal 1999.

      On December 23, 1997, Autocam issued $9,000,000 in industrial revenue bonds, the entire amount of which was outstanding at the end of fiscal 1998. These bonds were backed in part by letters of credit issued by Comerica. Old Kent agreed to assume responsibility for satisfying 40%, or $3,600,000, of the letters of credit, and Autocam agreed to be indebted to Old Kent in the amount of any such satisfaction. The total cost to Autocam of the letters of credit during fiscal 1998 were $54,575, 40% of which was paid by Comerica to Old Kent. Old Kent did not participate in the new lending agreement with Comerica on October 1, 1998, and therefore, no letter of credit fees were paid to Old Kent in fiscal 1999.

      Autocam has utilized and expects to continue utilizing the consulting services of International Resource Network, Inc. where Ms. Korth, a director of Autocam, is President. During fiscal 1999, Autocam incurred $51,541 in expense for such services.

      Autocam believes that all of the transactions described above were at rents, prices and terms no less favorable to Autocam than would have been available in similar transactions with unaffiliated third parties. The policy of Autocam is that proposed transactions with affiliates of Autocam must have the prior approval of a majority of the disinterested members of the Board of Directors and, as in prior transactions, will be made on terms no less favorable to Autocam than could be obtained from unaffiliated parties.

WHERE YOU CAN FIND MORE INFORMATION

      Autocam files annual, quarterly and annual reports, proxy statements and other information with the Securities and Exchange Commission. Shareholders may read and copy any reports, statements or other information that Autocam files at the public reference facilities of the Securities and Exchange Commission at its principal office at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington DC 20549, and its regional offices at CitiCorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, and at 7 World Trade Center, Suite 1300, New York, New York 10048. Shareholders may call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the public reference rooms. Autocam’s Securities and Exchange Commission filings are also available to the public from commercial document retrieval services and at the web site maintained by the Securities and Exchange Commission at http://www.sec.gov.

      The Securities and Exchange Commission allows Autocam to “incorporate by reference” information into this Proxy Statement, which means that Autocam can disclose important information to shareholders by referring them to another document filed separately with the Securities and Exchange Commission. The information incorporated by reference is deemed to be part of this Proxy Statement, except for any information superseded by information in this Proxy Statement. This Proxy Statement incorporates by reference the documents set forth below that Autocam has previously filed with the Securities and Exchange Commission. These documents contain important information about Autocam and its finances.

Autocam Securities and Exchange Commission Filings (File No. 0-19544)

Period

Annual Report on Form 10-K	Year ended June 30, 1999

Quarterly Reports on Form 10-Q	Quarter ended September 30, 1999

Current Report on Form 8-K	Filed on November 9, 1999

Current Report on Form 8-K and related Form 8-K/A	Dated October 2, 1998

Transaction Statement on Schedule 13E-3	Filed November 10, 1999, Amendment No. 1 filed December 17, 1999, Amendment No. 2 filed December 28, 1999

      AUTOCAM IS ALSO HEREBY INCORPORATING BY REFERENCE ADDITIONAL DOCUMENTS THAT IT FILES WITH THE SECURITIES AND EXCHANGE COMMISSION BETWEEN THE DATE OF THIS PROXY STATEMENT AND THE DATE OF THE SPECIAL MEETING.

      Titan Acquisition, Titan Holdings, and Aurora have supplied all information contained or incorporated by reference in this Proxy Statement relating to themselves, and Autocam has supplied all such information relating to Autocam.

      Autocam is sending to Autocam shareholders, together with this proxy statement, its 1999 Annual Report for the year ended June 30, 1999 as well as the Form 10-Q for the quarter ended September 30, 1999 which are referred to above and shareholders can obtain any of them through Autocam or the Securities and Exchange Commission. Documents incorporated by reference are available from Autocam without charge, excluding all exhibits unless Autocam has specifically incorporated by reference an exhibit in this Proxy Statement. Shareholders may obtain documents incorporated by reference in this Proxy Statement by requesting them in writing at the following address:

Autocam Corporation
4070 East Paris Avenue
Kentwood, Michigan 49512
Attention: Warren A. Veltman
Telephone: (616) 698-0707

      If you would like to request documents from Autocam, please do so by January 20, 2000 to receive them before the Special Meeting.

      Shareholders should rely only on the information contained or incorporated by reference in this Proxy Statement to vote their shares at the Special Meeting. Autocam has not authorized anyone to provide you with information that is different from what is contained in this Proxy Statement. This Proxy Statement is dated December   , 1999. Shareholders should not assume that the information contained in the Proxy Statement is accurate as of any date other than such date, and the mailing of this Proxy Statement to shareholders will not create any implication to the contrary.

SHAREHOLDER PROPOSALS FOR FISCAL 1999 ANNUAL MEETING

      Autocam’s 1999 annual meeting of shareholders has not been scheduled. In the event that the merger is consummated, no 1999 annual meeting will be held. In the event that the merger is not consummated and a 1999 annual meeting is held, proposals of shareholders intended to be presented at Autocam’s 1999 annual meeting must be received by Autocam at 4070 East Paris Avenue, Kentwood, Michigan 49512 at a reasonable time before Autocam begins to print and mail its proxy materials. A shareholder who desires to submit any such proposal should refer to the applicable rules and regulations of the Securities and Exchange Commission in Washington, D.C. 20549.

OTHER MATTERS

      The Board of Directors knows of no other business to come before the meeting. In the event that any other business not known or determined at this time does come before the meeting, the persons named in the enclosed Proxy intend to vote in accordance with their best judgment.

ANNEX A

Merger Agreement

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

TITAN HOLDINGS, INC.,

TITAN ACQUISITION CORPORATION,

AND

AUTOCAM CORPORATION

Dated as of November 6, 1999

AGREEMENT AND PLAN OF MERGER

       AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of November 6, 1999, by and among Titan Holdings, Inc., a Delaware corporation (the “Parent”), Titan Acquisition Corporation, a Michigan corporation (“Merger Sub” and together with the Parent, the “Buyer Parties”), and Autocam Corporation, a Michigan corporation (“Target”). Each of Target and Merger Sub are collectively referred to herein as the “Constituent Corporations”.

RECITALS

      WHEREAS, the Board of Directors of Merger Sub has unanimously determined that it is in the best interests of its equity holders for Merger Sub to acquire the Target upon the terms and subject to the conditions set forth herein;

      WHEREAS, the Board of Directors of the Target (the “Board”), pursuant to the unanimous recommendation of a committee of the independent directors acting separately and appointed for the purpose of reviewing this transaction (the “Special Committee”), has unanimously approved the merger of Merger Sub with and into the Target (the “Merger”) in accordance with the Business Corporation Act of the State of Michigan (the “MBCA”) and resolved and agreed to recommend that holders of the outstanding shares of the common stock of Target (the “Target Common Stock”), approve the Merger;

      WHEREAS, to induce Merger Sub to enter into this Agreement, the Buyer Parties have required that Merger Sub and each of the stockholders of the Target listed on Exhibit A attached hereto (the “Designated Stockholders”) enter into a Shareholders Voting Agreement, dated today’s date (the “Stockholder Agreements”), pursuant to which each Designated Stockholder agrees, among other things, to vote its Target Common Stock in favor of the Merger, in each case subject to the terms and conditions set forth therein;

      WHEREAS, also in furtherance of such acquisition, the Boards of Directors of Parent, Merger Sub and Target (and the Parent as sole stockholder of Merger Sub) have each unanimously approved the execution, delivery and performance of the Stockholder Agreements in accordance with applicable law; and

      NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein, and intending to be legally bound hereby, Parent, Merger Sub and Target hereby agree as follows:

ARTICLE 1

THE MERGER

      1.1  The Merger. Subject to the terms and conditions of this Agreement, at the Effective Time (as defined in Section 1.2), Merger Sub shall be merged with and into Target in accordance with this Agreement and the separate corporate existence of Merger Sub shall thereupon cease. Target shall be the surviving corporation in the Merger (sometimes hereinafter referred to as the “Surviving Corporation”).

      1.2  Effective Time. If this Agreement shall not have been terminated as provided in Article 10.1, the parties hereto will hold a closing (a “Closing”) at the offices of Gibson, Dunn & Crutcher LLP, 333 South Grand Avenue, Los Angeles, California 90071 (or such other place as the parties may agree) as soon as practicable after the fulfillment of (or, to the extent permitted hereunder, the waiver of) all conditions to the Merger set forth in Article 9 (other than such conditions that are expected to be satisfied by deliveries at the Closing); provided that, unless otherwise agreed by the Parties or unless the

Termination Date has been extended pursuant to the provisos in Section 10.1(b) of this Agreement, the Closing shall be held not later than five days after the fulfillment (or waiver) of such conditions; and provided further, that if the Termination Date has been extended pursuant to the provisos in Section 10.1(b) of this Agreement and such conditions have been fulfilled (or waived), the Closing shall be held not later than the Termination Date. At the Closing, the respective designated parties hereto shall deliver the documents referred to in Article 9. The Surviving Corporation shall also deliver to the Paying Agent at the Closing by a wire transfer of same day funds the aggregate Merger Consideration (as defined in Section 4.2(a)) and the aggregate Spread (as defined in Section 4.2(d)). Contemporaneous with the Closing, the parties hereto shall cause the Merger to be consummated by filing a certificate of merger, substantially in the form of Exhibit B hereto (the “Certificate of Merger”), as contemplated by the applicable provisions of the MBCA, together with any required related documents, with the appropriate administrator, as indicated in the MBCA, in such form as required by, and executed in accordance with the relevant provisions of, the MBCA. The Merger shall be effective upon the filing of the Certificate of Merger (the “Effective Time")(the date, if any, upon which the Effective Time occurs, the “Effective Date”).

      1.3  Taking of Necessary Action; Further Action. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of Target and Merger Sub, the officers and directors of Target and Merger Sub are fully authorized in the names of their respective corporations or otherwise to take, and will take, all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.

ARTICLE 2

ARTICLES OF INCORPORATION AND BYLAWS

OF THE SURVIVING CORPORATION

      2.1  Articles of Incorporation. The Articles of Incorporation of Merger Sub in effect immediately prior to the Effective Time, a copy of which (including the Certificate of Designations with respect to the Merger Sub Preferred Stock (as defined below)) is attached hereto as Exhibit C, shall be the Articles of Incorporation of the Surviving Corporation until duly amended in accordance with applicable law except that Article 1 shall be amended to read in full as follows: “The name of the Corporation is Autocam Corporation.”

      2.2  Bylaws. The Bylaws of Merger Sub in effect immediately prior to the Effective Time, a copy of which is attached hereto as Exhibit D, shall be the Bylaws of the Surviving Corporation until duly amended in accordance with applicable law.

ARTICLE 3

DIRECTORS AND OFFICERS OF THE SURVIVING CORPORATION

      3.1  Directors. The directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation and shall serve until their successors are duly elected or appointed.

      3.2  Officers. The officers of Merger Sub immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation and shall serve until their respective successors are duly elected or appointed.

ARTICLE 4

EFFECT OF THE MERGER; EFFECT OF THE MERGER

ON THE CAPITAL STOCK OF THE CONSTITUENT CORPORATIONS

      4.1  Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Certificate of Merger, and the applicable provisions of the MBCA. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of Target and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of Target and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

      4.2  Effect on Capital Stock. By virtue of the Merger and without any action on the part of Merger Sub, Target or the holders of any of the following securities:

(a) Conversion (or Retention) of Target Common Stock. At the Effective Time, each share of Target Common Stock issued and outstanding immediately prior to the Effective Time (other than (i) any shares of Target Common Stock to be canceled pursuant to Section 4.2(b) and (ii) any shares of Target Common Stock to remain outstanding pursuant to Section 4.2(c)) will be canceled and extinguished and be converted automatically into the right to receive Eighteen and 75/00 Dollars ($18.75) net in cash (the “Merger Consideration”).

(b) Cancellation of Target Common Stock Owned by Merger Sub or Target. At the Effective Time, all shares of Target Common Stock that are owned by Target as treasury stock and each share of Target Common Stock owned by Merger Sub or any direct or indirect wholly-owned subsidiary of Merger Sub or of Target immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof.

(c) Exchange of Portion of Target Common Stock Owned by Principal Stockholder. An aggregate of 2,133,333 shares (the “Contribution Shares”) of Target Common Stock registered in the name of John C. Kennedy (the “Principal Stockholder”) shall not be converted, exchanged or canceled as provided above. Immediately before the Effective Time and pursuant to the Stockholder Agreements, the Principal Stockholder will contribute the Contribution Shares to the Parent for 200,000 newly-issued shares of the Parent’s Cumulative Preferred Stock, $.01 par value per share (the “Parent Preferred Stock”), and 2,000,000 shares of the Parent’s common stock, $.01 par value per share (the “Parent Common Stock”). The Contribution Shares received by the Parent shall not be affected by the Merger and shall remain outstanding immediately after the Effective Time. Such contribution shall be pursuant to an exchange which qualifies for non-recognition of gain under Section 351 of the Internal Revenue Code of 1986, as amended, and the regulations thereunder (the “Code”).

(d) Employee Stock Options. In accordance with the terms of the Target’s 1991 Incentive Stock Option Plan, as amended and the Target’s 1998 Key Employee Stock Option Plan (the “Stock Option Plans”), each outstanding option to purchase Target Common Stock granted under the Stock Option Plans shall, as of the Effective Time, become fully vested regardless of the vesting schedule contained in any stock option agreement or in any of the Stock Option Plans. Each outstanding option to purchase Target Common Stock granted under the Stock Option Plans or otherwise shall be canceled at the Effective Time, and each holder of a canceled option (whether issued pursuant to a Stock Option Plan or otherwise) shall be entitled to receive, at the Effective Time or as soon as practicable thereafter, from the Surviving Corporation, in consideration for the cancellation of such option, an amount in cash equal to the product of (i) the number of shares of Target Common Stock previously subject to such option and (ii) the excess, if any, of the Merger Consideration over the exercise price per share of Target Common Stock previously subject to such option (the “Spread”). The amount of cash to be delivered to the holder of any such options shall be subject to reduction to satisfy applicable withholding tax obligations. With respect to each such option issued by the Target, Target shall take, or cause to be taken, prior to the Effective Time, all such action so that each such option shall be automatically canceled as of the Effective Time and the holders of each such option shall only be entitled to receive from the Surviving Corporation, at the Effective Time or as soon as practicable thereafter, an amount in cash equal to the Spread, if any, in exchange for the cancellation of each such option, subject in each case to applicable withholding tax obligations. Notwithstanding the foregoing, Target may, with the consent of Merger Sub, by separate agreement with one or more holders of such options, agree with such holders on alternate treatment of such options, which may provide for conversion of such options into the right to receive options to purchase Parent Common Stock.

(e) Capital Stock of Merger Sub. At the Effective Time, each share of common stock of Merger Sub (“Merger Sub Common Stock”) issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and non-assessable share of Surviving Corporation Common Stock. Each stock certificate of Merger Sub evidencing ownership of any such shares shall continue to evidence ownership of such shares of capital stock of the Surviving Corporation.

(f) Adjustments to Merger Consideration. The Merger Consideration shall be adjusted to reflect fully the effect of any stock split, reverse split, stock dividend (including any dividend or distribution of securities convertible into Target Common Stock), reorganization, recapitalization or other like change with respect to Target Common Stock occurring after the date hereof and prior to the Effective Time.

      4.3  Surrender of Shares; Stock Transfer Books.

      (a)  Deposit. Prior to the Effective Time, Merger Sub shall designate a bank or trust company to act as agent (the “Paying Agent”) for the holders of shares and options canceled in connection with the Merger to receive the funds to which such holders shall become entitled pursuant to Section 4. Such funds shall be invested by the Paying Agent as directed by the Surviving Corporation, provided that such investments shall be in obligations of or guaranteed by the United States of America or of any agency thereof and backed by the full faith and credit of the United States of America or in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively. Any net profits resulting from, or interest or income produced by, such investments shall be payable to, or as directed by, Merger Sub.

      (b)  Notice. Promptly after the Effective Time, the Surviving Corporation shall cause to be mailed to each person who was, at the Effective Time, a holder of record of shares entitled to receive the Merger Consideration and options entitled to receive the Spread pursuant to Section 4 a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the certificates evidencing such shares or the documents evidencing such Spread (together, the “Certificates”) shall pass, only upon proper delivery of the Certificates to the Paying Agent) and instructions for use in effecting the surrender of the Certificates pursuant to such letter of transmittal. Upon surrender to the Paying Agent of a Certificate, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be reasonably required pursuant to such instructions, then, subject to applicable withholding tax obligations, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration or Spread payable with respect to such Certificate, and such Certificate shall then be canceled. No interest shall accrue or be paid on the Merger Consideration or Spread payable upon the surrender of any Certificate for the benefit of the holder of such Certificate. If payment is to be made to a person other than the person in whose name the surrendered Certificate is registered on the books of the Target, it shall be a condition of payment that the Certificate so surrendered shall be endorsed properly or otherwise be in proper form for transfer and that the person requesting such payment shall have paid all transfer and other taxes required by reason of the payment to a person other than the registered holder of the Certificate surrendered or shall have established to the satisfaction of the Surviving Corporation that such taxes either have been paid or are not applicable.

      (c)  Unclaimed Funds. At any time following the sixth (6th) month after the Effective Time, the Surviving Corporation shall be entitled to require the Paying Agent to deliver to it any funds that had been made available to the Paying Agent and not disbursed to holders of Certificates (including, without limitation, all interest and other income received by the Paying Agent in respect of all funds made available to it) and, thereafter, such holders shall be entitled to look only to the Surviving Corporation (subject to abandoned property, escheat and other similar laws) only as general creditors thereof with respect to any Merger Consideration or Spread that may be payable upon due surrender of the Certificates held by them. Notwithstanding the foregoing, neither the Surviving Corporation nor the Paying Agent shall be liable to any holder of a Certificate for any Merger Consideration or Spread delivered in respect of such Certificate to a public official pursuant to any abandoned property, escheat or other similar law.

      (d)  Effect on Certificates. Subject to Section 4.2(c), (i) at the close of business on the day of the Effective Time, the stock transfer books of the Target shall be closed and, thereafter, there shall be no further registration of transfers of shares on the records of the Target and (ii) from and after the Effective Time, the holders of shares or options outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares except as otherwise provided herein or by applicable law.

      4.4  No Further Ownership Rights in Target Common Stock. All amounts paid upon the surrender for the shares of Target Common Stock or options to purchase shares of Target Common Stock in accordance with the terms hereof shall be deemed to have been paid in full satisfaction of all rights pertaining to such shares or options to purchase shares of Target Common Stock, and there shall be no further registration of transfers on the records of the Surviving Corporation of shares of Target Common Stock (subject to Section 4.2(c)). If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article 4.

      4.5  Lost, Stolen or Destroyed Certificates. In the event any Certificates shall have been lost, stolen or destroyed, the Paying Agent shall pay in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, an amount as may be required pursuant to Section 4; provided, however, that Surviving Corporation may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against the Surviving Corporation or the Paying Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

      4.6.  Dissenters and Appraisal Rights.

      (a)  Notwithstanding any provision of this Agreement to the contrary and notwithstanding the absence of any requirement under the MBCA to provide dissenters’ appraisal rights in connection with the Merger, the Buyer Parties and Target agree that provision shall be made for any holder of shares of Target Common Stock to exercise dissenters’ appraisal rights on the same basis as if such rights were required in connection with the Merger under the MBCA. Accordingly, any shares of Target Common Stock held by a holder who has demanded and perfected such holder’s demand for appraisal of such holder’s shares of Target Common Stock in accordance with the procedures set forth in the MBCA (including but not limited to Sections 765 and 767 thereof) and as of the Effective Time has neither effectively withdrawn nor lost his right to such appraisal (“Dissenting Shares”), shall not be converted into or represent a right to receive cash pursuant to Section 4.2(a), but the holder thereof shall be entitled to only such rights as would be available under the MBCA to a holder that has undertaken to exercise dissenters’ appraisal rights in connection with a transaction for which the MBCA provides dissenters’ appraisal rights.

      (b)  Notwithstanding the provisions of Section 4.6(a), if any holder of shares of Target Common Stock who demands appraisal of such holder’s shares of Target Common Stock under the MBCA shall effectively withdraw or lose (through failure to perfect or otherwise) his right to appraisal, then as of the Effective Time or the occurrence of such event, whichever later occurs, such holder’s shares of Target Common Stock shall automatically be converted into and represent only the right to receive cash as provided in Section 4.2(a), without interest thereon, upon surrender of the certificate or certificates representing such shares of Target Common Stock.

      (c)  The Target agrees to give each of its stockholders written notice of their rights under Sections 765 and 767 of the MBCA concurrent with sending notice of the Special Stockholders Meeting and to provide Merger Sub with a copy of such notice. The Target also agrees to give Merger Sub (i) prompt notice of any written demands for appraisal or payment of the fair value of any shares of Target Common Stock, withdrawals of such demands, and any other instruments served pursuant to the MBCA received by the Target and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under the MBCA. The Target shall not voluntarily make any payment with respect to any demands for appraisal and shall not, except with the prior written consent of Merger Sub, settle or offer to settle any such demands.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF TARGET

      In this Agreement, any reference to any event, change, condition or effect being “material” with respect to any entity or group of entities means any material event, change, condition or effect related to the financial condition, properties, assets (including intangible assets), liabilities (including contingent liabilities), business, operations or results of operations of such entity or group of entities. In this Agreement, any reference to a “Material Adverse Effect” with respect to any entity or group of entities means any event, change, condition or effect (a) that is, or is reasonably likely in the future to be, materially adverse to the financial condition, properties, assets (including intangible assets), liabilities (including contingent liabilities), business, operations or results of operations of such entity, and its subsidiaries, taken as a whole, or (b) that would reasonably be expected to prevent or materially delay or impair the ability of the Merger Sub or Target to consummate the transactions contemplated by this Agreement.

      In this Agreement, any reference to Target’s “knowledge” means the actual knowledge of any one or more of the officers of Target or of any one or more of the officers of any of its material subsidiaries, in each case after due inquiry.

      Except as disclosed in a document of even date herewith and delivered by Target to Merger Sub prior to the execution and delivery of this Agreement (which exceptions shall specifically identify a Section, Subsection or clause of a single Section or Subsection hereof, as applicable, to which such exception relates) (the “Target Disclosure Schedule”), (Target represents and warrants to Merger Sub as follows, which representations and warranties shall expire at the Effective Time and shall be without force or effect thereafter:

      5.1  Organization, Standing and Power. Each of Target and its subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization. Each of Target and its subsidiaries has the corporate power to own its properties and to carry on its business substantially as now being conducted and as proposed to be conducted and to the knowledge of Target is duly qualified to do business and is in good standing in each jurisdiction in which the failure to be so qualified and in good standing would have or could reasonably be expected to have a Material Adverse

Effect on Target. Target has delivered a true and correct copy of the Articles of Incorporation and Bylaws or other charter documents, as applicable, of Target and each of its subsidiaries, each as amended to date, to Merger Sub. Neither Target nor any of its subsidiaries is in violation of any of the provisions of its Articles of Incorporation or Bylaws or equivalent organizational documents, except for violations that would not and could not reasonably be expected to, individually or in the aggregate, result in a Material Adverse Effect on the Target. Target is the owner, directly or indirectly through its subsidiaries, of all outstanding shares of capital stock of each of its subsidiaries and all such shares are duly authorized, validly issued, fully paid and non-assessable. All of the outstanding shares of capital stock of each such subsidiary are owned by Target, directly or indirectly through its subsidiaries, free and clear of all Liens, charges, claims and encumbrances or rights of others. There are no outstanding subscriptions, options, warrants, puts, calls, rights, exchangeable or convertible securities or other commitments or agreements of any character relating to the issued or unissued capital stock or other securities of any such subsidiary, or otherwise obligating Target or any such subsidiary to issue, transfer, sell, purchase, redeem or otherwise acquire such securities. Except as disclosed in the Target SEC Documents (as defined in Section 5.4), Target does not directly or indirectly own any equity or similar interest in, or any interest convertible or exchangeable or exercisable for, any equity or similar interest in, any corporation, partnership limited liability company, joint venture or other business association or entity. For purposes of this Agreement, “Lien” means, with respect to any asset (including any security), any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset; provided, however, that the term “Lien” shall not include (i) statutory liens for Taxes, which are not yet due and payable or are being contested in good faith by appropriate proceedings and disclosed in Section 5.14 of the Target Disclosure Schedule, (ii) statutory or common law liens to secure landlords, lessors or renters under leases or rental agreements confined to the premises rented, (iii) deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance, old age pension or other social security programs mandated under applicable laws, (iv) statutory or common law liens in favor of carriers, warehousemen, mechanics and materialmen, to secure claims for labor, materials or supplies and other like liens, and (v) restrictions on transfer of securities imposed by applicable state and federal securities laws.

      5.2  Capital Structure. The authorized capital stock of Target consists of 10,000,000 shares of Common Stock and 200,000 shares of Preferred Stock, of which there were issued and outstanding as of the close of business on November 3, 1999, 6,312,508 shares of Common Stock and no shares of Preferred Stock. There are no other outstanding shares of capital stock or voting securities of Target and no outstanding commitments to issue any such shares of capital stock or voting securities after September 30, 1999 other than pursuant to the exercise of options outstanding as of such date under the Target Stock Option Plans. All outstanding shares of Target Common Stock are duly authorized, validly issued, fully paid and non-assessable, were not issued in violation of any preemptive rights and are free of any Liens or encumbrances other than any Liens or encumbrances created by or imposed upon the holders thereof, and are not subject to preemptive rights or rights of first refusal created by statute, the Articles of Incorporation, as amended, or Bylaws, as amended, of Target or any agreement to which Target is a party or by which it is bound. As of the close of business on November 3, 1999, Target has reserved 914,657 shares of Common Stock for issuance pursuant to the Target Stock Option Plans, of which 684,517 shares are subject to outstanding, unexercised options, and no shares are subject to outstanding stock purchase or other rights. Since November 3, 1999, Target has not issued or granted additional options under the Target Stock Option Plans. Section 5.2 of the Target Disclosure Schedule sets forth, for each outstanding option under the Target Stock Option Plans at the close of business on September 30, 1999, the name of the holder thereof, the date of grant thereof, the number of shares of Target Common Stock issuable upon the exercise thereof, the exercise price per share of Target Common Stock subject thereto and the vesting schedule therefor. Except for (i) the rights created pursuant to this Agreement and the Target Stock Option Plans, and (ii) Target’s right to repurchase any unvested shares under the Target Stock Option Plans, there are no other options, warrants, calls, rights, commitments or agreements of any character to which Target is a party or by which it is bound obligating Target to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any shares of capital stock of Target or obligating Target to grant, extend, accelerate the vesting of, change the price of, or otherwise amend or enter into any such option, warrant, call, right, commitment or agreement. There are no contracts, commitments or agreements relating to voting, purchase or sale of Target’s capital stock between or among Target and any of its stockholders other than the Stockholder Agreements being executed in connection herewith. True and complete copies of all agreements and instruments relating to or issued under the Target Stock Option Plans have been delivered to Merger Sub and such agreements and instruments have not been amended, modified or supplemented, and there are no agreements to amend, modify or supplement such agreements or instruments in any case from the form made available to Merger Sub.

      5.3  Authority. Target has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Target, subject only to the approval of the Merger by Target’s stockholders as contemplated by Section 9.1(a). This Agreement has been duly executed and delivered by Target and constitutes the valid and binding obligation of Target enforceable against Target in accordance with its terms. The execution and delivery of this Agreement by Target does not, and the consummation of the transactions contemplated hereby will not, violate or conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any benefit under, or give rise to any Lien under or increase the obligations arising under (i) any provision of the Articles of Incorporation or Bylaws or equivalent organizational documents of Target or any of its subsidiaries, as amended, or (ii) except as set forth in Section 5.3 of the Target Disclosure Schedule, any mortgage, indenture, lease, contract or other agreement or instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Target or any of its subsidiaries or any of their properties or assets, or (iii) except as set forth in Section 5.3 of the Target Disclosure Schedule, any order, writ, injunction, decree, law, statute, rule or regulation applicable to the Target or any of its subsidiaries or any of their respective properties or assets, except, in the case of clause (ii) or (iii), for violations, breaches or defaults that would not and could not reasonably be expected to, individually, result in cost, loss or damage to the Target in excess of $100,000, in any individual case, and that would not have and could not reasonable be expected to have a Material Adverse Effect on the Target in the aggregate. No consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other governmental authority or instrumentality (“Governmental Entity”) is required by or with respect to Target or any of its subsidiaries in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (i) the filing of the Certificate of Merger as provided in Section 1.2, (ii) the filing with the Securities and Exchange Commission (the “SEC”) and the National Association of Securities Dealers, Inc. (the “NASD”) of the Proxy Statement (as defined in Section 5.23) relating to the Special Stockholders’ Meeting (as defined in Section 8.1), (iii) the filing of a Form 8-K with the SEC and NASD within 15 days after the Effective Time, (iv) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable state securities laws and the securities laws of any foreign country; (v) such filings as may be required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (“HSR”); (vi) the filing of a Schedule 13e-3 with the SEC and NASD and (vii) such other consents, authorizations, filings, approvals and registrations which, if not obtained or made, would not have a Material Adverse Effect on Target and would not prevent, or materially alter or delay any of the transactions contemplated by this Agreement.

      5.4  Documents; Financial Statements. Target has furnished or made available to Merger Sub a true and complete copy of each statement, report, registration statement (with the prospectus in the form filed pursuant to Rule 424(b) under the Securities Act of 1933, as amended (the “Securities Act”)), definitive proxy statement and other filing filed with the SEC by Target since January 1, 1997, and, prior to the Effective Time, Target will have furnished Merger Sub with true and complete copies of any additional documents filed with the SEC by Target prior to the Effective Time (collectively, the “Target SEC Documents”). In addition, Target has made available to Merger Sub all exhibits (including those exhibits incorporated by reference) to the Target SEC Documents filed prior to the date hereof, and will promptly make available to Merger Sub all exhibits to any additional Target SEC Documents filed prior to the Effective Time. Target has filed with the SEC all reports and registration statements and other filings required to be filed with the SEC under the rules and regulations of the SEC. All documents required to be filed as exhibits to the Target SEC Documents have been so filed. As of their respective filing dates, the Target SEC Documents complied in all material respects with the requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the Securities Act, and none of the Target SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made and at the time, not misleading, except to the extent corrected by a subsequently filed Target SEC Document. The financial statements of Target, including the notes thereto, included in the Target SEC Documents (the “Target Financial Statements”), complied as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto as of their respective dates, and were prepared in accordance with generally accepted accounting principles applied on a basis consistent throughout the periods indicated and consistent with each other (except as may be indicated in the notes thereto or, in the case of unaudited statements included in Quarterly Reports on Form 10-Q, as permitted by Form 10-Q of the SEC). The Target Financial Statements fairly present the consolidated financial condition, operating results, and cash flows of Target and its subsidiaries at the dates and during the periods indicated therein (subject, in the case of unaudited statements, to normal, recurring year-end adjustments). There has been no change in Target accounting policies except as described in the notes to the Target Financial Statements.

      5.5  Absence of Certain Changes. Except as disclosed in Section 5.5 of the Target Disclosure Schedule, since June 30, 1999 (the “Target Balance Sheet Date”), there has not occurred: (i) to the knowledge of Target, any change, event or condition (whether or not covered by insurance) that has resulted in, or which could reasonably be expected to result in, a Material Adverse Effect on Target; (ii) any change in accounting methods or practices (including any change in depreciation or amortization policies or rates) by Target or any revaluation by Target of any of its or any of its subsidiaries’ assets; (iii) any declaration, setting aside, or payment of a dividend or other distribution with respect to the shares of Target or any of its subsidiaries (other than wholly-owned subsidiaries), or any direct or indirect redemption, purchase or other acquisition by Target or any of its subsidiaries of any outstanding shares of capital stock or other securities of, or other ownership interest in, the Target or any of its subsidiaries, of any of its shares of capital stock; (iv) any execution by Target or any of its subsidiaries of a contract that would be required to be disclosed in the Target SEC Documents or in Section 5.10 of the Target Disclosure Schedule, other than in the ordinary course of business, or any amendment or termination of, or default under, any contract disclosed in the Target SEC Documents or in Section 5.10 of the Target Disclosure Schedule; or (v) any damage, destruction or other casualty loss with respect to any asset or property owned, leased or otherwise used by the Target or any of its subsidiaries, except for any damage, destruction or other casualty loss that would not and could not reasonably be expected to, individually or in the aggregate, result in a Material Adverse Effect on the Target; (vi) any amendment of any term of any outstanding security of the Target or any of its subsidiaries; (vii) any incurrence, assumption or guarantee by the Target or any of its subsidiaries of any indebtedness for borrowed money other than in the ordinary course of business and in amounts and on terms consistent with past practices; (viii) any creation or assumption by the Target or any of its subsidiaries of any Lien on any asset other than in the ordinary course of business consistent with past practices; (ix) any loan, advance or capital contributions made by the Target or any of its subsidiaries to, or investment in, any person other than (x) loans or advances to employees in connection with business-related travel, (y) loans made to employees consistent with past practices that are not in the aggregate in excess of $250,000, and (z) loans, advances or capital contributions to or investments in wholly-owned subsidiaries, and in each case made in the ordinary course of business consistent with past practices; (x) any transaction or commitment made, or any contract or agreement entered into, by the Target or any of its subsidiaries relating to its assets or business (including the purchase or disposition of any assets) or any relinquishment by the Target or any of its subsidiaries of any contract, agreement or other right, in either case except for (A) any such transaction, commitment, contract, agreement or relinquishment that would not and could not reasonably be expected to, individually or in the aggregate, result in a Material Adverse Effect on the Target, (B) transactions and commitments in the ordinary course of business consistent with past practices and (C) those contemplated by this Agreement (xi) any labor dispute, other than routine individual grievances, or any activity or proceeding by a labor union or representative thereof to organize any employees of the Target or any of its subsidiaries, or any lockouts, strikes, slowdowns or work stoppages or threats thereof by or with respect to such employees; (xii) any change by the Target or any of its subsidiaries in its accounting principles, practices or methods; (xiii) any increase in the compensation payable or that could become payable by the Target or any of its subsidiaries, or any grant of stock options, to (a) any officer of the Target or any of its subsidiaries or (b) any employee of the Target or any of its Subsidiaries whose annual cash compensation is $50,000 or more; or (xiv) any commitment or agreement by Target or any of its subsidiaries to do any of the things described in the preceding clauses (i) through (xiii) (other than negotiations with Merger Sub and its representatives regarding the transactions contemplated by this Agreement). Since the date of the Target’s most recent proxy statement to its stockholders, no event has occurred that could be required to be reported by the Target as a certain Relationship or Related Transaction, pursuant to Item 404 of Regulation S-K promulgated by the SEC, other than recurring events consistent with the descriptions thereof set forth in such proxy statements.

      5.6  Absence of Undisclosed Liabilities. Neither Target nor any of its subsidiaries has any liabilities of any nature (matured or unmatured, fixed or contingent) other than (i) those set forth or adequately provided for in the Balance Sheet included in Target’s Annual Report on Form 10-K for the period ended June 30, 1999, including the Notes thereto (the “Target Balance Sheet”), (ii) those incurred in the ordinary course of business or banking and financial affairs, consistent with past practices, and not required to be set forth in the Target Balance Sheet or the notes thereto under generally accepted accounting principles, (iii) those incurred in the ordinary course of business since the Target Balance Sheet Date and consistent with past practice; and (iv) those incurred in connection with the execution of this Agreement.

      5.7  Litigation. There is no private or governmental action, suit, proceeding, claim, arbitration or investigation pending before any agency, court or tribunal, foreign or domestic, or, to the knowledge of Target, threatened against Target or any of its subsidiaries or any of their respective properties or any of their respective officers or directors (in their capacities as such) that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect on Target. There is no judgment, decree, injunction or order against Target or any of its subsidiaries, or, to the knowledge of Target and its subsidiaries, any of their respective directors or officers (in their capacities as such), that, individually or in the aggregate, could prevent, enjoin, alter or materially delay any of the transactions contemplated by this Agreement, or that, individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect on Target.

      5.8  Restrictions on Business Activities. There is no agreement, judgment, injunction, order or decree binding upon Target or any of its subsidiaries which has or reasonably could be expected to have the effect of prohibiting, restricting or impairing the ability of Target and its subsidiaries to (i) engage in any business or industry, (ii) compete against any other Person in any business or industry, (iii) acquire any property or business or (iv) operate their respective businesses in any jurisdiction, except, for each of clauses (i) through (iv), for any such agreement, judgment, injunction, order or decree that would not and could not reasonably be expected to, individually or in the aggregate, result in a Material Adverse Effect on the Target.

      5.9  Compliance; Governmental Authorization. To the knowledge of Target, Target and each of its subsidiaries have obtained each federal, state, county, local or foreign governmental consent, license, permit, grant, or other authorization of a Governmental Entity (i) pursuant to which Target or any of its subsidiaries currently operates or holds any interest in any of its properties or (ii) that is required for the operation of Target’s or any of its subsidiaries’ businesses or the holding of any such interest ((i) and (ii) herein collectively called “Target Authorizations”), and all of such Target Authorizations are in full force and effect, except where the failure to obtain or have any of such Target Authorizations has not had and could not reasonably be expected to have a Material Adverse Effect on Target. The businesses of the Target and its subsidiaries have not been and are not being conducted in violation of any law, ordinance or regulation of the United States or any foreign country or any political subdivision thereof or of any Governmental Entity, except (i) as publicly disclosed by the Target in the Target SEC Reports or Section 5.9 of the Target Disclosure Schedule, and (ii) for violations or possible violations of any United States or foreign laws, ordinances or regulations that do not and, insofar as reasonably can be foreseen in the future, will not result in any charges, assessments, levies, fines or other liabilities being imposed upon or incurred by the Target or any of its subsidiaries that will, individually or in the aggregate, have a Material Adverse Effect on Target. None of the Target, any of its subsidiaries or any directors, officers, agents or employees of the Target or any of its subsidiaries has (i) used any funds on behalf of Target for unlawful contributions, gifts, entertainment or other unlawful expenses related to political activity or (ii) made any unlawful payments on behalf of Target to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended.

      5.10  Certain Contracts and Arrangements.

      (a)  Except for agreements listed as exhibits to the Target SEC Documents or in Section 5.10 of the Target Disclosure Schedule, neither Target nor any of its subsidiaries is a party to any (i) individual written employment agreement or consulting agreement that either (A) obligates Target and its subsidiaries to pay aggregate annual compensation, or provide annual services, as the case may be, in excess of $100,000 or (B) is not terminable by Target or its subsidiaries upon ninety (90) days notice or less, (ii) collective bargaining agreement, (iii) license agreement or other arrangement that limits or restrains Target or any of its subsidiaries from engaging or competing in any business or conveys to any other party exclusive rights in any jurisdiction to use proprietary assets of the Target or any of its subsidiaries, (iv) indenture, mortgage, note, installment obligation, agreement or other instrument relating to the borrowing of money by Target or any of its subsidiaries or the guaranty of any obligation for the borrowing of money by Target or any of its subsidiaries or any third party, (v) agreement that creates a partnership, joint venture, teaming arrangement or similar arrangement or (vi) other agreement described in Item 601(b)(1) of Regulation S-K promulgated under the Exchange Act. Except as set forth in Section 5.10 of the Target Disclosure Schedule, neither the Target nor any of its subsidiaries is in breach, default or violation (and no event has occurred that with notice or the lapse of time or both would constitute a breach, default or violation) of any term, condition or provision of any note, bond, mortgage, indenture, lease, license, Contract, agreement or other instrument or obligation to which the Target or any of its subsidiaries is now a party or by which it or any of its properties or assets may be bound, except for violations, breaches or defaults that would not, individually or in the aggregate, have a Material Adverse Effect on the Target.

      (b)  Target has delivered to Merger Sub all indemnification agreements currently in effect between Target and any of its past or present officers, directors or employees.

      5.11  Title to Property.

      (a)  Target and its subsidiaries have good and valid title to all of their respective properties, interests in properties and assets, real and personal, reflected in the Target Balance Sheet or acquired after the Target Balance Sheet Date (except properties or interests in properties and assets sold or otherwise disposed of since the Target Balance Sheet Date in the ordinary course of business), or in the case of leased properties and assets, valid leasehold interests in such properties, free and clear of all mortgages, Liens, pledges, charges, encumbrances, adverse claims, rights of others or adverse interests of any kind or character, except (i) the Lien of current taxes not yet due and payable, (ii) such imperfections of title, Liens and easements as do not and will not materially detract from or interfere with the use of the properties subject thereto or affected thereby, or otherwise materially impair business operations involving such properties; (iii) Liens securing debt which is reflected on the Target Balance Sheet; and (iv) in case of real property, as appear of record and are reflected in the policies of title insurance for such real property that were previously delivered to Merger Sub. All properties used in the operations of Target and its subsidiaries are reflected in the Target Balance Sheet to the extent generally accepted accounting principles require the same to be reflected. Section 5.11(a) of the Target Disclosure Schedule identifies each parcel of real property owned by Target or any of its subsidiaries.

      (b)  Section 5.11(b) of the Target Disclosure Schedule sets forth all leases to which Target and its subsidiaries are a party or by which they are bound and under which (i) Target and its subsidiaries are obligated to pay annual lease payments in excess of $100,000 or (ii) that are necessary for the conduct of the business in substantially the same manner as the business of Target and its subsidiaries have heretofore been conducted, such Section 5.11(b) of the Target Disclosure Schedule describing separately those leases relating to real property and those leases relating to personal property and indicating where appropriate those leases that have been recorded for tax, protection of title or interest, or other purposes) entered into by Target and its subsidiaries (the “Leases”). With respect to the Leases, there exist no defaults by Target and its subsidiaries or, to the knowledge of Target and its subsidiaries, any default or threatened default by any third party thereunder, that could reasonably be expected to materially impair business operations involving such properties or result in a material liability of Target and its subsidiaries. Except as disclosed in Section 5.11(b) of the Target Disclosure Schedule, each Lease is in full force and effect and is a legal, valid and binding obligation of Target and its subsidiaries, and, to the knowledge of Target and its subsidiaries, each other party thereto, enforceable against each such party thereto in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and subject to general principles of equity. Except as provided in Section 5.11(b) of the Target Disclosure Schedule, the transactions contemplated by this Agreement will not result in any material default, penalty or modification to any Lease, nor will any consents thereto be required.

      (c)  Except as disclosed in Section 5.11(c) of the Target Disclosure Schedule, to the knowledge of the Target (i) the utilities, access and parking for each parcel of real property utilized by the Target and its subsidiaries are reasonably adequate for the current use and operation of each such property, (ii) there are no zoning, building code, occupancy restriction or other land-use regulation proceedings or, to the knowledge of Target and its subsidiaries, any proposed change in any applicable laws, which could materially impair the use or operation of any such property, nor has Target and its subsidiaries received any notice of any special assessment proceedings affecting any such property, or applied for any change to the zoning or land use status of any such property, (iii) all water, sewer, gas, electric, telephone and drainage facilities and all other utilities required by law or for the normal use and operation of each such property are installed to the property lines of each such property, and (iv) Target and its subsidiaries have obtained all material licenses, permits, approvals, easements and rights of way (and all such items are currently in full force and effect) required from any governmental authority having or claiming to have competent jurisdiction over each such property or from private parties for the current use and operation of each such property.

      (d)  To the knowledge of Target and its subsidiaries, there are no material latent defects or material adverse physical conditions affecting any of such properties or any of the facilities, buildings, structures, erections, improvements, fixtures, fixed assets and personal property of a permanent nature affixed, annexed or attached to, located on or forming part of any such property which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect on Target.

      5.12  Intellectual Property.

      (a)  Target and its subsidiaries own, or are licensed or otherwise possess legally enforceable rights to use, all patents, trademarks, trade names, service marks, copyrights, and any applications therefor, maskworks, net lists, schematics, technology, know-how, trade secrets, inventory, ideas, algorithms, processes, computer software programs or applications, and tangible or intangible proprietary information or material (“Intellectual Property”) that are used or proposed to be used in the business of Target and it subsidiaries as currently conducted or as proposed to be conducted by Target and its subsidiaries, except to the extent that the failure to have such rights, individually or in the aggregate, have not had, and could not reasonably be expected to have, a Material Adverse Effect on Target.

      (b)  Section 5.12 of the Target Disclosure Schedule lists (i) all patents and patent applications and all registered and unregistered trademarks, trade names and service marks, registered and unregistered copyrights, and maskworks which Target considers to be material to its business and the business of each of its subsidiaries and included in the Intellectual Property, including the jurisdictions in which each such Intellectual Property right has been issued or registered or in which any application for such issuance and registration has been filed, (ii) all material licenses, sublicenses and other agreements as to which Target or any of its subsidiaries is a party and pursuant to which any person is authorized to use any Intellectual Property, and (iii) all material licenses, sublicenses and other agreements as to which Target or any of its subsidiaries is a party and pursuant to which Target or any of its subsidiaries is authorized to use any third party patents, trademarks or copyrights, including software (“Third Party Intellectual Property Rights”), in each case which are incorporated in, are, or form a part of any product or service of Target or any of its subsidiaries that is material to Target.

      (c)  To the best knowledge of Target and its subsidiaries, there is no material unauthorized use, disclosure, infringement or misappropriation of any Intellectual Property rights of Target or any of its subsidiaries, any trade secret material to Target or any of its subsidiaries, or any Third Party Intellectual Property Right, by any third party, including any employee or former employee of Target or any of its subsidiaries. Neither Target nor any of its subsidiaries has entered into any agreement to indemnify any other person against any charge of infringement of any Intellectual Property, other than indemnification provisions contained in purchase orders arising in the ordinary course of business.

      (d)  Neither Target nor any of its subsidiaries is, nor will Target or any of Target’s subsidiaries be as a result of the execution and delivery of this Agreement or the consummation of the transactions contemplated by this Agreement, in breach of any license, sublicense or other agreement relating to any of the Intellectual Property or any Third Party Intellectual Property Rights, the breach of which, individually or in the aggregate, could have a Material Adverse Effect on Target.

      (e)  All patents, registered trademarks, service marks and copyrights held by Target and its subsidiaries are valid and subsisting. Neither Target nor any of its subsidiaries (i) has been sued in any suit, action or proceeding which involves a claim of infringement of any patents, trademarks, service marks, copyrights or violation of any trade secret or other proprietary right of any third party or (ii) has brought any action, suit or proceeding for infringement of Intellectual Property or breach of any license or agreement involving Intellectual Property against any third party. The manufacture, marketing, licensing or sale of the products and services of Target and its subsidiaries do not infringe any patent, trademark, service mark, copyright, trade secret or other proprietary right of any third party, except where such infringement should not have a Material Adverse Effect on Target.

      (f)  Target and its subsidiaries have secured valid written assignments from all consultants and employees who contributed to the creation or development of Intellectual Property of the rights to such contributions that Target and its subsidiaries do not already own by operation of law.

      (g)  Target and its subsidiaries have taken all reasonable and appropriate steps to protect and preserve the confidentiality of all Intellectual Property not otherwise protected by patents, or patent applications or copyright (“Confidential Information”). All use, disclosure or appropriation of Confidential Information owned by Target and its subsidiaries by or to a third party has been pursuant to the terms of a written agreement with such third party. All use, disclosure or appropriation of Confidential Information not owned by Target and its subsidiaries has been pursuant to the terms of a written agreement with the owner of such Confidential Information, or is otherwise lawful.

      5.13  Environmental Matters.

      (a)  “Environmental, Health and Safety Laws” shall mean all federal, state or local laws, ordinances, codes, regulations, rules, policies, common law, judgments and orders regarding the protection of the environment, requiring pollution control equipment, or that classify, regulate, call for the remediation of, require reporting with respect to, or list or define air, water, groundwater, solid waste, hazardous or toxic substances, materials, wastes, pollutants or contaminants, or regarding the safety of employees or workers.

      (b)  “Hazardous Substance” shall mean any substance or material that is defined as a “pollutant or contaminant,” “solid waste,” “hazardous waste” or “hazardous substance” under any Environmental, Health and Safety Laws.

      (c)  With respect to the operations of Target and its subsidiaries, no formal written notices, administrative actions or suits under any Environmental, Health or Safety laws are pending.

      (d)  Except as set forth in Section 5.13(d) of the Target Disclosure Schedule or as would not, individually or in the aggregate, have a Material Adverse Effect on Target, there are no past or present events, conditions or circumstances involving Hazardous Substances and relating to Target and its subsidiaries that are reasonably likely to violate any Environmental, Health and Safety Laws or that are reasonably likely to give rise to any liability (matured, unmatured, fixed or contingent) for: (1) investigation or cleanup under Environmental, Health and Safety Laws; or (2) injuries to persons.

      (e)  Target and its subsidiaries have delivered to Merger Sub all Phase I or Phase II environmental reports or environmental compliance audits regarding any facilities or real property ever owned, operated or leased by Target or its subsidiaries.

      5.14  Taxes.

      (a)  Target and each of its subsidiaries, and any consolidated, combined, unitary or aggregate group for Tax purposes of which Target or any of its subsidiaries is or has been a member have timely filed all Tax Returns required to be filed by it taking into account extensions of due dates, have paid all Taxes shown thereon to be due and has provided adequate accruals in accordance with generally accepted accounting principles in its financial statements for any Taxes that have not been paid, whether or not shown as being due on any Tax returns. Except as disclosed in the Target SEC Documents, (i) no material claim for Taxes has become a Lien against the property of Target or any of its subsidiaries or is being asserted against Target or any of its subsidiaries other than Liens for Taxes not yet due and payable, (ii) no audit of any Tax Return of Target or any of its subsidiaries is being conducted by a Tax authority, (iii) no Tax authority is now asserting, or to the best knowledge of Target, threatening to assert against Target or any of its subsidiaries any deficiency or claim for additional Taxes, and there are no requests for information from a Tax authority currently outstanding that could affect the Taxes of Target or any of its subsidiaries, (iv) no extension of the statute of limitations on the assessment of any Taxes has been granted by Target or any of its subsidiaries and is currently in effect, and (v) neither

Target nor any of its subsidiaries has entered into any compensatory agreements with respect to the performance of services which payment thereunder would result in a nondeductible expense pursuant to Sections 162(m) or 280G of the Code. Target will not be required to include any material adjustment in Taxable income for any Tax period (or portion thereof) ending after the Effective Time attributable to adjustments made prior to the Merger pursuant to Section 481 or 263A of the Code or any comparable provision of any state or foreign Tax law. Neither Target nor any of its subsidiaries is a party to any tax sharing or tax allocation agreement nor does Target or any of its subsidiaries owe any amount under any such agreement. For purposes of this Agreement, the following terms have the following meanings: “Tax” (and, with correlative meaning, “Taxes” and “Taxable”) means (i) any net income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental or windfall profit tax, custom, duty, or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or any penalty, addition to tax or additional amount imposed by any Governmental Entity (a “Tax authority”) responsible for the imposition of any such tax (domestic or foreign), (ii) any liability for the payment of any amounts of the type described in (i) as a result of being a member of an affiliated, consolidated, combined or unitary group for any Taxable period and (iii) any liability for the payment of any amounts of the type described in (i) or (ii) as a result of any express or implied obligation to indemnify any other person. As used herein, “Tax Return” shall mean any return, statement, report or form (including, without limitation,) estimated Tax returns and reports, withholding Tax returns and reports and information reports and returns required to be filed with respect to Taxes. Target and each of its subsidiaries are in full compliance with all terms and conditions of any Tax exemptions or other Tax sharing agreement or order of a foreign government and the consummation of the Merger shall not have any adverse effect on the continued validity and effectiveness of such Tax exemptions or other Tax-sparing agreement or order.

      (b)  Neither Target nor any of its subsidiaries is obligated under any agreements with respect to industrial development bonds or other obligations with respect to which the excludability from gross income of the holder for federal or state income tax purposes would be affected by the transactions contemplated hereunder. Neither Target nor any of its subsidiaries is, or has been, a United States real property holding corporation (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code. Neither Target nor any of its subsidiaries owns any property of a character, the indirect transfer of which, pursuant to this Agreement, would give rise to any material documentary, stamp or other transfer tax.

      (c)  None of the Target’s subsidiaries organized under the laws of a country other than the United States (i) has any investment in U.S. property within the meaning of Section 956 of the Code, (ii) is engaged in a United States trade or business for federal income tax purposes, (iii) is a passive foreign investment company within the meaning of the Code, or (iv) is a foreign investment company within the meaning of the Code.

      5.15  Employee Benefit Plans

      (a)  Section 5.15 of the Target Disclosure Schedule lists, with respect to Target, any subsidiary of Target and any trade or business (whether or not incorporated) which is treated as a single employer with Target (an “ERISA Affiliate”) within the meaning of Section 414(b), (c), (m) or (o) of the Code, (i) all material employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), (ii) each loan to a non-officer employee in excess of $50,000, loans to officers and directors and any stock option, stock purchase, phantom stock, stock appreciation right, supplemental retirement, severance, sabbatical, medical, dental, vision care, disability, employee relocation, cafeteria benefit (Code Section 125) or dependent care (Code Section 129), life insurance or accident insurance plans, programs or arrangements, (iii) all bonus, pension, profit sharing, savings, deferred compensation or incentive plans, programs or arrangements,

(iv) other fringe or employee benefit plans, programs or arrangements that apply to senior management of Target and that do not generally apply to all employees, and (v) any current or former employment or executive compensation or severance agreements, written or otherwise, as to which unsatisfied obligations of Target of greater than $50,000 remain for the benefit of, or relating to, any present or former employee, consultant or director of Target (together, the “Target Employee Plans”).

      (b)  Target has furnished to Merger Sub a copy of each of the Target Employee Plans and related plan documents (including trust documents, insurance policies or contracts, employee booklets, summary plan descriptions and other authorizing documents, and, to the extent still in its possession, any material employee communications relating thereto) and has, with respect to each Target Employee Plan which is subject to ERISA reporting requirements, provided copies of the Form 5500, including all schedules attached thereto and actuarial reports, if any, filed for the last three Plan years. Any Target Employee Plan intended to be qualified under Sections 401(a) or 501(c)(9) of the Code has either obtained from the Internal Revenue Service a favorable determination letter as to its qualified status under the Tax Reform Act of 1986 and subsequent legislation, or has applied to the Internal Revenue Service for such a determination letter prior to the expiration of the requisite period under applicable Treasury Regulations or Internal Revenue Service pronouncements in which to apply for such determination letter and to make any amendments necessary to obtain a favorable determination. Target has also furnished Merger Sub with the most recent Internal Revenue Service determination letter issued with respect to each such Target Employee Plan, and nothing has occurred since the issuance of each such letter which could reasonably be expected to cause the loss of the tax-qualified status of any Target Employee Plan subject to Code Section 401(a) and all prohibited transaction exemptions (or requests for such exemptions), private letter rulings, opinions, information letters or compliance statements issued with respect to any plan described in this Section above by the IRS, the Department of Labor or the Pension Benefit Guaranty Corporation.

      (c)  None of the Target Employee Plans promises or provides retiree medical or other retiree welfare benefits to any person; (ii) there has been no “prohibited transaction,” as such term is defined in Section 406 of ERISA and Section 4975 of the Code, with respect to any Target Employee Plan, which could reasonably be expected to have, in the aggregate, a Material Adverse Effect on Target; (iii) to the knowledge of Target, each Target Employee Plan has been administered in accordance with its terms and in compliance with the requirements prescribed by any and all statutes, rules and regulations (including ERISA and the Code), except as would not have, in the aggregate, a Material Adverse Effect on Target, and Target and each subsidiary or ERISA Affiliate have performed all obligations required to be performed by them under, are not in any respect in default under or violation of, and have no knowledge of any default or violation by any other party to, any of the Target Employee Plans, which default or violation could reasonably be expected to have a Material Adverse Effect on Target; (iv) neither Target nor any subsidiary or ERISA Affiliate is subject to any liability or penalty under Sections 4976 through 4980 of the Code or Title I of ERISA with respect to any of the Target Employee Plans which have a Material Adverse Effect on any such parties; (v) all material contributions required to be made by Target or any subsidiary or ERISA Affiliate to any Target Employee Plan have been made on or before their due dates and a reasonable amount has been accrued for contributions to each Target Employee Plan for the current plan years; (vi) with respect to each Target Employee Plan, no “reportable event” within the meaning of Section 4043 of ERISA (excluding any such event for which the thirty (30) day notice requirement has been waived under the regulations to Section 4043 of ERISA) nor any event described in Section 4062, 4063 or 4041 of ERISA has occurred; and (vii) no Target Employee Plan is covered by, and neither Target nor any subsidiary or ERISA Affiliate has incurred or expects to incur any liability under Title IV of ERISA or Section 412 of the Code. With respect to each Target Employee Plan subject to ERISA as either an employee pension plan within the meaning of Section 3(2) of ERISA or an employee welfare benefit plan within the meaning of Section 3(1) of ERISA, Target has prepared in good faith and timely filed all requisite governmental reports (which were true and correct as of the date filed) and has properly and timely filed and distributed or posted all notices and reports to employees required to be filed, distributed or posted with respect to each such Target Employee Plan except where the failure to timely file, distribute or post such documents would not, in the aggregate, have a Material Adverse Effect on Target. No suit, administrative proceeding, action or other litigation has been brought, or to the best knowledge of Target is threatened, against or with respect to any such Target Employee Plan, including any audit or inquiry by the IRS or United States Department of Labor. Neither Target nor any Target subsidiary or other ERISA Affiliate is a party to, or has made any contribution to or otherwise incurred any obligation under, any “multiemployer plan” as defined in Section 3(37) of ERISA.

      (d)  With respect to each Target Employee Plan, Target and each of its United States subsidiaries has complied with (i) the applicable health care continuation and notice provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) and the proposed regulations thereunder and (ii) the applicable requirements of the Family and Medical Leave Act of 1993 and the regulations thereunder, except to the extent that such failure to comply would not, in the aggregate, have a Material Adverse Effect on Target.

      (e)  The consummation of the transactions contemplated by this Agreement will not (i) entitle any current or former employee or other service provider of Target, any Target subsidiary or any other ERISA Affiliate to severance benefits or any other payment, or (ii) accelerate the time of payment or vesting, or increase the amount of compensation due any such employee or service provider.

      (f)  There has been no amendment to, written interpretation or announcement (whether or not written) by Target, any Target subsidiary or other ERISA Affiliate relating to, or change in participation or coverage under, any Target Employee Plan which would materially increase the expense of maintaining such Plan above the level of expense incurred with respect to that Plan for the most recent fiscal year included in Target’s financial statements.

      5.16  Certain Agreements Affected by the Merger. Except as set forth in Section 5.16 of the Target Disclosure Schedule, the consummation or announcement of any transaction contemplated by this Agreement will not (either alone or upon the occurrence of any additional or further acts or events or the lapse of time) result in any (i) payment (whether of severance pay, unemployment compensation, golden parachute, bonus or otherwise) becoming due from the Target or any of its subsidiaries to any present or former officer, employee, consultant or director thereof under any management, employment, deferred compensation, severance (including any payment, right or benefit resulting from a change in control), bonus or other contract for personal services with any present or former officer, director, consultant or employee or any plan, agreement or understanding similar to any of the foregoing, or any “rabbi trust” or similar arrangement, or (ii) benefit under any of the Target Employee Plans being established or becoming accelerated, vested or payable.

      5.17  Employee Matters. There are no pending claims against Target or any of its subsidiaries under any workers compensation plan or policy or for long term disability or under COBRA with respect to any former employees or qualifying beneficiaries thereunder, except for obligations that, individually or in the aggregate, would not have a Material Adverse Effect on Target. Neither Target nor any of its subsidiaries is a party to any collective bargaining agreement or other labor union contract nor does Target nor any of its subsidiaries know of any activities or proceedings of any labor union to organize any such employees. Target is not aware of any strikes, slowdowns, work stoppages, lockouts, boycotts, corporate campaigns or threats thereof, by or with respect to any employees of Target or any of its subsidiaries.

      5.18  Insurance. Target and each of its subsidiaries have policies of insurance and bonds of the type and in amounts as listed in Section 5.18 of the Target Disclosure Schedule. There is no material claim pending under any of such policies or bond as to which Target has received a denial, or to

Target’s knowledge as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. All premiums due and payable under all such policies and bonds have been paid and Target and its subsidiaries are otherwise in compliance in all material respects with the terms of such policies and bonds. Target has no knowledge of any threatened termination of, or material premium increase with respect to, any of such policies.

      5.19  Compliance with Laws. To the knowledge of Target, neither Target nor any of its subsidiaries has received any notices of violation with respect to, any federal, state, local or foreign statute, law or regulation with respect to the conduct of its business, or the ownership or operation of its business, except for such violations or failures to comply as, singly or in the aggregate, could not be reasonably expected to have a Material Adverse Effect on Target.

      5.20  Minute Books. The minute books of Target and its subsidiaries have been made available to Merger Sub and contain all minutes of meetings of directors and stockholders or actions by written consent since the time of incorporation of Target and the respective subsidiaries through the date of this Agreement.

      5.21  Complete Copies of Materials. Target has delivered or made available true and complete copies of each document that has been requested by or on behalf of Merger Sub or its counsel in connection with their legal and accounting review of Target and its subsidiaries.

      5.22  Brokers’ and Finders’ Fees. Except for the fees payable by Target to Raymond James & Associates, Inc. (formerly known as Roney & Co.) (“RJA”), a true and correct copy of whose engagement agreement has been provided to Merger Sub, neither Target nor any of its subsidiaries has incurred, nor will any of them incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions or investment bankers’ fees or any similar charges in connection with this Agreement or any transaction contemplated hereby.

      5.23  Proxy Statement. The proxy statement to be sent to the stockholders of the Target in connection with the Special Stockholders’ Meeting (as defined in Section 8.1 hereof (such proxy statement, as amended or supplemented, being referred to herein as the “Proxy Statement”)) shall not, at the time (or, with respect to amendments or supplements thereto, the respective times) the Proxy Statement is filed with the SEC or is first published, sent or given to stockholders of the Target, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they are made, not misleading or necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Special Stockholders’ Meeting which shall have become false or misleading. The Proxy Statement shall comply in all material respects as to form with the requirements of the Exchange Act and the rules and regulations thereunder. No representation is made by the Target with respect to statements made in the Proxy Statement based on information supplied by Merger Sub for inclusion therein.

      5.24  Opinion of Financial Advisor. Target has been advised in writing by RJA that, in such advisor’s opinion, the consideration to be received by each of the stockholders of Target is fair to the stockholders of Target from a financial point of view.

      5.25  Vote Required. Under Michigan law and the Target’s Articles of Incorporation and Bylaws, the affirmative vote of the holders of a majority of the shares of Target Common Stock outstanding on the record date set for the Special Stockholders’ Meeting is the only vote of the holders of any of Target’s capital stock necessary to approve this Agreement and the transactions contemplated hereby. Under Michigan law and the Target’s Articles of Incorporation and Bylaws, Target is not prohibited from setting, as contemplated herein, a required vote that is in excess of such majority. The Board of Directors of Target has (i) approved this Agreement and the Merger, (ii) determined that this Agreement and the transactions contemplated hereby, including the Merger, are fair to and in the best interests of the stockholders of Target and (iii) recommended that the stockholders of Target approve this Agreement and the Merger.

      5.26  Chapter 7A and 7B of the MBCA Not Applicable. The Board of Directors of Target has taken all actions, so that the restrictions contained in Chapters 7A and 7B of the MBCA applicable to a “business combination” or a “control share acquisition” (as defined therein) will not apply to the execution, delivery or performance of this Agreement or the consummation of the Merger or the other transactions contemplated by this Agreement.

      5.27  Customers and Suppliers. As of the date hereof, no customer which individually accounted for more than 5% of Target’s gross revenues during the 12-month period preceding the date hereof has indicated to Target or any of its subsidiaries that it will stop, or decrease the rate of, buying services or products of Target or any of its subsidiaries. As of the date hereof, no material supplier of Target or any of its subsidiaries has indicated to Target or any of its subsidiaries that it will stop, or decrease the rate of, supplying materials, products or service to Target or any of its subsidiaries. Neither Target nor any of its subsidiaries has knowingly breached, so as to provide a benefit to Target or any of its subsidiaries that was not intended by the parties, any agreement with, or engaged in any fraudulent conduct with respect to, any customer or supplier of Target or any of its subsidiaries.

      5.28  Year 2000 Compliance. All of the material computer hardware and software systems of Target and its subsidiaries (including, without limitation, those related to their facilities, equipment manufacturing processes, quality control activities, accounting and bookkeeping records and record keeping activities) are expected to be by December 31, 1999 Year 2000 Compliant. As used in this Agreement, the phrase “Year 2000 Compliant” shall mean with respect to Target’s and its subsidiaries’ material hardware and software systems, that such hardware and software is designed to be used prior to, during, and after the calendar Year 2000 A.D., and such hardware and software used during each such time period will accurately receive, provide and process date/ time data from, into and between the twentieth and twenty-first centuries, and will not malfunction, cease to function, or provide invalid or incorrect results as a result of date/ time data. With respect to the U.S. operations of Target and its subsidiaries, Target and its subsidiaries have made reasonable inquiries of their respective customers, suppliers and others with which they do business and, based on such inquiries, neither Target nor any of its subsidiaries has reason to believe that any of such customers, suppliers or other persons will not be Year 2000 Compliant by December 31, 1999 in any manner that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect on Target.

      5.29  Effect of Article. Notwithstanding anything in this Agreement, the Target Disclosure Schedule or any document or communication of any kind, executed, reviewed or existing in connection herewith, the parties understand that no representation or warranty of any sort as to further sales, financial performance, or forecast of any sort is intended or may be implied under any provision of this Agreement or provision relating hereto and any and all forecasts which have been discussed in connection herewith or otherwise are only for the purposes of reviewing theoretical operating parameters and may not be and are not relied on by Merger Sub or any other person.

      5.30  Product Warranties. Section 5.30 of the Target Disclosure Schedule sets forth complete and accurate copies of the written warranties and guaranties by the Target or any of its subsidiaries currently in effect with respect to their respective products. There have not been any material deviations from such warranties and guaranties, and neither the Target, any of its subsidiaries nor any of their respective salesmen, employees, distributors and agents is authorized to undertake obligations to any customer or to other third parties in excess of such warranties or guaranties. Neither the Target nor any of its subsidiaries has made any material oral warranty or guaranty with respect to its products.

      5.31  Disclosure. None of the representations or warranties made by the Target herein or in any schedule hereto, including the Target Disclosure Schedule, or in any certificate furnished by the Target pursuant to this Agreement, or in the Target SEC Reports, when all such documents are read together in their entirety, contains or will contain any untrue statement of a material fact, or omits or will omit to state any material fact necessary in order to make the statements contained herein or therein, in light of the circumstances under which made, not misleading.

ARTICLE 6

REPRESENTATIONS AND WARRANTIES OF MERGER SUB

      Except as disclosed in a document of even date herewith and delivered by Merger Sub to Target prior to the execution and delivery of this Agreement and referring to the representations and warranties in this Agreement (the “Merger Sub Disclosure Schedule”), the Parent and Merger Sub, jointly and severally, represent and warrant to Target as follows:

      6.1  Organization, Standing and Power, Capital Structure. Each of Parent, Merger Sub and each of their significant subsidiaries (as such term is defined in Section 1.02(w) of Regulation S-X) is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization except where the failure to be so organized, existing and in good standing would not have a Material Adverse Effect on Parent or Merger Sub. Each of Parent, Merger Sub and their subsidiaries has the corporate power to own its properties and to carry on its business as now being conducted and as proposed to be conducted and is duly qualified to do business and is in good standing in each jurisdiction in which the failure to be so qualified and in good standing would have a Material Adverse Effect on Parent or Merger Sub. Merger Sub has delivered a true and correct copy of the Certificate of Incorporation and Bylaws or other charter documents, as applicable, of Parent, Merger Sub and each of their subsidiaries, each as amended to date, to Target. None of Parent, Merger Sub or any of their subsidiaries is in violation of any of the provisions of its Certificate of Incorporation or Bylaws or equivalent organizational documents. The authorized capital stock of Parent consists of 6,500,000 shares of Parent Common Stock and 1,000,000 shares of Parent Preferred Stock, of which there were issued and outstanding as of the close of business on November 4, 1999, 100 shares of Parent Common Stock and no shares of Parent Preferred Stock. The authorized capital stock of Merger Sub consists of 60,000 shares of Merger Sub Common Stock. As of the close of business on November 4, 1999, 1000 shares of Merger Sub Common Stock are issued and outstanding and all such issued and outstanding stock was issued for an aggregate amount of $1000. All issued and outstanding Merger Sub Common Stock is owned beneficially and of record by Parent.

      6.2  Authority. Parent and Merger Sub have all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub. This Agreement has been duly executed and delivered by Parent and Merger Sub and constitutes the valid and binding obligations of Parent and Merger Sub. The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated hereby will not, conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of a benefit under (i) any provision of the Certificate of Incorporation or Bylaws or equivalent organizational documents of Parent, Merger Sub or any of their subsidiaries, as amended, or (ii) any mortgage, indenture, lease, contract or other agreement or instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Parent, Merger Sub or any of their subsidiaries or their properties or assets, except where such conflict, violation, default, termination, cancellation or acceleration with respect to the foregoing provisions of (ii) would not have and could not reasonably be expected to have a Material Adverse Effect on Parent or Merger Sub. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity, is required by or with respect to Parent, Merger Sub or any of their subsidiaries in connection with the execution and delivery of this Agreement by Parent or Merger Sub or the consummation by Parent or Merger Sub of the transactions contemplated hereby, except for (i) the filing of the Certificate of Merger as provided in Section 1.2, (ii) any filings as may be required under applicable state securities laws and the securities laws of any foreign country, (iii) such filings as may be required under HSR, and such other consents, authorizations, filings, approvals and registrations which, if not obtained or made, would not have a Material Adverse Effect on Parent or Merger Sub and would not prevent or materially alter or delay any of the transactions contemplated by this Agreement.

      6.3  Governmental Authorization. Parent, Merger Sub and each of their subsidiaries have obtained each federal, state, county, local or foreign governmental consent, license, permit, grant, or other authorization of a Governmental Entity (i) pursuant to which Parent, Merger Sub or any of their subsidiaries currently operates or holds any interest in any of its properties or (ii) that is required for the operation of Parent’s, Merger Sub’s or any of their subsidiaries’ businesses or the holding of any such interest ((i) and (ii) herein collectively called “Buyer Party Authorizations”), and all of such Buyer Party Authorizations are in full force and effect, except where the failure to obtain or have any of such Buyer Party Authorizations could not reasonably be expected to have a Material Adverse Effect on Parent or Merger Sub.

      6.4  Proxy Statement. The information supplied by Parent or Merger Sub for inclusion in the Proxy Statement will not, on the date the Proxy Statement (or any amendment or supplement thereto) is first mailed to stockholders of Target, at the time of the Special Stockholders’ Meeting, if applicable or at the Effective Time, contain any statement which, at such time and in light of the circumstances under which it is made, is false or misleading with respect to any material fact, or omits to state any material fact required to be stated therein or necessary in order to make the statements therein not false or misleading or necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Special Stockholders’ Meeting which shall have become false or misleading. Notwithstanding the foregoing, Parent and Merger Sub make no representation or warranty with respect to any information supplied by the Target or any of its representatives which is contained in any of the foregoing documents.

      6.5  Board Approval. The Boards of Directors of Parent and Merger Sub have unanimously (i) approved this Agreement and the Merger, (ii) determined that the Merger is in the best interests of its respective stockholder or stockholders and is on terms that are fair to such respective stockholder or stockholders and (iii) authorized (or in the case of Merger Sub recommended that the sole stockholder of Merger Sub approve) this Agreement and the Merger. The sole stockholder of Merger Sub has approved this Agreement and the Merger.

      6.6  Representations Complete. None of the representations or warranties made by Parent or Merger Sub herein or the Buyer Party Disclosure Schedule, or in any certificate furnished by Parent or Merger Sub pursuant to this Agreement, when all such documents are read together in their entirety, contains or will contain at the Effective Time any untrue statement of a material fact, or omits or will omit at the Effective Time to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which made, not misleading.

      6.7  Acknowledgments. Parent and Merger Sub acknowledge the Section 5.29 statement by Target and agree therewith.

      6.8  Financing. Merger Sub has supplied evidence (including, without limitation, the bank commitment letter attached hereto as Exhibit H) to Target of its ability to obtain on the Effective Date, sufficient funds to permit the payment of the aggregate Merger Consideration and the aggregate Spread. As of the date of this Agreement, such bank commitment letter is in full force and effect and has not been amended in any material respect.

ARTICLE 7

CONDUCT PRIOR TO THE EFFECTIVE TIME

      7.1  Conduct of Business of Target. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, Target agrees (except to the extent expressly contemplated by this Agreement or as consented to in writing by Merger Sub), (i) to carry on its and its subsidiaries’ business in the usual, regular and ordinary course in substantially the same manner as heretofore conducted, (ii) to pay and to cause its subsidiaries to pay debts and Taxes when due subject to good faith disputes over such debts or taxes, (iii) to pay or perform and to cause its subsidiaries to pay or perform other obligations when due, and (iv) to use all reasonable efforts consistent with past practice and policies to preserve intact its and its subsidiaries’ present business organizations, use its best efforts consistent with past practice to keep available the services of its and its subsidiaries’ present officers and key employees and use its best efforts consistent with past practice to preserve its and its subsidiaries’ relationships with customers, suppliers, distributors, licensors, licensees, and others having business dealings with it or its subsidiaries. Target agrees to promptly notify Merger Sub in writing of any event or occurrence not in the ordinary course of its or its subsidiaries’ business, and of any event which it recognizes could have a Material Adverse Effect on Target. Without limiting the foregoing, except as expressly contemplated by this Agreement, Target shall not do, cause or permit any of the following, or allow, cause or permit any of its subsidiaries to do, cause or permit any of the following, without the prior written consent of Merger Sub:

(a) Charter Documents. Cause or permit any amendments to its Articles of Incorporation or Bylaws or equivalent organizational documents;

(b) Issuance of Securities. Issue, deliver or sell or authorize or propose the issuance, delivery or sale of, or purchase or propose the purchase of, any shares of its capital stock or securities convertible into, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating it to issue any such shares or other convertible securities, other than the issuance of shares of its Common Stock pursuant to the exercise of stock options, outstanding on November 3, 1999 under the Target Stock Option Plans.

(c) Dividends; Changes in Capital Stock. Other than with respect to cash dividends in amounts and at times not greater or more frequently than within the last twelve (12) months, declare or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any of its capital stock, or split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or repurchase or otherwise acquire, directly or indirectly, any shares of its capital stock except from former employees, directors and consultants in accordance with agreements identified in Section 7.1(c) of the Target Disclosure Schedule providing for the repurchase of shares in connection with any termination of service to it or its subsidiaries;

(d) Stock Option Plans, Etc. Accelerate, amend or change the period for exercising or vesting of options or other rights granted under the Target Stock Option Plans or authorize cash payments in exchange for any options or other rights granted under any of such plans;

(e) Provisions of MBCA. Elect, pursuant to Section 783 of the MBCA, to be covered by the provisions of Section 780 of the MBCA or take any action which could cause Target or the shares of Target Common Stock held by Merger Sub or any direct or indirect wholly-owned subsidiary of Merger Sub to be covered by the provisions of Section 790 et seq. of the MBCA;

(f) Dissenters’ Rights. Adopt any resolutions of the Board of Directors which would prohibit or restrict Target’s stockholders dissenters’ rights provided in Section 4.6;

(g) Dissolution. Adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Target or any of its subsidiaries (other than the Merger); or

(h) Subsidiaries. Alter through merger, liquidation, reorganization, restructuring or any other fashion the corporate structure of ownership of any subsidiary.

      7.2  Restrictions on Conduct of Business of Target. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, except as expressly contemplated by this Agreement or in the ordinary course of the conduct of its business, banking or financial affairs, Target shall not do, cause or permit any of the following, or allow, cause or permit any of its subsidiaries to do, cause or permit any of the following, without the prior written consent of Merger Sub:

(a) Material Contracts. (i) Enter into any contract or agreement other than in the ordinary course of business consistent with past practice that would be material to the Target and its subsidiaries, taken as a whole; (ii) amend, modify or waive any right under any material contract of the Target or any of its subsidiaries; or (iii) modify its standard warranty terms for its products or amend or modify any product warranties in effect as of the date hereof in any material manner that is adverse to the Target or any of its subsidiaries;

(b) Intellectual Property. Transfer to any person or entity any rights to its Intellectual Property;

(c) Exclusive Rights. Enter into or amend any agreements pursuant to which any other party is granted exclusive marketing, distribution, manufacturing, supply, purchase or other exclusive rights of any type or scope with respect to any of its products or technology;

(d) Dispositions. Sell, lease, license or otherwise dispose of or encumber any of its properties or assets which are material, individually or in the aggregate, to its and its subsidiaries’ business, taken as a whole, other than pursuant to commitments in place on the date hereof, or with respect to capital expenditures permitted by paragraph (h) below;

(e) Indebtedness. (i) Incur or assume any long-term or short-term debt or issue any debt securities except for borrowings under existing lines of credit in the ordinary course of business; (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person except for obligations of subsidiaries of the Target incurred in the ordinary course of business; (iii) make any loans, advances or capital contributions to or investments in any other person (other than to subsidiaries of the Target or customary loans or advances to employees in each case in the ordinary course of business consistent with past practice); (iv) pledge or otherwise encumber shares of capital stock of the Target or any of its subsidiaries; or (v) mortgage or pledge any of its material assets, tangible or intangible, or create or suffer to exist any material Lien thereupon;

(f) Leases. Enter into any operating lease providing for payments in excess of an aggregate of $50,000, other than pursuant to commitments in place on the date hereof, or with respect to capital expenditures permitted by paragraph (h) below;

(g) Payment of Obligations. Pay, discharge or satisfy in an amount in excess of $50,000 in any one case or $250,000 in the aggregate, any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise) arising other than in the ordinary course of business, other than the payment, discharge or satisfaction of liabilities reflected or reserved against in the Target Financial Statements (including obligations to its principal commercial lender) or incurred as permitted hereunder, liabilities that may become due under the earn-out provisions in the Stock Purchase Agreement dated October 1, 1998 relating to the acquisition of the French subsidiary of the Company and other than the expenses related to this Agreement or any of the transactions contemplated hereby;

(h) Capital Expenditures. Except for anticipated capital expenditures set forth in Section 7.2(h) of the Target Disclosure Schedule, authorize or make any new capital expenditure or expenditures that individually is in excess of $250,000 or in the aggregate are in the excess of $500,000; provided that nothing in the foregoing shall limit any capital expenditure (i) previously committed to be made and previously disclosed to Merger Sub in writing or (ii) required pursuant to existing contracts;

(i) Insurance. Reduce the amount of, or cancel or fail to renew, any insurance coverage provided by existing insurance policies;

(j) Employee Benefit Plans; New Hires; Pay Increases. Except as may be required by law, (i) enter into, adopt or amend or terminate any bonus, profit sharing, compensation, severance, termination, stock option, stock appreciation right, restricted stock, performance unit, stock equivalent, stock purchase agreement, pension, retirement, deferred compensation, employment, health, life, or disability insurance, dependent care, severance or other employee benefit plan agreement, trust, fund or other arrangement for the benefit or welfare of any director, officer or employee in any manner, (ii) except for increases for employees other than officers of the Target, in the ordinary course of business consistent with past practice, and after having delivered five days prior notice thereof to Merger Sub, increase in any manner the compensation or fringe benefits of any director, officer or employee or pay any benefit not required by any plan and arrangement as in effect as of the date hereof (including the granting of stock appreciation rights or performance units), or (iii) hire or retain any new officer or management level employee;

(k) Severance Arrangements. Grant or make any severance or termination pay (i) to any director or officer, or (ii) to any other employee except payments made pursuant to standard written agreements outstanding on the date hereof;

(l) Acquisitions. Acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets, other than in the ordinary course of business consistent with past practice;

(m) Taxes. Settle or compromise any income tax liability material to the Target and its subsidiaries taken as a whole or make or change any material election in respect of Taxes, change any accounting method in respect of Taxes, enter into any closing agreement, or consent to any extension or waiver of the limitation period applicable or with respect to any Tax to any claim or assessment in respect of such Taxes;

(n) Commencement of Certain Litigation. Commence a lawsuit other than (i) for the routine collection of bills, (ii) in such cases where the Target in good faith, after consultation with Merger Sub prior to such commencement, determines that failure to commence suit would have a Material Adverse Effect on the Target, or (iii) for breach of this Agreement.

(o) Settlement of Certain Litigation. Settle or compromise any pending or threatened suit, action or claim that (i) relates to the transactions contemplated hereby or (ii) the settlement or compromise of which would have a Material Adverse Effect on the Target;

(p) Revaluation. Revalue any of its assets, including without limitation writing down the value of inventory or writing off notes or accounts receivable other than as required by Target’s regular certified public accountant or generally acceptable accounting principles consistently applied, or, except as may be required as a result of a change in law or in generally accepted accounting principles, change any of the accounting principles, practices or methods used by the Target; and

(q) No Inconsistent Agreements. Take or agree in writing or otherwise to take any of the actions described in Sections 7.2(a) through 7.2(p) or take any action that would make any of the representations or warranties of the Target contained in this Agreement untrue or incorrect.

      7.3  Other Potential Acquirors.

      (a)  The Target, its subsidiaries and their respective officers, directors, affiliates, employees, representatives (including RJA and Target’s legal counsel and accountants) and agents shall immediately cease any discussions or negotiations with any parties with respect to any Third Party Acquisition (as defined below). After the date of this Agreement, neither the Target nor any of its subsidiaries shall, nor shall the Target authorize or permit any of its or their respective officers, directors, employees, representatives (including RJA and Target’s legal counsel and accountants) or agents to, directly or indirectly, encourage, solicit, participate in or initiate discussions or negotiations with or provide any non-public information to any person or group (other than the Buyer Parties or any designees of the Buyer Parties) concerning any Third Party Acquisition; provided, however, that this Section 7.3(a) shall not prohibit responses to inquiries that have not been encouraged, solicited, or initiated after the date of this Agreement if such responses are consistent with the restrictions set forth in this Section 7.3(a)); and provided further that, if the Board of Directors of the Target determines in good faith, after consultation with Dickinson Wright PLLC or another firm of outside legal counsel of national reputation (including, without limitation, Warner, Norcross & Judd LLP), that it is necessary to do so in order to comply with its fiduciary duties to the Target’s stockholders under applicable law, the Target, its subsidiaries and their respective officers, directors, affiliates, employees, representatives (including RJA and Target’s legal counsel and accountants) and agents may, in response to a proposal or offer for a Third Party Acquisition that was not solicited after the date of this Agreement and is from a Third Party (as defined below) that appears reasonably likely to be capable of consummating a Superior Proposal (as determined in good faith by the Board of Directors of Target after consultation with its legal and financial advisers) and only for so long as the Board of Directors of the Target so determines that its actions are reasonably likely to lead to a Superior Proposal, (i) furnish information with respect to the Target to any such person pursuant to a customary confidentiality agreement so long as any information so provided which has not previously been provided by the Target to Merger Sub will be promptly delivered to Merger Sub and (ii) participate in the discussions and negotiations regarding such proposal or offer. The Target promptly (and in any event within one business day after becoming aware thereof) will (i) notify Merger Sub in the event the Target or any of its subsidiaries and other affiliates or any of their respective officers, directors, employees and agents receives any proposal or inquiry concerning a Third Party Acquisition, including the material terms and conditions thereof, and any request for confidential information in connection with a potential Third Party Acquisition, (ii) provide a copy of any written agreements, proposals or other materials the Target receives from any such person or group (or its representatives), and (iii) advise Merger Sub of the status, at any time upon Merger Sub’s request, and from time to time promptly following any material developments concerning the same. The Target shall promptly notify the Merger Sub in the event it receives any proposal or inquiry concerning a Third Party Acquisition, including the terms and conditions thereof and the identity of the party submitting such proposal or inquiry, and shall advise Merger Sub from time to time of the status and any material developments concerning the same, including the nature and content of any “due diligence” inquiries made by it concerning any such proposal or inquiry and furnishing copies of any such written proposals or inquiries.

      (b)  Except as set forth in this Section 7.3(b), the Board of Directors of Target shall not withdraw its approval or recommendation of the transactions contemplated hereby or approve or recommend, or cause the Target to enter into any agreement with respect to, any Third Party Acquisition.

Notwithstanding the foregoing, if the Board of Directors of Target by a majority vote determines in its good faith judgment, after consultation with and based upon the advice of Dickinson Wright PLLC or another firm of outside legal counsel of national reputation (including, without limitation, Warner, Norcross & Judd LLP), that it is necessary to do so in order to comply with its fiduciary duties, the Board of Directors of Target may withdraw its approval or recommendation of the transactions contemplated hereby or approve or recommend a Superior Proposal (as defined in Section 7.3 (c) below), but in each case only (i) after providing written notice to Merger Sub (a “Notice of Superior Proposal”) advising Merger Sub that the Board of Directors of Target has received a Superior Proposal specifying the material terms and conditions of such Superior Proposal and identifying the person making such Superior Proposal and (ii) if Merger Sub does not, within five (5) business days of Merger Sub’s receipt of the Notice of Superior Proposal, make an offer that the Board of Directors of Target by a majority vote determines in its good faith judgment (after consultation with its legal and financial advisers) to be at least as favorable to the Target’s stockholders as such Superior Proposal; provided, however, that the Target shall not be entitled to withdraw its approval of the transactions contemplated hereby or enter into any agreement with respect to a Superior Proposal unless and until this Agreement has been terminated in accordance with its terms pursuant to Section 10.1(d)(i) and the Target has paid all amounts due to Merger Sub pursuant to Section 10.3. Any disclosure that Target may make with respect to the receipt of a proposal for a Third Party Acquisition or otherwise, based on a good faith belief by the Board of Directors of Target (after consultation with its legal and financial advisers) that such disclosure is necessary in order to comply with its fiduciary duties or Rule 14a-9, 14d-9 or 14e-2, will not constitute a violation of this Agreement; provided, however, that such disclosure states that no action will be taken by the Board of Directors of Target in violation of this Section 7.3(b).

      (c)  For the purposes of this Agreement, “Third Party Acquisition” means the occurrence of any of the following events after the date of this Agreement: (i) the acquisition of the Target by merger or otherwise by any person (which includes a “person” as such term is defined in Section 13(d)(3) of the Exchange Act) other than Merger Sub or any affiliate thereof (a “Third Party”), (ii) the acquisition by a Third Party of any material portion of the assets of the Target and its subsidiaries taken as a whole, other than the sale of its products in the ordinary course of business consistent with past practices; (iii) the acquisition by a Third Party of beneficial ownership of twenty percent (20%) or more of the outstanding shares of Target Common Stock; (iv) the adoption by the Target of a plan of liquidation or the declaration or payment of an extraordinary dividend; (v) the repurchase by the Target or any of its subsidiaries of more than ten percent (10%) of the outstanding shares or Target Common Stock; or (vi) the acquisition by the Target or any of its subsidiaries by merger, purchase of stock or assets, joint venture or otherwise of a direct or indirect ownership interest or investment in any business whose annual revenues, net income or assets are equal or greater than ten percent (10%) of the annual revenues, net income or assets of the Target. For purposes of this Agreement, a “Superior Proposal” means any bona fide proposal (1) to acquire directly or indirectly all of the shares of Target Common Stock then outstanding (other than any shares held by the Principal Stockholder that may be retained or may be exchanged or converted into securities of the acquiring or surviving person) or all or substantially all of the assets of the Target, (2) that is financially superior to the Merger, for which the Third Party has demonstrated that the necessary funds are reasonably likely to be available and that is subject to no conditions other than conditions that are not more favorable to the Third Party than the conditions to the obligations of the Buyer Parties included in this Agreement, unless such other conditions do not raise a material risk that the transaction will not be completed (in each case set forth in this clause (2) of Section 7.3(c) as determined in good faith by the Board of Directors of Target after consultation with its legal and financial advisers) and (3) that does not in any event contain any due diligence condition or a “right of first refusal” or “right of first offer” with respect to any counter-proposal that Merger Sub might make.

      7.4  Conduct of Parent and Merger Sub. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, none of Parent, Merger Sub or any of their officers or directors will, directly or indirectly, through one or more intermediaries engage in, or encourage or participate with another person in any other manner in buying, selling or any securities transaction impacting the market price of the Target Common Stock other than in accordance with the terms of this Agreement. Merger Sub will not permit any change in its authorized capital stock between the date of this Agreement and the Effective Time and during such period Merger Sub will not issue any capital stock or any options or rights to acquire any capital stock of Merger Sub to any person other than Parent. Parent will not permit any change in its authorized capital stock between the date of this Agreement and the Effective Time and shall cause an aggregate amount of at least $75,000,000 in cash to be contributed to Parent for its equity securities (including equity securities issued before the date of this Agreement but excluding equity securities issuable under Section 4.2(c)), at least half of which shall be contributed for Parent Preferred Stock. No person investing in such equity securities on or prior to the Effective Time will be permitted to purchase Parent Common Stock for an aggregate price constituting more than 50% of the total investment made by such person. All shares of Parent Common Stock and Parent Preferred Stock issued on or prior to the Effective Time will be issued at a price of not less than $10 per share (in the case of Parent Common Stock) and not less than $100 per share (in the case of Parent Preferred Stock). All options or rights to acquire Parent Common Stock or Parent Preferred Stock issued on or prior to the Effective Time will be issued at an exercise price (including any consideration paid for such option or rights) of not less than $10 per share (in the case of Parent Common Stock) and not less than $100 per share (in the case of Parent Preferred Stock), except as may be provided in agreements with option holders contemplated by the last sentence of Section 4.2(d). All shares of Parent Common Stock and Parent Preferred Stock issuable to the Principal Stockholder under Section 4.2(c), at the time of issuance, will be duly authorized, validly issued, fully paid and non-assessable, will not be issued in violation of any preemptive rights, will be free of any Liens or encumbrances other than any Liens or encumbrances created by or imposed upon the holder thereof, and will not be subject to preemptive rights or rights of first refusal created by statute, the Certificate of Incorporation, as amended, or Bylaws, as amended, of Parent or any agreement to which Parent is a party or by which it is bound (other than the Parent Securityholders Agreement).

ARTICLE 8

ADDITIONAL AGREEMENTS

      8.1  Special Stockholders’ Meeting. Target shall, in accordance with applicable law and the Target’s Articles of Incorporation and Bylaws, (i) duly call, give notice of, convene and hold a special meeting of its stockholders as soon as practicable for the purpose of considering and taking action on this Agreement and the transactions contemplated hereby (the “Special Stockholders’ Meeting”) and (ii) subject to the provisions of this Agreement and the fiduciary duty of the Board of Directors of Target, (A) include in the Proxy Statement the recommendation of the Board and the Special Committee that the stockholders of the Target approve and adopt this Agreement and the transactions contemplated hereby, including, without limitation, the Merger and (B) use its all reasonable efforts to obtain such approval and adoption. At the Special Stockholders’ Meeting, Merger Sub shall cause all Target Common Stock then owned by it to be voted in favor of the approval and adoption of this Agreement and the transactions contemplated hereby, including, without limitation, the Merger.

      8.2  Proxy Statement. In connection with the Special Stockholders’ Meeting, the Target will as promptly as practicable after the date hereof prepare and file the Proxy Statement with the SEC under the Exchange Act, and shall use all reasonable efforts to have the Proxy Statement cleared by the SEC as promptly as practicable. Merger Sub and the Target shall cooperate with each other in the preparation of the Proxy Statement, and the Target shall notify Merger Sub promptly of the receipt of any comments of the SEC with respect to the Proxy Statement and of any requests by the SEC for any amendment or supplement thereto or for additional information and shall provide to Merger Sub promptly copies of all correspondence between the Target or any representative of the Target and the SEC. The Target shall give Merger Sub and its counsel the opportunity to review the Proxy Statement prior to its being filed with the SEC and shall give Merger Sub and its counsel the opportunity to review all amendments and supplements to the Proxy Statement and all responses to requests for additional information and replies to comments prior to their being filed with, or sent to, the SEC. Each of the Target and Merger Sub agrees to use all reasonable efforts, after consultation with the other parties hereto, to respond promptly to all such comments of and requests by the SEC and to cause the Proxy Statement and all required amendments and supplements thereto to be mailed to the holders of Target Common Stock entitled to vote at the Special Stockholders’ Meeting at the earliest practicable time. Subject to the provisions of this Agreement and the fiduciary duty of the Board of Directors of Target, Target shall take all other action necessary or, in the reasonable opinion of Merger Sub, advisable to provide a reasonable opportunity for any vote of stockholders required by the MBCA to effect the Merger and will otherwise comply with all legal requirements applicable to such Special Stockholders’ Meeting.

      8.3  Access to Information.

      (a)  Target shall afford Merger Sub and its accountants, counsel and other representatives, reasonable access during normal business hours during the period prior to the Effective Time to (i) all of Target’s and its subsidiaries’ officers, directors, employees, counsel and accountants and properties, books, contracts, commitments and records, and (ii) all other information concerning the business, properties and personnel of Target and its subsidiaries as Merger Sub may reasonably request. In connection with such access, Merger Sub will cooperate with Target to avoid unreasonable interference with the normal duties of Target’s and its subsidiaries’ officers and directors or the normal operations of the business of Target and its subsidiaries. Between the date hereof and the Effective Time, the Target shall furnish to Merger Sub (1) within two business days following preparation thereof (and in any event within 40 days after the end of each calendar month, commencing with September 1999), an unaudited balance sheet as of the end of such month and the related statements of earnings, stockholders’ equity (deficit) and cash flows, and (2) within two business days following preparation thereof (and in any event within 40 days after the end of each fiscal quarter) an unaudited balance sheet as of the end of such quarter and the related statements of earnings, stockholders’ equity (deficit) and cash flows for the quarter then ended, all of such financial statements referred to in clauses (1) and (2) to prepared in accordance with generally accepted accounting principles in conformity with the practices consistently applied by the Target with respect to such financial statements. All the foregoing shall be in accordance with the books and records of the Target and shall fairly present its financial position (taking into account the differences between the monthly, quarterly and annual financial statements prepared by the Target in conformity with its past practices) as of the last day of the period then ended.

      (b)  Subject to compliance with applicable law, from the date hereof until the Effective Time, Target shall confer on a regular and frequent basis with one or more representatives of Merger Sub to report operational matters of materiality and the general status of ongoing operations.

      8.4  Public Disclosure. Unless otherwise permitted by this Agreement, Merger Sub and Target shall consult with each other before issuing any press release or otherwise making any public statement or making any other public (or non-confidential) disclosure (whether or not in response to an inquiry) regarding the terms of this Agreement and the transactions contemplated hereby, and neither shall issue any such press release or make any such statement or disclosure without the prior approval of the other (which approval shall not be unreasonably withheld), except as the party issuing the disclosure reasonably believes to be necessary to comply with law or with obligations pursuant to any listing agreement with the NASD.

      8.5  Consents; Cooperation.

      (a)  Subject to the terms and conditions herein provided, each of the parties hereto agrees to use all reasonable efforts to take or cause to be taken all action and to do or cause to be done all things reasonably necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including using all reasonable efforts to do the following, (i) cooperate in the preparation and filing of any filings that may be required under the HSR Act and any filings under similar merger notification laws or regulations of foreign Governmental Entities; (ii) obtain consents of all third parties (including, without limitation, the consents of third parties under the items identified on Schedule 5.3 of the Target Disclosure Schedule) and Governmental Entities necessary, proper or advisable for the consummation of the transactions contemplated by this Agreement; (iii) contest any legal proceeding relating to the Merger or the transactions contemplated by this Agreement; and (iv) execute any additional instruments necessary to consummate the transactions contemplated hereby. If at any time after the Effective Time any further action is necessary to carry out the purposes of this Agreement the proper officers and directors of each party hereto shall take all such necessary action. The parties hereto will consult and cooperate with one another, and consider in good faith the views of one another, in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto in connection with proceedings under or relating to HSR or any other Federal, State or foreign antitrust or fair trade law.

      (b)  Each of Merger Sub and Target shall use all reasonable efforts to resolve such objections, if any, as may be asserted by any Governmental Entity with respect to the transactions contemplated by this Agreement under the HSR, the Sherman Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended, and any other Federal, state or foreign statutes, rules, regulations, orders and decrees that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade (collectively, “Antitrust Laws”). In connection therewith, if any administrative or judicial action or proceeding is instituted (or threatened to be instituted) challenging any transaction contemplated by this Agreement as violative of any Antitrust Law, each of Merger Sub and Target shall cooperate and use all reasonable efforts vigorously to contest and resist any such action or proceeding and to have vacated, lifted, reversed, or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent (each an “Order”), that is in effect and that prohibits, prevents, or restricts consummation of the Merger or any such other transactions, unless either of Merger Sub and Target decide that litigation is not in their respective best interests. Each of Merger Sub and Target shall use all reasonable efforts short of litigation to take such action as may be required to cause the expiration of the notice periods under the HSR or other Antitrust Laws with respect to such transactions as promptly as possible after the execution of this Agreement.

      (c)  Notwithstanding anything to the contrary in Section 8.5(a) or (b), (i) without the consent of Merger Sub, neither Merger Sub nor any of its subsidiaries shall be required to divest any of their respective businesses, product lines or assets, or to take or agree to take any other action or agree to any limitation that could reasonably be expected to have a Material Adverse Effect on Merger Sub or on the Surviving Corporation after the Effective Time and (ii) without the consent of Merger Sub and Target, neither Target nor its subsidiaries shall be required to (A) divest prior to or after the Effective Time any of their respective businesses, product lines or assets, or to (B) take or agree to take any other action or agree to any limitation that would take effect prior to or after the Effective Time and that could reasonably be expected to have a Material Adverse Effect on Target.

      8.6 Legal Requirements. Subject to Section 8.5(c), each of Merger Sub and Target will, and will cause their respective subsidiaries to, take all reasonable actions necessary to comply promptly with all legal requirements which may be imposed on them with respect to the consummation of the transactions contemplated by this Agreement and will promptly cooperate with and furnish information to any party hereto necessary in connection with any such requirements imposed upon such other party in connection with the consummation of the transactions contemplated by this Agreement and will take all reasonable actions necessary to obtain (and will cooperate with the other parties hereto in obtaining) any consent, approval, order or authorization of, or any registration, declaration or filing with, any Governmental Entity or other person, required to be obtained or made in connection with the taking of any action contemplated by this Agreement.

      8.7  Indemnification.

      (a)  After the Effective Time, Merger Sub will, and will cause the Target to, indemnify and hold harmless the present and former officers, directors, employees, fiduciaries and agents of Target and its subsidiaries (the “Indemnified Parties”) in respect of acts or omissions occurring on or prior to the Effective Time to the extent provided under Target’s Articles of Incorporation and Bylaws and individual indemnification agreements, in each case in effect on the date hereof; provided that such indemnification shall be subject to any limitation imposed from time to time under applicable law. Without limitation of the foregoing, in the event any such Indemnified Party is or becomes involved in any capacity in any action, proceeding or investigation in connection with any matter relating to this Agreement or the transactions contemplated hereby occurring on or prior to the Effective Time or the Principal Stockholder (or any Related Stockholders (as defined in Section 11.10)) becomes involved in an action, proceeding or investigation alleging breach of duty as a stockholder of Target as a result of actions taken pursuant to or in connection herewith, Merger Sub shall cause the Surviving Corporation to pay as incurred the reasonable legal and other costs and expenses (including the cost of any investigation and preparation but not including fees and expenses of more than one firm of attorneys except to the extent that conflict issues require the participation of more than one firm) incurred in connection therewith, subject to any limitation imposed from time to time under applicable law with respect to officers, directors, employee or agent indemnification and will also pay any liability or award against the Principal Stockholder (or any Related Stockholders) in any and all such actions.

      (b)  For six (6) years after the Effective Time, Merger Sub will cause the Surviving Corporation to use its best efforts to provide officers’ and directors’ liability insurance in respect of acts or omissions occurring on or prior to the Effective Time covering each such person (collectively “Intended Beneficiaries”) currently covered by Target’s officers’ and directors’ liability insurance policy on terms substantially similar to those of such policy in effect on the date hereof for as long as permitted by applicable law; provided that in satisfying its obligation under this Section, Merger Sub shall not be obligated to cause the Surviving Corporation to pay annual premiums in excess of 150% of the amount per annum which Target paid in its last full fiscal year, which amount has been disclosed to Merger Sub, and if the Surviving Corporation is unable to obtain the insurance required by this Section, it shall obtain as much comparable insurance as possible for an annual premium equal to such maximum amount. In lieu of maintaining such existing insurance as provided above, Merger Sub may cause coverage to be provided under any policy maintained for the benefit of Merger Sub or any of its subsidiaries, so long as the terms are not materially less advantageous to the Intended Beneficiaries (together with any other beneficiaries covered thereby, taken as a group) than such existing insurance.

      (c)  The provisions of this Section 8.7 are intended to be for the benefit of, and shall be enforceable by each Indemnified Party, the Principal Stockholder, the Related Stockholders, and its or his or her heirs and representatives.

      8.8  Reasonable Efforts and Further Assurances. Subject to actions taken strictly in compliance with the provisions of Section 7.3, each of the parties to this Agreement shall use its reasonable efforts to effectuate the transactions contemplated hereby. Each party hereto, at the reasonable request of another party hereto, shall execute and deliver such other instruments and do and perform such other acts and things as may be necessary or desirable for effecting completely the consummation of this Agreement and the transactions contemplated hereby.

      8.9  Notification of Certain Matters. The Target shall give prompt notice to Merger Sub and Merger Sub shall give prompt notice to the Target, of (i) the occurrence or nonoccurrence of any event the occurrence or nonoccurrence of which has caused or would be likely to cause any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect at or prior to the Effective Time, (ii) any commencement or written threat of commencement of any private or governmental action, suit, proceeding, claim, arbitration or proceeding that becomes known to the Target or Merger Sub, as the case may be, and which seeks any of the relief referred to in Section 9.1(b), Section 9.2(e) or clauses (i) through (iv) of Section 9.3(e), and (iii) any material failure of the Target or Merger Sub, as the case may be, to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 8.9 shall not cure such breach or non-compliance or limit or otherwise affect the remedies available hereunder to the party receiving such notice.

      8.10  Additions to and Modification of Target Disclosure Schedule. Concurrent with the execution and delivery of this Agreement, the Target has delivered a Target Disclosure Schedule that includes all of the information required by the relevant provisions of this Agreement. In addition, the Target shall deliver to Merger Sub such additions to or modifications of any Sections of the Target Disclosure Schedule necessary to make the information set forth therein true, accurate and complete in all material respects as soon as practicable after such information is available to the Target after the date of execution and delivery of this Agreement until the Effective Date; provided, however, that such subsequent disclosure shall not be deemed to constitute an exception to its representations and warranties under Article 5, nor limit the rights and remedies of Merger Sub under this Agreement for any breach by the Target of such representation and warranties.

      8.11  Regulatory Notices. Target shall give all notices and other information required to be given to the employees of Target, any collective bargaining unit representing any group of employees of Target, and any applicable government authority under the WARN Act, the National Labor Relations Act, the Code, the Consolidated Omnibus Budget Reconciliation Act and other applicable law in connection with the transactions provided for in this Agreement.

ARTICLE 9

CONDITIONS TO THE MERGER

      9.1  Conditions to Obligations of Each Party to Effect the Merger. The respective obligations of each party to this Agreement to consummate the Merger shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, by agreement of all the parties hereto.

(a) Target Stockholder Approval. This Agreement and the Merger shall have been approved and adopted by the holders of not less than eighty and one-tenth percent (80.1%) of the shares of Target Common Stock outstanding as of the record date set for the Special Stockholders’ Meeting.

(b) No Injunctions or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the Merger, nor any proceeding brought by an administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, seeking any of the foregoing, shall be pending; nor shall there be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger, which makes the consummation of the Merger illegal. In the event an injunction or other order shall have been issued, each party agrees to use its reasonable diligent efforts to have such injunction or other order lifted.

(c) Governmental Approval. The Buyer Parties and Target and their respective subsidiaries shall have timely obtained from each Governmental Entity all approvals, waivers and consents, if any, necessary for consummation of or in connection with the Merger and the several transactions contemplated hereby, including such approvals, waivers and consents as may be required under HSR.

      9.2  Additional Conditions to Obligations of Target. The obligations of Target to consummate the Merger shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, by Target:

(a) Representations, Warranties and Covenants. (i) The representations and warranties of the Buyer Parties in this Agreement shall be true and correct in all material respects (except for such representations and warranties that are qualified by their terms by a reference to materiality or Material Adverse Effect which representations and warranties as so qualified shall be true in all respects) on and as of the Effective Time as though such representations and warranties were made on and as of such time and (ii) the Buyer Parties shall have performed and complied in all material respects with all covenants, obligations and conditions of this Agreement required to be performed and complied with by them through or as of the Effective Time; provided that clause (i) of this Section 9.2(a) shall be limited to the extent that representations and warranties set forth in this Agreement that address matters only as of a particular date shall be true and correct in all material respects only as of such specified date.

(b) Certificate of Merger Sub. Target shall have been provided with a certificate executed on behalf of Parent and Merger Sub by their respective President and Chief Financial Officer to the effect that, as of the Effective Time:

(i) all representations and warranties made by the Buyer Parties under this Agreement are true and complete in all material respects; and

(ii) all covenants, obligations and conditions of this Agreement to be performed by the Buyer Parties on or before such date have been so performed in all material respects.

(c) Legal Opinion. Target shall have received a legal opinion from Gibson, Dunn & Crutcher, LLP, counsel to the Buyer Parties, in form and substance reasonably satisfactory to Target.

(d) Other Certificates. Target shall have received such other certificates and documents (customary in similar transactions) relating to the satisfaction of the conditions to the obligations of Target as Target or its counsel reasonably request.

(e) Injunctions or Restraints on Conduct of Business. No injunction or other order, decree, judgment or ruling issued by a Governmental Entity of competent jurisdiction or a statute, rule, regulation, executive order or other action shall have been enacted, promulgated or taken by a Governmental Entity of competent jurisdiction which in any such case restrains or prohibits the consummation of the Merger or the performance of the other transactions contemplated by this Agreement or the Stockholder Agreements.

      9.3  Additional Conditions to the Obligations of the Buyer Parties. The obligations of the Buyer Parties to consummate the Merger shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, by the Buyer Parties:

(a) Representations, Warranties and Covenants. (i) The representations and warranties of Target set forth in Section 5.1, 5.2, 5.3, 5.4, 5.6, 5.20, 5.21, 5.22, 5.23, 5.24, 5.25, 5.26 and 5.31 of this Agreement shall be true and correct in all material respects (except for such representations and warranties that are qualified by their terms by a reference to materiality or Material Adverse Effect, which representations and warranties as so qualified shall be true in all respects) on and as of the Effective Time as though such representations and warranties were made on and as of such time, (ii) the representations and warranties of Target set forth in this Agreement other than those described in clause (i) of this Section 9.3(a) shall be true and correct (without giving effect to any materiality or Material Adverse Effect limitations contained therein) except for any breach or breaches that individually or in the aggregate do not and would not reasonably be likely to result in a Material Adverse Effect and (iii) Target shall have performed and complied in all material respects with all covenants, obligations and conditions of this Agreement required to be performed and complied with by it through or as of the Effective Time; provided that clauses (i) and (ii) of this Section 9.3(a) shall be limited to the extent that representations and warranties set forth in this Agreement that address matters only as of a particular date shall be true and correct in all material respects only as of such specified date.

(b) Certificate of Target. Merger Sub shall have been provided with a certificate executed on behalf of Target by its Chairman and Chief Financial Officer to the effect that, as of the Effective Time:

(i) all representations and warranties made by Target under this Agreement are true and complete in all material respects; and

(ii) all covenants, obligations and conditions of this Agreement to be performed by Target on or before such date have been so performed in all material respects.

(c) Legal Opinion. Merger Sub shall have received a legal opinion from Dickinson Wright PLLC, legal counsel to Target, in form and substance reasonably satisfactory to Merger Sub.

(d) Governmental and Third Party Consents. All required governmental approvals for the transactions contemplated by this Agreement shall have been obtained without the imposition of any conditions that are or would become applicable to the Surviving Corporation or any of its subsidiaries or any of their respective affiliates after the Effective Time that the Merger Sub in good faith determines would be reasonably likely to have a Material Adverse Effect upon the Surviving Corporation and its subsidiaries, taken as a whole, or any of their affiliates or their respective businesses substantially as such businesses have been conducted prior to the date hereof. All such required governmental approvals shall be in effect, all applicable waiting periods with respect to such required governmental approvals shall have expired; and all conditions and requirements prescribed by applicable law (except for filing of the Merger Certificate) or by such required governmental approvals to be satisfied at or prior to the Effective Time shall have been satisfied. All consents from parties other than Target and its subsidiaries to any indenture, contract, agreement or other instrument listed on Schedule 9.3(d) that are required in order to assign or to avoid a breach of or default under such indenture, contract, agreement or other instrument as a result of the execution and delivery by Target of this Agreement or consummation of the transactions contemplated by this Agreement (collectively, the “Required Contractual Consents”) shall have been obtained without the imposition of any conditions that are or would become applicable to the Surviving Corporation or any of its subsidiaries or any of their respective affiliates after the Effective Time that the Merger Sub in good faith determines would be reasonably likely to have a Material Adverse Effect upon the Surviving Corporation and its subsidiaries, taken as a whole. All such Required Contractual Consents shall be in effect and all conditions and requirements prescribed by any Required Contractual Consent to be satisfied on or prior to the Effective Time shall have been satisfied.

(e) Injunctions or Restraints on Conduct of Business. No injunction or other order, decree, judgment or ruling issued by a Governmental Entity of competent jurisdiction or a statute, rule, regulation, executive order or other action shall have been enacted, promulgated or taken by a Governmental Entity of competent jurisdiction which in any such case (i) restrains or prohibits the consummation of the Merger or the performance of the other transactions contemplated by this Agreement or the Stockholder Agreements, (ii) prohibits or restricts the ownership or operation by Merger Sub (or any of its affiliates or subsidiaries) to dispose of or hold separate any portion of its or the Target’s business or assets which is material to the business of all such entities taken as a whole, (iii) imposes any material limitations on the ability of Merger Sub or any of its affiliates or subsidiaries effectively to control in any material respect the business and operations of the Target and its subsidiaries or (iv) results in, or if the Merger is consummated would reasonably be likely to result in, the imposition of damages, or the payment of costs, expenses or fees, of an aggregate of $500,000 or more by or against Target, Merger Sub or Surviving Corporation.

(f) Litigation. There shall not have been instituted and pending any action or proceeding that in the reasonable judgment of Merger Sub could reasonably be expected to result in any of the consequences referred to in clauses (i) through (iv) of paragraph (e) above.

(g) No Material Adverse Effect. There shall not have occurred any Material Adverse Effect on Target.

(h) Resignations. Merger Sub shall have received letters of resignation, effective as of the Effective Time, executed and tendered by each of the then incumbent directors of Target and each of Target’s subsidiaries.

(i) Dissenter’s Rights. The aggregate number of shares of the Target Common Stock at the Effective Time of the Merger, the holders of which have perfected dissenters’ rights in accordance with the provisions of the MBCA, shall not equal five percent (5%) or more of the shares of Target Common Stock outstanding as of the record date for the Special Stockholders’ Meeting.

(j) Stockholder Agreements. The Stockholder Agreements shall be in full force and effect and the Principal Stockholder shall have tendered the Contribution Shares for contribution as contemplated by Section 4.2(c).

(k) Employment Agreement. The Principal Stockholder shall have executed and delivered to Merger Sub an employment agreement substantially in the form of Exhibit E attached hereto.

(l) Noncompetition Agreement. The Principal Stockholder shall have executed and delivered to Merger Sub a noncompetition agreement substantially in the form of Exhibit F attached hereto.

(m) Securityholders Agreement. The Principal Stockholder shall have executed and delivered to Surviving Corporation a securityholders agreement substantially in the form of Exhibit G attached hereto (the “Parent Securityholders Agreement”).

(n) Ninety Percent Approval. This Agreement and the Merger shall have been approved and adopted by the holders of not less than ninety percent (90%) of the shares of Target Common Stock outstanding as of the record date set for the Special Stockholders’ Meeting.

(o) Other Certificates. The Buyer Parties shall have received such other certificates and documents (customary in similar transactions) relating to the satisfaction of the conditions to the obligations of the Buyer Parties as the Buyer Parties or their counsel reasonably request.

ARTICLE 10

TERMINATION, AMENDMENT AND WAIVER

      10.1  Termination. At any time prior to the Effective Time, whether before or after approval of the matters presented in connection with the Merger by the stockholders of Target and Merger Sub, this Agreement may be terminated:

(a) by mutual written consent of the Buyer Parties and Target;

(b) by either the Buyer Parties or Target, if, without fault of the terminating party, the Effective Time shall not have occurred on or before February 28, 2000 (the “Termination Date”), or such later date as may be agreed upon in writing by the parties hereto; provided that no party may terminate this Agreement pursuant to this clause (b) if such party’s failure to fulfill any of its obligations under this Agreement shall have been the reason that the Effective Time shall not have occurred on or before said date; provided further, that if the condition set forth in Section 9.1(a) is satisfied after the Board of Directors of Target shall have withdrawn, or modified or changed in a manner adverse to Merger Sub, its approval or recommendation of this Agreement or the Merger, then the Buyer Parties may extend the Termination Date for up to 30 days by notice given prior to the Termination Date; and provided further, that if a Material Adverse Effect shall have occurred that is a result of general changes in the economy or the industry in which Target and its subsidiaries operate, then either Target or the Buyer Parties may extend the Termination Date for up to 30 days (but in no event beyond February 28, 2000 unless otherwise agreed upon in writing by the parties hereto) by notice given to the other parties hereto prior to the Termination Date;

(c) by the Buyer Parties;

(i) if, prior to the Effective Time, any of the following shall have occurred: (a) the Target shall have materially breached its obligations set forth in Section 7.3; or (b) the Board of Directors of Target shall have recommended to the Target’s stockholders a Superior Proposal; or (c) the Board shall have withdrawn, or modified or changed in a manner adverse to Merger Sub, its approval of the Merger; or (d) the Board of Directors of Target shall have approved a Third Party Acquisition; or (e) there shall have occurred a Third Party Acquisition; or (f) the condition set forth in Section 9.3(n) is not satisfied after the Board of Directors of Target shall have withdrawn, or modified or changed in a manner adverse to Merger Sub, its recommendation of this Agreement or the Merger;

(ii) if, prior to the Effective Time, there shall occur an event, condition or circumstance that would result in the failure to satisfy any of the conditions set forth in Section 9.3 hereof; provided that, if such event, condition or circumstance is a failure to satisfy the condition set forth in Section 9.3(g) that is a result of general changes in the economy or the industry in which Target and its Subsidiaries operate, then termination based on such failure of condition shall not occur prior to the Termination Date as it may be extended pursuant to Section 10.1(b); or

(iii) if Target shall have breached or failed to perform any of its covenants or other agreements contained in this Agreement (other than Section 7.3) in any material respect (except for such covenants or other agreements as are qualified by their terms by a reference to materiality or Material Adverse Effect, which covenants and other agreements so qualified shall not be breached in any respect), which breach or failure to perform is incapable of being cured or has not been cured by the earliest of (y) ten business days following written notice thereof to the Target from Merger Sub and (z) the scheduled termination of this Agreement; or

(iv) if (A) Target shall have breached (1) any of its representations and warranties set forth in Section 5.1, 5.2, 5.3, 5.4, 5.6, 5.20, 5.21, 5.22, 5.23, 5.24, 5.25, 5.26 or 5.31 of this Agreement in any material respect (except for such representations or warranties as are qualified by their terms by a reference to materiality or Material Adverse Effect, which representations and warranties so qualified shall not be breached in any respect) or (2) any of its representations and warranties set forth in this Agreement other than those described in clause (1) of this Section 10.1(c)(iv)(A) (without giving effect to any materiality or Material Adverse Effect limitations contained in such representations and warranties) but not if such breach or breaches individually or in the aggregate do not and would not result in a Material Adverse Effect, and (B) any such breach described in clauses (A)(1) or (A)(2) of this Section 10.1(c)(iv) is incapable of being cured or has not been cured by the earlier of (y) ten business days following written notice thereof to Target from Merger Sub and (z) the scheduled termination of this Agreement;

provided that Merger Sub may not terminate this Agreement pursuant to clause (ii), (iii) or (iv) of this Section 10.1(c) if the Merger Sub is then in material breach of this Agreement.

(d) by the Target:

(i) if the Target has approved a Superior Proposal in accordance with Section 7.3(b), provided the Target has complied with all provisions thereof, including the notice provisions therein, and that it makes simultaneous payment of the Buyer Parties Expenses due under Section 10.3(b) and the Termination Fee due under Section 10.4(a)(as defined below); or

(ii) If the Buyer Parties shall have breached any of its representations, warranties, covenants or other agreements contained in this Agreement in any material respect (except for such representations, warranties, covenants or other agreements as are qualified by their terms by a reference to materiality or Material Adverse Effect, which representations, warranties, covenants and other agreements so qualified shall not be breached in any respect) which breach or failure to perform is incapable of being cured or has not been cured by the earlier of (y) ten business days following written notice thereof to Merger Sub from Target and (z) the scheduled termination of this Agreement; provided that the Target may not terminate this Agreement pursuant to this Section 10.1(d) if the Target is then in material breach of this Agreement.

(e) by either the Buyer Parties or Target if any permanent injunction or other order of a court or other competent authority preventing the consummation of the Merger shall have become final and nonappealable.

(f) by either the Buyer Parties or Target if the condition set forth in Section 9.1(a) shall fail to be satisfied at a duly held stockholders’ meeting of Target, including any adjournments thereof.

      10.2  Effect of Termination. In the event of termination of this Agreement as provided in Section 10.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of the Buyer Parties or Target or their respective officers, directors, stockholders or affiliates, except as provided in Section 10.3 (Expenses), Section 10.4 (Termination Fees), and this Section 10.2 shall remain in full force and effect and survive any termination of this Agreement. Nothing set forth herein shall limit any rights any party may have arising out of intentional fraudulent conduct of any other party hereto.

      10.3  Expenses.

      (a)  Consummation of Merger. If the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby (including, without limitation, the fees and expenses of advisers, accountants and legal counsel) shall be paid by the party incurring such expenses.

      (b)  Failure to Consummate Merger. If the Merger is not consummated in accordance with this Agreement, Target will reimburse the Buyer Parties, upon submission of one or more statements therefor, accompanied by reasonable supporting documentation, for the amount of all of the Buyer Party Expenses (as defined below); but not in excess of $1,500,000 of the Buyer Party Expenses, provided however that if the Merger is not consummated due to the termination of this Agreement by the Buyer Parties pursuant to Section 10.1(c)(ii) that is attributable to the condition set forth in Section 9.3(f), then Target will not be obligated to reimburse the Buyer Parties for more than $750,000 of the Buyer Party Expenses; provided further that if the Merger is not consummated due to the termination of this Agreement by Target pursuant to Section 10.1(d)(ii), then Target shall not be obligated to pay, or reimburse the Buyer Parties for, the Buyer Party Expenses, and instead the Buyer Parties will reimburse Target, upon submission of one or more statements therefor, accompanied by reasonable supporting documentation, for the amount of all of the Target’s Expenses (as defined below), but not in excess of $1,500,000 of the Target’s Expenses; and provided further that if the Merger is not consummated due to a failure to satisfy Section 9.3(n) that is not also a failure to satisfy Section 9.1(a) and that is not a circumstance described in Section 10.1(c)(i)(f) or if the Merger is not consummated due to a failure to satisfy Section 9.3(g) that is a result of general changes in the economy or the industry in which Target and its subsidiaries operate, then Target shall not be obligated to pay or reimburse the Buyer Parties for any of the Buyer Party Expenses. As used herein, the “Buyer Party Expenses” means all of the documented out-of-pocket costs, fees and expenses reasonably incurred by the Buyer Parties or on the Buyer Parties’ behalf in connection with this Agreement, the Merger, the financing of the Merger, the refinancing of debt of Target and its subsidiaries, the consummation of any of the transactions contemplated by this Agreement and any efforts to accomplish any of the foregoing (including filing fees, and fees payable to printers, counsel and accountants), and the “Target’s Expenses” means all of the documented out-of-pocket costs, fees and expenses reasonably incurred by Target or on Target’s behalf in connection with this Agreement, the Merger, the consummation of any of the transactions contemplated by this Agreement and any efforts to accomplish any of the foregoing (including filing fees, and fees payable to printers, counsel and accountants).

      (c)  Expenses in addition to Termination Fees. The parties hereto agree that the expenses that may be payable under Section 10.3(b) are in addition to any amounts that may be payable under Section 10.4, and each party hereby waives any right to set-off or counterclaim against such amounts.

      10.4  Termination Fees.

      (a)  Third Party Acquisition/ Superior Proposal Termination. In the event that this Agreement shall be terminated pursuant to Section 10.1(c)(i) or Section 10.1(d)(i) (or if this Agreement shall be terminated pursuant to Section 10.1(f) at a time when this Agreement could be terminated pursuant to Section 10.1(c)(i)(f)), the parties agree that the Buyer Parties would suffer direct and substantial damages, which damages cannot be determined with reasonable certainty, and that Target will have been unjustly enriched by the execution hereof by the Buyer Parties and the publication of the terms hereof. To compensate the Buyer Parties for such damages, the Target shall pay to the Buyer Parties, immediately upon the occurrence of the event described in this Section 10.4(a) giving rise to such damages and such unjust enrichment, an amount equal to $5,000,000 (the “Termination Fee”). It is specifically agreed that the amount to be paid pursuant to this Section 10.3(a) is to compensate the Buyer Parties for such damages and to reimburse the Buyer Parties for such unjust enrichment, and is not a penalty. Except for such amount and expenses that may be payable under Section 10.3(b) and any costs, expenses or interest that may be payable under Section 10.4(e), Target shall have no further liability or obligation to the Buyer Parties or any of their respective officers, directors, stockholders or affiliates with respect to this Agreement, except as provided in Section 10.2.

      (b)  Willful or Knowing Breach by Target. In the event that this Agreement shall be terminated by the Buyer Parties pursuant to Section 10.1(c)(iii) or Section 10.1(c)(iv) due to (i) a breach or failure to perform existing on the date hereof that was known to exist on the date hereof by Target or (ii) a willful breach by Target, the parties agree that the Buyer Parties would suffer direct and substantial damages, which damages cannot be determined with reasonable certainty. To compensate the

Buyer Parties for such damages, Target shall pay $1,000,000 to the Buyer Parties immediately upon the termination of this Agreement pursuant to Section 10.1(c)(iii) or Section 10.1(c)(iv). In addition to such $1,000,000 payment, (A) if such willful breach occurs at a time when there shall be outstanding a proposal or offer by a Third Party to consummate a Third Party Acquisition, Target shall pay $4,000,000 to the Buyer Parties not later than two business days after such termination of this Agreement and (B) if (1) such willful breach occurs at a time not described in clause (A) of this Section 10.4(b) and (2) within 12 months from the date of termination of this Agreement a Third Party Acquisition shall occur or Target shall have entered into a definitive agreement with respect to such a Third Party Acquisition, Target shall pay $4,000,000 to the Buyer Parties upon the occurrence of such Third Party Acquisition or, if such Third Party Acquisition has not occurred but at the end of such 12-month period Target is a party to such a definitive agreement, at the end of such 12-month period. It is specifically agreed that the amount to be paid pursuant to this Section 10.4(b) represents liquidated damages (including compensation for damages and reimbursement for unjust enrichment in the case of the payment required under the third sentence of this Section 10.4(b)) and not a penalty. Except for such amount, any expenses that may be payable under Section 10.3(b) and any costs, expenses or interest that may be payable under Section 10.4(e), Target shall have no further liability or obligation to the Buyer Parties or any of their respective officers, directors, stockholders or affiliates with respect to this Agreement, except as provided in Section 10.2.

      (c)  Willful or Knowing Breach by the Buyer Parties. In the event that this Agreement shall be terminated by Target pursuant to Section 10.1(d)(ii) due to (i) a breach or failure to perform existing on the date hereof that was known to exist on the date hereof by the Buyer Parties or (ii) a willful breach by the Buyer Parties (including any failure by Parent to cause an aggregate of at least $75,000,000 to be contributed to Parent for its equity securities (including equity securities issued before the date of this Agreement but excluding equity securities issuable under Section 4.2(c)) if the conditions to the obligations of the Buyer Parties have been satisfied (or waived) under Article 9), the parties agree that Target would suffer direct and substantial damages, which damages cannot be determined with reasonable certainty. To compensate Target for such damages, the Buyer Parties shall pay $1,000,000 to Target immediately upon the occurrence of the event described in this Section 10.4(c) giving rise to such damages. It is specifically agreed that the amount to be paid pursuant to this Section 10.4(c) represents liquidated damages and not a penalty. Except for such amount, any expenses that may be payable under Section 10.3(b) and any costs, expenses or interest that may be payable under Section 10.4(e), the Buyer Parties shall have no further liability or obligation to the Target or any of its officers, directors, stockholders or affiliates with respect to this Agreement, except as provided in Section 10.2.

      (d)  Termination Fees and Liquidated Damages in addition to Expenses. The parties hereto agree that the amounts that may be payable under Section 10.4(a), (b) or (c) are in addition to any amounts that may be payable under Section 10.3(b), and each party hereby waives any right to set-off or counterclaim against such amounts.

      (e)  Costs and Interest. The parties acknowledge that the agreements contained in this Article 10 (including Section 10.3 and this Section 10.4) are an integral part of the transactions contemplated by this Agreement and that, without these agreements, the parties would not enter into this Agreement. Accordingly, if any party fails promptly to pay the amounts required pursuant to Section 10.3 or 10.4 when due (including circumstances where, in order to obtain such payment a party commences a suit that results in a final nonappealable judgment against another party for such amounts ), the defaulting party shall pay to the other party (i) its costs and expenses (including attorneys’ fees) in connection with such suit and (ii) interest on the amount that was determined to be due and payable hereunder at the rate announced by The Chase Manhattan Bank as its “reference rate” in effect on the date such payment was required to be made.

      10.5  Amendment. The respective Boards of Directors of the parties hereto may cause this Agreement to be amended at any time by execution of an instrument in writing signed on behalf of each of the parties hereto; provided that an amendment made subsequent to adoption of the Agreement by the stockholders of Target or Merger Sub shall not (i) alter or change the amount or kind of consideration to be received on conversion of the Target Common Stock, (ii) alter or change any term of the Certificate of Incorporation of the Surviving Corporation to be effected by the Merger, or (iii) alter or change any of the terms and conditions of this Agreement if such alteration or change would adversely affect the holders of Target Common Stock or Merger Sub Common Stock.

      10.6  Extension; Waiver. At any time prior to the Effective Time any party hereto may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

ARTICLE 11

GENERAL PROVISIONS

      11.1  Non-Survival at Effective Time. The representations, warranties and agreements set forth in this Agreement shall terminate at the Effective Time, except that the agreements set forth in Articles 1-4, Section 8.2 (Proxy Statement), 8.7 (Indemnification), 8.8 (Reasonable Efforts and Further Assurances), Section 10.3 (Expenses), Section 10.4 (Termination Fees) and 10.5 (Amendment), and this Article 11 shall survive the Effective Time.

      11.2  Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service, or mailed by registered or certified mail (return receipt requested) or sent via facsimile (with confirmation of receipt) to the parties at the following address (or at such other address for a party as shall be specified by like notice):

(a)	if to the Buyer Parties, to:	Titan Holdings, Inc.
c/o Aurora Capital Group
10877 Wilshire Boulevard
Suite 2100
Los Angeles, CA 90024
Attention: Richard K. Roeder
Facsimile No.: (310) 277-5591
	with a copy to:	Gibson, Dunn & Crutcher LLP
333 South Grand Avenue
Los Angeles, CA 90071
Attention: Bruce D. Meyer
Facsimile No.: (213) 229-7520

(b)	if to Target, to:	Autocam Corporation
4070 East Paris Avenue
Kentwood, MI 49512
Attention: John C. Kennedy
Facsimile No.: (616) 698-6876
	with a copy to:	Dickinson Wright PLLC
200 Ottawa Avenue, N.W.
Suite 900
Grand Rapids, MI 49503
Attention: Stuart F. Cheney
Facsimile No.: (616) 458-6753

      11.3  Interpretation. When a reference is made in this Agreement to Exhibits or Schedules, such reference shall be to an Exhibit or Schedule to this Agreement unless otherwise indicated. The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” The phrases “the date of this Agreement”, “the date hereof”, and terms of similar import, unless the context otherwise requires, shall be deemed to refer to November 6, 1999. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

      11.4  Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

      11.5  Entire Agreement; Nonassignability; Parties in Interest. This Agreement and the documents and instruments and other agreements specifically referred to herein or delivered pursuant hereto, including the Exhibits and the Target Disclosure Schedule (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, except for any confidentiality agreement existing with respect to Target, which shall continue in full force and effect, and shall survive any termination of this Agreement or the Effective Time, in accordance with its terms; (b) are not intended to confer upon any other person any rights or remedies hereunder, except as set forth in Sections 4.2(a)-(e), 4.3-4.6 and 8.7; and (c) shall not be assigned by operation of law or otherwise except as otherwise specifically provided herein or pursuant to the Merger.

      11.6  Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

      11.7  Remedies Cumulative; No Waiver. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. No failure or delay on the part of any party hereto in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor shall any single or partial exercise of any such right preclude other or further exercise thereof or of any other right.

      11.8  Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Michigan (without regard to the principles of conflicts of law thereof).

      11.9  Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation, preparation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

      11.10  Certain Definitions. For the purposes of this Agreement the term:

(a) “affiliate” means a person that, directly or indirectly, through one or more intermediaries controls, is controlled by or is under common control with the first-mentioned person.

(b) “applicable law” means, with respect to any person, any domestic or foreign, federal, state or local statute, law, ordinance, rule, regulation, order, writ, injunction, judgment, decree or other requirement of any Governmental Entity existing as of the date hereof or as of the Effective Time applicable to such Person or any of its respective properties, assets, officers, directors, employees, consultants or agents.

(c) “Board of Directors of Target” means the Board, or, with reference to matters properly delegated to it by Board in accordance with the Bylaws of Target and applicable law, the Special Committee.

(d) “business day” means any day other than a day on which the NASDAQ National Market is closed.

(e) “capital stock” means common stock, preferred stock, partnership interests, limited liability company interests or other ownership interests entitling the holder thereof to vote with respect to matters involving the issuer thereof.

(f) “person” means an individual, corporation, partnership, limited liability company, association, trust, unincorporated organization or other legal entity including any Governmental Entity.

(g) “Reference Rate” means the fluctuating per annum rate of interest publicly announced from time to time by The Chase Manhattan Bank as its prime rate in effect at its principal office in New York, New York.

(h) “Related Stockholders” means Nancy Kennedy and the John C. and Nancy G. Kennedy Family Foundation.

(i) “subsidiary” or “subsidiaries” of the Target, Merger Sub, Parent, the Surviving Corporation or any other person means any corporation, partnership, limited liability company, association, trust, unincorporated association or other legal entity of which the Target, Merger Sub, Parent, the Surviving Corporation or any such other person, as the case may be (either alone or through or together with any other subsidiary), owns, directly or indirectly, 50% or more of the capital stock the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.

      11.11  Specific Performance. The parties hereby acknowledge that the failure of any party to perform its agreements and covenants hereunder, including its failure to take all actions as are necessary on its part to consummate the Merger, will cause irreparable injury to the other parties, for which damages, even if available, will not be an adequate remedy. Accordingly, each party hereby consents to the issuance of injunctive relief by any court of competent jurisdiction to compel performance of such party’s obligations and to the granting by any court of the remedy of specific performance of its obligations hereunder; provided, however, that if a party hereto is entitled to receive any payment or reimbursement of expenses or termination fees or liquidated damages pursuant to Section 10.3(b) or Section 10.4(a), (b) or (c) it shall not be entitled to specified performance to compel the consummation of the Merger.

      IN WITNESS WHEREOF, Target, Parent and Merger Sub have caused this Agreement to be executed and delivered by their respective officers thereunto duly authorized, all as of the date first written above.

TITAN HOLDINGS, INC.

By:	/s/ Richard K. Roeder

Name:	Richard K. Roeder

Title:	President

TITAN ACQUISITION CORPORATION

By:	/s/ Richard K. Roeder

Name:	Richard K. Roeder

Title:	President

AUTOCAM CORPORATION

By:	/s/ John C. Kennedy

Name:	John C. Kennedy

Title:	President

FIRST AMENDMENT TO AGREEMENT AND PLAN OF MERGER

       THIS FIRST AMENDMENT TO AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of December 16, 1999, amends that certain Agreement and Plan of Merger, dated as of November 6, 1999, by and among Titan Holdings, Inc., a Delaware corporation (the “Parent”), Titan Acquisition Corporation, a Michigan corporation (“Merger Sub” and together with the Parent, the “Buyer Parties”), and Autocam Corporation, a Michigan corporation (“Target”) (the “Original Agreement”).

RECITALS

      WHEREAS, the Parent, Merger Sub and Target have previously executed and delivered that Original Agreement;

      WHEREAS, Section 10.5 of the Original Agreement provides that the Original Agreement may be amended by the execution of an instrument in writing signed on behalf of the parties to the Original Agreement;

      WHEREAS, the parties to the Original Agreement desire to amend the Original Agreement to correct certain provisions thereof; and

      NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein, and intending to be legally bound hereby, Parent, Merger Sub and Target hereby agree as follows:

1. AMENDMENT OF SECTION 10.1(b)

      1.1  Section 10.1(b) of the Original Agreement is amended in its entirety to read as follows:

      “(b)  by either the Buyer Parties or Target, if, without fault of the terminating party, the Effective Time shall not have occurred on or before February 28, 2000 (the “Termination Date”), or such later date as may be agreed upon in writing by the parties hereto; provided that no party may terminate this Agreement pursuant to this clause (b) if such party’s failure to fulfill any of its obligations under this Agreement shall have been the reason that the Effective Time shall not have occurred on or before said date; provided further, that if the condition set forth in Section 9.1(a) is satisfied after the Board of Directors of Target shall have withdrawn, or modified or changed in a manner adverse to Merger Sub, its approval or recommendation of this Agreement or the Merger, then the Buyer Parties may extend the Termination Date for up to 30 days by notice given prior to the Termination Date; and provided further, that if a Material Adverse Effect shall have occurred that is a result of general changes in the economy or the industry in which Target and its subsidiaries operate, then either Target or the Buyer Parties may extend the Termination Date for up to 30 days (but in no event beyond March 29, 2000 unless otherwise agreed upon in writing by the parties hereto) by notice given to the other parties hereto prior to the Termination Date;”

2.  GENERAL PROVISIONS

      2.1  The general provisions set forth in Article 11 of the Original Agreement shall also apply, mutatis mutandis, to this Agreement.

      IN WITNESS WHEREOF, Target, Parent and Merger Sub have caused this Agreement to be executed and delivered by their respective officers thereunto duly authorized, all as of the date first written above.

TITAN HOLDINGS, INC.

By:	/s/ Richard K. Roeder

Name:	Richard K. Roeder

Title:	President

TITAN ACQUISITION CORPORATION

By:	/s/ Richard K. Roeder

Name:	Richard K. Roeder

Title:	President

AUTOCAM CORPORATION

By:	/s/ John C. Kennedy

Name:	John C. Kennedy

Title:	President

I.  EXHIBITS

Exhibit A	List of Designated Stockholders Executing Stockholder Agreements
Exhibit B	Certificate of Merger
Exhibit C	Merger Sub/Surviving Corporation Certificate of Incorporation
Exhibit D	Merger Sub/Surviving Corporation Bylaws
Exhibit E	Employment Agreement
Exhibit F	Noncompetition Agreement
Exhibit G	Parent Securityholders Agreement
Exhibit H	Bank Commitment Letter

ANNEX B

Fairness Opinion

of
Raymond James & Associates, Inc.

[RAYMOND JAMES LOGO]

November 8, 1999

The Board of Directors

Autocam Corporation
4070 East Paris Avenue
Kentwood, MI 49512

Members of the Board of Directors:

      Raymond James & Associates (“Raymond James”) understands that Autocam Corporation (“Autocam” or the “Company”) is contemplating a transaction whereby Aurora Capital Group (“Aurora”) or an entity formed by Aurora (“Titan Acquisition Corporation” or “Merger Sub”) will be merged with and into Autocam in accordance with an Agreement and Plan of Merger (the “Merger Agreement”) and the separate corporate existence of Merger Sub will thereupon cease, with Autocam being the surviving corporation in the merger (the “Transaction”). At the effective time of the merger, each share of Autocam Common Stock issued and outstanding immediately prior to the effective time of the merger (other than shares of Autocam Common Stock which are owned by certain affiliates of Autocam, which shares will be exchanged for preferred and common stock of Titan Holdings, Inc.) will be cancelled and extinguished and converted automatically into the right to receive $18.75 net in cash (“Merger Consideration”), and Autocam will become a wholly owned subsidiary of Titan Holdings, Inc.

      You have requested our opinion as to whether the Merger Consideration to be received by the holders of Autocam Common Stock in the Transaction (other than the affiliates of Autocam who will receive preferred and common stock of Titan Holdings, Inc.) is fair to such holders from a financial point of view.

      Raymond James is an investment banking firm of recognized standing. As part of our investment banking services, we are regularly engaged in the valuation of corporate entities in connection with public offerings, valuations and merger and acquisition transactions. Our research analysts publish regular reports on individual automotive supplier companies. Our firm makes principal markets in various automotive industry supplier stocks, and we (or our predecessor firms) have managed public offerings for automotive supplier companies.

      In connection with our review of the proposed Transaction and the preparation of our opinion herein, we have, among other things:

I.	Reviewed Autocam’s Annual Reports to Shareholders, Annual Reports on Form 10-K and related financial information for the fiscal years ending June 30, 1997, 1998, and 1999 and Autocam’s Quarterly Reports on Form 10-Q for the fiscal quarters ending September 30, 1998, December 31, 1998 and March 31, 1999.

II.	Reviewed certain publicly available information with respect to historical market prices and trading activities for Autocam’s Common Stock and for certain publicly traded automotive suppliers which Raymond James deemed relevant;

[RAYMOND JAMES LETTERHEAD]

The Board of Directors
Autocam Corporation

III.	Reviewed certain non-public, internally generated, information and historical and financial forecasts relating to the business, earnings, cashflow, assets and prospects for Autocam furnished to us by the management of Autocam;

IV.	Discussed the past and current operations and financial condition and the prospects of Autocam with members of senior management;

V.	Visited Autocam’s facilities;

VI.	Compared the financial terms of the Transaction with the financial terms of certain other transactions which we believe to be generally comparable to the Transaction;

VII.	Discussed with Autocam’s operating executives the prospects of Autocam, relating to the current and projected financial performance;

VIII.	Reviewed the proposed Merger Agreement to be entered into by Autocam and Aurora;

IX.	Discussed with Autocam’s management and advisors the legal, financial and practical ramifications of the Merger Agreement;

X.	Performed various valuation models including discounted cashflow, comparable companies, and merger and acquisition comparisons;

XI.	Compared certain financial characteristics of Autocam to other publicly held companies in the automotive supplier industry that we deemed to be relevant;

XII.	Researched current industry conditions and trends concerning the valuation of recent mergers and acquisitions;

XIII.	Reviewed such other financial and industry data and performed such other analysis and took into account such other matters as we deemed necessary.

      In preparing our opinion, we have relied on and assumed the accuracy and completeness of all financial and other information supplied or otherwise made available to Raymond James by Autocam. We have not assumed any responsibility for independent verification of such information or any independent appraisal of Autocam’s assets or liabilities (contingent or otherwise). With respect to the financial forecasts, estimates, projections or other information furnished to us by Autocam, we have assumed, without any further independent investigations and analysis, that they have been reasonably prepared in good faith and reflect the best currently available estimates and judgment of Autocam’s management as to the expected future financial performance of Autocam, and we have relied upon Autocam to advise us promptly if any information previously provided became inaccurate or was required to be updated during the period of our review. In addition, we have assumed the Transaction will be consummated substantially in accordance with the terms set forth in the Merger Agreement.

      In our analyses, we have made numerous assumptions with respect to industry performance, business and economic conditions, and other matters, many of which are beyond the control of Autocam. Any estimates contained in our analyses are not necessarily indicative of future results or value, which may be significantly more or less favorable than such estimates. Estimates of values of companies do not purport to be appraisals or to necessarily reflect the prices at which companies or their securities actually may be sold. No company or transaction utilized in our analyses was identical to Autocam or the Merger Agreement. Accordingly, such analyses are not based solely on arithmetic calculations; rather, they involve complex considerations and judgments concerning differences in financial and operating characteristics of the relevant companies, the

[RAYMOND JAMES LOGO]

The Board of Directors
Autocam Corporation

timing of the relevant transactions and prospective buyer interests, as well as other factors that could affect the public trading markets of Autocam or companies to which it is being compared. None of the analyses performed by us was assigned a greater significance than any other.

      It should be noted that this opinion is based on economic and market conditions and other circumstances existing on, and information made available as of, the date hereof. In addition, our opinion is, in any event, limited to the fairness, from a financial point of view, of the cash consideration being offered to Autocam’s shareholders pursuant to the Merger Agreement and does not address Autocam’s underlying business decision to effect the merger, the structure or tax consequences of the Merger Agreement, the fairness of the consideration (other than cash) to be received by certain affiliates of Autocam in the Transaction, other terms of the Merger Agreement, or the availability or advisability of any alternatives to the Transaction.

      Raymond James has been engaged to render financial advisory services to Autocam in connection with the proposed Transaction and will receive a fee for such services, a portion of which fee is contingent upon consummation of the Merger. Raymond James will also receive a fee upon execution of the Merger Agreement. In addition, Autocam has agreed to indemnify us against certain liabilities arising out of our engagement. In the ordinary course of our business, we may actively trade securities of Autocam for our own account and for the accounts of customers and, accordingly, we may at any time hold a long or short position in such securities.

      Our opinion is directed to the Board of Directors of Autocam and does not constitute a recommendation to any shareholders of Autocam regarding the proposed Merger. Furthermore, this letter should not be construed as creating any fiduciary duty on the part of Raymond James to any such party. This opinion is not to be quoted or referred to, in whole or in part, without our prior written consent, which will not be unreasonably withheld. We have consented to the inclusion of this letter in the proxy statement filed by Autocam with the Securities and Exchange Commission.

      On the basis of, and subject to, the foregoing, we are of the opinion that, as of the date hereof, the cash consideration to be received by holders of Autocam Common Stock in the Transaction (other than the affiliates of Autocam who will receive preferred and common stock of Titan Holdings, Inc.) is fair, from a financial point of view to such holders.

Respectfully submitted,

Raymond James & Associates, Inc.

[RAYMOND JAMES LOGO]

ANNEX C

DISSENTERS’ RIGHTS

Sections 761 through 774 of the Michigan Business Corporation Act

      Section 761. Definitions. As used in sections 762 to 774:

      (a)  “Beneficial shareholder” means the person who is a beneficial owner of shares held by a nominee as the record shareholder.

      (b)  “Corporation” means the issuer of the shares held by a dissenter before the corporate action, or the surviving corporation by merger of that issuer.

      (c)  “Dissenter” means a shareholder who is entitled to dissent from corporate action under section 762 and who exercises that right when and in the manner required by sections 764 through 772.

      (d)  “Fair value,” with respect to a dissenter’s shares, means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable.

      (e)  “Interest” means interest from the effective date of the corporate action until the date of payment, at the average rate currently paid by the corporation on its principal bank loans or, if none, at a rate that is fair and equitable under all the circumstances.

      (f)  “Record shareholder” means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation.

      (g)  “Shareholder” means the record or beneficial shareholder.

      Sec. 762. Right of shareholder to dissent and obtain payment for shares.

      (1)  A shareholder is entitled to dissent from, and obtain payment of the fair value of his or her shares in the event of, any of the following corporate actions:

      (a)  Consummation of a plan of merger to which the corporation is a party if shareholder approval is required for the merger by section 703a or 736(5) or the articles of incorporation and the shareholder is entitled to vote on the merger, or the corporation is a subsidiary that is merged with its parent under section 711.

      (b)  Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, if the shareholder is entitled to vote on the plan.

      (c)  Consummation of a sale or exchange of all, or substantially all, of the property of the corporation other than in the usual and regular course of business, if the shareholder is entitled to vote on the sale or exchange, including a sale in dissolution but not including a sale pursuant to court order.

      (d)  An amendment of the articles of incorporation giving rise to a right to dissent pursuant to section 621.

      (e)  A transaction giving rise to a right to dissent pursuant to section 754.

      (f)  Any corporate action taken pursuant to a shareholder vote to the extent the articles of incorporation, bylaws, or a resolution of the board provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.

      (g)  The approval of a control share acquisition giving rise to a right to dissent pursuant to section 799.

      (2)  Unless otherwise provided in the articles of incorporation, bylaws, or a resolution of the board, a shareholder may not dissent from any of the following:

      (a)  Any corporate action set forth in subsection (1)(a) to (e) as to shares that are listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the national association of securities dealers, on the record date fixed to vote on the corporate action or on the date the resolution of the parent corporation’s board is adopted in the case of a merger under section 711 not requiring shareholder vote under section 713.

      (b)  A transaction described in subsection (1)(a) in which shareholders receive cash or shares that satisfy the requirements of subdivision (a) on the effective date of the merger or any combination thereof.

      (c)  A transaction described in subsection (1)(b) in which shareholders receive cash or shares that satisfy the requirements of subdivision (a) on the effective date of the share exchange or any combination thereof.

      (d)  A transaction described in subsection (1)(c) that is conducted pursuant to a plan of dissolution providing for distribution of substantially all of the corporation’s net assets to shareholders in accordance with their respective interests within 1 year after the date of closing of the transaction, where the transaction is for cash or shares that satisfy the requirements of subdivision (a) on the date of closing or any combination thereof.

      (3)  A shareholder entitled to dissent and obtain payment for his or her shares pursuant to subsection (1)(a) to (e) may not challenge the corporate action creating his or her entitlement unless the action is unlawful or fraudulent with respect to the shareholder or the corporation.

      (4)  A shareholder who exercises his or her right to dissent and seek payment for his or her shares pursuant to subsection (1)(f) may not challenge the corporate action creating his or her entitlement unless the action is unlawful or fraudulent with respect to the shareholder or the corporation.

      Sec. 763. Rights of partial dissenter; assertion of dissenters’ rights by beneficial shareholder.

      (1)  A record shareholder may assert dissenters’ rights as to fewer than all the shares registered in his or her name only if he or she dissents with respect to all shares beneficially owned by any 1 person and notifies the corporation in writing of the name and address of each person on whose behalf he or she asserts dissenters’ rights. The rights of a partial dissenter under this subsection are determined as if the shares as to which he or she dissents and his or her other shares were registered in the names of different shareholders.

      (2)  A beneficial shareholder may assert dissenters’ rights as to shares held on his or her behalf only if all of the following apply:

      (a)  He or she submits to the corporation the record shareholder’s written consent to the dissent not later than the time the beneficial shareholder asserts dissenters’ rights.

      (b)  He or she does so with respect to all shares of which he or she is the beneficial shareholder or over which he or she has power to direct the vote.

      Sec. 764. Corporate action creating dissenters’ rights; vote of shareholders; notice.

      (1)  If proposed corporate action creating dissenters’ rights under section 762 is submitted to a vote at a shareholders’ meeting, the meeting notice must state that shareholders are or may be entitled to assert dissenters’ rights under this act and shall be accompanied by a copy of sections 761 to 774.

      (2)  If corporate action creating dissenters’ rights under section 762 is taken without a vote of shareholders, the corporation shall notify in writing all shareholders entitled to assert dissenters’ rights that the action was taken and send them the dissenters’ notice described in section 766. A shareholder who consents to the corporate action is not entitled to assert dissenters’ rights.

      Sec. 765. Notice of intent to demand payment for shares.

      (1)  If proposed corporate action creating dissenters’ rights under section 762 is submitted to a vote at a shareholders’ meeting, a shareholder who wishes to assert dissenters’ rights must deliver to the corporation before the vote is taken written notice of his or her intent to demand payment for his or her shares if the proposed action is effectuated and must not vote his or her shares in favor of the proposed action.

      (2)  A shareholder who does not satisfy the requirements of subsection (1) is not entitled to payment for his or her shares under this act.

      Sec. 766. Dissenters’ notice; delivery to shareholders’ contents.

      (1)  If proposed corporate action creating dissenters’ rights under section 762 is authorized at a shareholders’ meeting, the corporation shall deliver a written dissenters’ notice to all shareholders who satisfied the requirements of section 765.

      (2)  The dissenters’ notice must be sent no later than 10 days after the corporate action was taken, and must provide all of the following:

      (a)  State where the payment demand must be sent and where and when certificates for shares represented by certificates must be deposited.

      (b)  Inform holders of shares without certificates to what extent transfer of the shares will be restricted after the payment demand is received.

      (c)  Supply a form for the payment demand that includes the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action and requires that the person asserting dissenters’ rights certify whether he or she acquired beneficial ownership of the shares before the date.

      (d)  Set a date by which the corporation must receive the payment demand, which date may not be fewer than 30 nor more than 60 days after the date the subsection (1) notice is delivered.

      Sec. 767. Duties of shareholder sent dissenter’s notice; retention of rights; failure to demand payment or deposit share certificates.

      (1)  A shareholder sent a dissenter’s notice described in section 766 must demand payment, certify whether he or she acquired beneficial ownership of the shares before the date required to be set forth in the dissenters’ notice pursuant to section 766(2)(c), and deposit his or her certificates in accordance with the terms of the notice.

      (2)  The shareholder who demands payment and deposits his or her share certificates under subsection (1) retains all other rights of a shareholder until these rights are canceled or modified by the taking of the proposed corporate action.

      (3)  A shareholder who does not demand payment or deposit his or her share certificates where required, each by the date set in the dissenters’ notice, is not entitled to payment for his or her shares under this act.

      Sec. 768. Restriction on transfer of shares without certificates; retention of rights.

      (1)  The corporation may restrict the transfer of shares without certificates from the date the demand for their payment is received until the proposed corporate action is taken or the restrictions released under section 770.

      (2)  The person for whom dissenters’ rights are asserted as to shares without certificates retains all other rights of a shareholder until these rights are canceled or modified by the taking of the proposed corporate action.

      Sec. 769. Payment by corporation to dissenter; accompanying documents.

      (1)  Except as provided in section 771, within 7 days after the proposed corporate action is taken or a payment demand is received, whichever occurs later, the corporation shall pay each dissenter who complied with section 767 the amount the corporation estimates to be the fair value of his or her shares, plus accrued interest.

      (2)  The payment must be accompanied by all of the following:

      (a)  The corporation’s balance sheet as of the end of a fiscal year ending not more than 16 months before the date of payment, an income statement for that year, a statement of changes in shareholders’ equity for that year, and if available the latest interim financial statements.

      (b)  A statement of the corporation’s estimate of the fair value of the shares.

      (c)  An explanation of how the interest was calculated.

      (d)  A statement of the dissenter’s right to demand payment under section 772.

      Sec. 770. Return of deposited certificates and release of transfer restrictions; effect of corporation taking proposed action.

      (1)  If the corporation does not take the proposed action within 60 days after the date set for demanding payment and depositing share certificates, the corporation shall return the deposited certificates and release the transfer restrictions imposed on shares without certificates.

      (2)  If after returning deposited certificates and releasing transfer restrictions, the corporation takes the proposed action, it must send a new dissenters’ notice under section 766 and repeat the payment demand procedure.

      Sec. 771. Election to withhold payment from dissenter; offer to pay estimated fair value of shares, plus accrued interest; statements; explanation.

      (1)  A corporation may elect to withhold payment required by section 769 from a dissenter unless he or she was the beneficial owner of the shares before the date set forth in the dissenters’ notice pursuant to section 766(2)(c).

      (2)  To the extent the corporation elects to withhold payment under subsection (1), after taking the proposed corporate action, it shall estimate the fair value of the shares, plus accrued interest, and shall offer to pay this amount to each dissenter who shall agree to accept it in full satisfaction of his or her demand. The corporation shall send with its offer a statement of its estimate of the fair value of the shares, an explanation of how the interest was calculated, and a statement of the dissenter’s right to demand payment under section 772.

      Sec. 772. Demand for payment of dissenter’s estimate or rejection of corporation’s offer and demand for payment of fair value and interest due; waiver.

      (1) A dissenter may notify the corporation in writing of his or her own estimate of the fair value of his or her shares and amount of interest due, and demand payment of his or her estimate, less any payment under section 769, or reject the corporation’s offer under section 771 and demand payment of the fair value of his or her shares and interest due, if any 1 of the following applies:

      (a)  The dissenter believes that the amount paid under section 769 or offered under section 771 is less than the fair value of his or her shares or that the interest due is incorrectly calculated.

      (b)  The corporation fails to make payment under section 769 within 60 days after the date set for demanding payment.

      (c)  The corporation, having failed to take the proposed action, does not return the deposited certificates or release the transfer restrictions imposed on shares without certificates within 60 days after the date set for demanding payment.

      (2)  A dissenter waives his or her right to demand payment under this section unless he or she notifies the corporation of his or her demand in writing under subsection (1) within 30 days after the corporation made or offered payment for his or her shares.

      Sec. 773. Petitioning court to determine fair value of shares and accrued interest; failure of corporation to commence proceeding; venue, parties; service; jurisdiction; appraisers; discovery rights; judgment.

      (1)  If a demand for payment under section 772 remains unsettled, the corporation shall commence a proceeding within 60 days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the 60-day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

      (2)  The corporation shall commence the proceeding in the circuit court of the county in which the corporation’s principal place of business or registered office is located. If the corporation is a foreign corporation without a registered office or principal place of business in this state, it shall commence the proceeding in the county in this state where the principal place of business or registered office of the domestic corporation whose shares are to be valued was located.

      (3)  The corporation shall make all dissenters, whether or not residents of this state, whose demands remain unsettled parties to the proceeding as in an action against their shares and all parties shall be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law.

      (4)  The jurisdiction of the court in which the proceeding is commenced under subsection (2) is plenary and exclusive. The court may appoint 1 or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the powers described in the order appointing them, or in any amendment to it. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.

      (5)  Each dissenter made a party to the proceeding is entitled to judgment for the amount, if any, by which the court finds the fair value of his or her shares, plus interest, exceeds the amount paid by the corporation or for the fair value plus accrued interest, of his or her after-acquired shares for which the corporation elected to withhold payment under section 771.

      Sec. 773a. Referee; appointment; powers; compensation; duties; objections to report; application to court for action; adoption, modification, or recommitment of report; further evidence; judgment; review

      (1)  In a proceeding brought pursuant to section 773, the court may, pursuant to the agreement of the parties, appoint a referee selected by the parties and subject to the approval of the court. The referee may conduct proceedings within the state, or out-side the state by stipulation of the parties with the referee’s consent, and pursuant to the Michigan court rules. The referee shall have powers that include, but are not limited to the following:

      (a)  To hear all pretrial motions and submit proposed orders to the court. In ruling on the pretrial motion and proposed orders, the court shall consider only those documents, pleadings, and arguments that were presented to the referee.

      (b)  To require the production of evidence, including the production of all books, papers, documents, and writings applicable to the proceeding, and to permit entry upon designated land or other property in the possession or control of the corporation.

      (c)  To rule upon the admissibility of evidence pursuant to the Michigan rules of evidence.

      (d)  To place witnesses under oath and to examine witnesses.

      (e)  To provide for the taking of testimony by deposition.

      (f)  To regulate the course of the proceeding.

      (g)  To issue subpoenas, when a written request is made by any of the parties, requiring the attendance and testimony of any witness and the production of evidence including books, records, correspondence, and documents in the possession of the witness or under his or her control, at a hearing before the referee or at a deposition convened pursuant to subdivision (e). In case of a refusal to comply with a subpoena, the party on whose behalf the subpoena was issued may file a petition in the court for an order requiring compliance.

      (2)  The amount and manner of payment of the referee’s compensation shall be determined by agreement between the referee and the parties, subject to the court’s allocation of compensation between the parties at the end of the proceeding pursuant to equitable principles, notwithstanding section 774.

      (3)  The referee shall do all of the following:

      (a)  Make a record and reporter’s transcript of the proceeding.

      (b)  Prepare a report, including proposed findings of fact and conclusions of law, and a recommended judgment.

      (c)  File the report with the court, together with all original exhibits and the reporter’s transcript of the proceeding.

      (4)  Unless the court provides for a longer period, not more than 45 days after being served with notice of the filing of the report described in subsection (3), any party may serve written objections to the report upon the other party. Application to the court for action upon the report and objections to the report shall be made by motion upon notice. The court, after hearing, may adopt the report, may receive further evidence, may modify the report, or may recommit the report to the referee with instructions. Upon adoption of the report, judgment shall be entered in the same manner as if the action had been tried by the court and shall be subject to review in the same manner as any other judgment of the court.

      Sec. 774. Costs of appraisal proceeding.

      (1)  The court in an appraisal proceeding commenced under section 773 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment under section 772.

      (2)  The court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable in the following manner:

      (a)  Against the corporation and in favor of any or all dissenters if the court finds the corporation did not substantially comply with the requirements of sections 764 through 772.

      (b)  Against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this act.

      (3)  If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to those counsel reasonable fees paid out of the amounts awarded the dissenters who were benefited.

AUTOCAM CORPORATION

PROXY FOR SPECIAL MEETING [     ,] 2000

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

      The undersigned hereby constitutes and appoints John C. Kennedy and Warren A. Veltman and each or either of them, proxies with full power of substitution, to vote all stock of Autocam Corporation, a Michigan corporation, which the undersigned is entitled to vote at the Special Meeting of the Shareholders of the Company to held at Rembrandt’s At Bridgewater, 333 Bridge Street, N.W., Grand Rapids, Michigan 49504, on [       ], [  ] 2000, at 4:00 p.m. and at any adjournment.

TO VOTE ON THE APPROVAL AND ADOPTION OF THE AGREEMENT AND PLAN OF MERGER AMONG TITAN HOLDINGS, INC., TITAN ACQUISITION CORPORATION AND AUTOCAM CORPORATION	[ ] FOR	[ ] AGAINST	[ ] ABSTAIN
TO VOTE ON MOTIONS TO ADJOURN THE SPECIAL MEETING, IF REQUIRED, IN ORDER TO SOLICIT ADDITIONAL PROXIES	[ ] FOR	[ ] AGAINST	[ ]ABSTAIN
IF YOU SIGN AND RETURN THIS PROXY, THE SHARES REPRESENTED HEREON WILL BE VOTED IN ACCORDANCE WITH THE SPECIFICATIONS MADE HEREON. IF NOT OTHERWISE SPECIFIED, THE PROXY WILL BE VOTED FOR APPROVAL AND ADOPTION OF THE AGREEMENT AND PLAN OF MERGER AND FOR MOTIONS TO ADJOURN THE MEETING. THE PROXIES WILL VOTE IN ACCORDANCE WITH THEIR BEST JUDGMENT ON ANY OTHER MATTERS WHICH MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT THEREOF.

      (Continued and to be signed on reverse side)

      THE UNDERSIGNED HEREBY ACKNOWLEDGE RECEIPT OF THE ANNUAL Report of the Company for its fiscal year ended June 30, 1999, and Notice of Special Meeting of Shareholders and Proxy Statement dated December   , 1999.

Dated Signed:

Signature	Signature

      Please sign exactly as your name appears hereon. If stock is held jointly, each holder should sign. When signing as Attorney, executor, administrator, trustee, guardian, corporate officer or in any other capacity, please state title in full.

      PLEASE SIGN, DATE AND PROMPTLY RETURN THIS PROXY